Exhibit 4.3
CAMBIUM LEARNING, INC.
And
Certain of Its Direct and Indirect Subsidiaries
from time to time Parties Hereto,
as Borrowers
LOAN AND SECURITY AGREEMENT
Dated: February 17, 2011
$40,000,000
HARRIS N.A.,
Individually and as Agent for any Lender which is
or becomes a Party hereto
BARCLAYS BANK PLC,
Individually and as Collateral Agent
BMO CAPITAL MARKETS
and
BARCLAYS CAPITAL,
as Joint Lead Arrangers
and Joint Book Runners

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT is made as of this 17th day of February, 2011, by and among HARRIS N.A. (“Harris”) with an office at 111 West Monroe Street, Chicago, Illinois 60603, individually as a Lender and as Agent (“Agent”) for itself and any other financial institution which is or becomes a party hereto (each such financial institution, including Harris, is referred to hereinafter individually as a “Lender” and collectively as the “Lenders”), BARCLAYS BANK PLC, as Collateral Agent, the LENDERS and CAMBIUM LEARNING, INC., a Delaware corporation, with its chief executive office and principal place of business at 1800 Valley View Lane, Suite 400, Dallas, Texas 75234 (“Cambium” or “Borrower Representative”) and each Subsidiary of Cambium that is or may become a party hereto as a borrower (Cambium and each such Subsidiary, individually a “Borrower” and collectively, “Borrowers”). Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied.
SECTION 1. CREDIT FACILITY
Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders agree to make a Total Credit Facility of up to $40,000,000 (as such amount may be increased or reduced from time to time pursuant to the terms of this Agreement) available upon Borrowers’ request therefor, as follows:
1.1 Loans.
1.1.1 Revolving Credit Loans. Each Lender agrees, severally and not jointly, to make Revolving Credit Loans to Borrowers from time to time during the period from the date hereof to but not including the last day of the Term, as requested by Borrower Representative, on its own behalf and on behalf of all other Borrowers in the manner set forth in subsection 3.1.1 hereof, up to a maximum principal amount at any time outstanding equal to the lesser of (i) such Lender’s Revolving Loan Commitment minus the product of such Lender’s Revolving Loan Percentage and the LC Amount minus the product of such Lender’s Revolving Loan Percentage and Reserves, if any and (ii) the product of such Lender’s Revolving Loan Percentage and an amount equal to the Borrowing Base at such time minus the LC Amount minus Reserves, if any.
1.1.2 Use of Proceeds. The Revolving Credit Loans shall be used solely for (i) the satisfaction of existing Indebtedness of Borrowers under their senior secured credit facility and outstanding pursuant to their existing senior unsecured notes; (ii) Borrowers’ general operating capital needs in a manner consistent with the provisions of this Agreement and all applicable laws, (iii) working capital and other general corporate purposes in a manner consistent with the provisions of this Agreement and all applicable laws, (iv) to pay certain fees and expenses incurred in connection with this Agreement and/or the Senior Secured Notes Documents, and (v) other purposes permitted under this Agreement.

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1.1.3 Overadvances. Insofar as Borrower Representative, on its own behalf and on behalf of all other Borrowers, may request and Agent or Majority Lenders (as provided below) may be willing in their sole and absolute discretion to make Revolving Credit Loans to Borrowers at a time when the unpaid balance of Revolving Credit Loans plus the sum of the LC Amount plus the amount of LC Obligations that have not been reimbursed by Borrowers or funded with a Revolving Credit Loan, plus Reserves, exceeds, or would exceed with the making of any such Revolving Credit Loan, the Borrowing Base (and such Loan or Loans being herein referred to individually as an “Overadvance” and collectively, as “Overadvances”), Agent shall enter such Overadvances as debits in the Loan Account. All Overadvances shall be repaid on demand, shall be secured by the Collateral and shall bear interest as provided in this Agreement for Revolving Credit Loans generally. Any Overadvance made pursuant to the terms hereof shall be made by all Lenders ratably in accordance with their respective Revolving Loan Percentages. Overadvances in the aggregate amount of $500,000 or less may, unless an Event of Default has occurred and is continuing, be made in the sole and absolute discretion of Agent. Overadvances in an aggregate amount of more than $500,000 but less than $2,000,000 may, unless an Event of Default has occurred and is continuing, be made in the sole and absolute discretion of the Majority Lenders. Overadvances in an aggregate amount of $2,000,000 or more and Overadvances to be made after the occurrence and during the continuation of an Event of Default shall require the consent of all Lenders. The foregoing notwithstanding, in no event, unless otherwise consented to by all Lenders, (w) shall any Overadvances be outstanding for more than ninety (90) consecutive days, (x) after all outstanding Overadvances have been repaid, shall Agent or Lenders make any additional Overadvances unless ninety (90) days or more have expired since the last date on which any Overadvances were outstanding, (y) shall Overadvances be outstanding on more than ninety (90) days within any one hundred eighty day (180) period or (z) shall Agent make Revolving Credit Loans on behalf of Lenders under this subsection 1.1.2 to the extent such Revolving Credit Loans would cause a Lender’s share of the Revolving Credit Loans to exceed such Lender’s Revolving Loan Commitment minus such Lender’s Revolving Loan Percentage of the LC Amount.
1.1.4 Swingline Loans. In order to reduce the frequency of transfers of funds from Lenders to Agent for making Revolving Credit Loans and for so long as no Default or Event of Default exists, Agent shall be permitted (but not required) to make Revolving Credit Loans to Borrowers upon request by Borrowers (such Revolving Credit Loans to be designated as “Swingline Loans”) provided that the aggregate amount of Swingline Loans outstanding at any time will not (i) exceed $5,000,000; (ii) when added to the principal amount of Agent’s other Revolving Credit Loans then outstanding plus Agent’s Revolving Loan Percentage of the LC Amount, exceed Agent’s Revolving Loan Commitment; or (iii) when added to the principal amount of all other Revolving Credit Loans then outstanding plus the LC Amount, exceed the Borrowing Base minus Reserves. Within the foregoing limits, Borrowers may borrow, repay and reborrow Swingline Loans. All Swingline Loans shall be treated as Revolving Credit Loans for purposes of this Agreement, except that (a) all Swingline Loans shall be Base Rate Revolving Loans and (b) notwithstanding anything herein to the contrary (other than as set forth in the next succeeding sentence), all principal and interest paid with respect to Swingline Loans shall be for the sole account of Agent in its capacity as the lender of Swingline Loans. Notwithstanding the foregoing, not more than 2 Business Days after (1) Lenders receive notice from Agent that a Swingline Loan has been advanced in respect of a drawing under a Letter of Credit or LC Guaranty or (2) in any other circumstance, demand is made by Agent during the continuance of an Event of Default, each Lender shall irrevocably and unconditionally purchase and receive from Agent, without recourse or warranty from Agent, an undivided interest and participation in each Swingline Loan to the extent of such Lender’s Revolving Loan Percentage thereof, by paying to Agent, in same day funds, an amount equal to such Lender’s Revolving Loan Percentage of such Swingline Loan.

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1.1.5 Agent Loans. Upon the occurrence and during the continuance of an Event of Default, Agent, in its sole discretion, may make Revolving Credit Loans on behalf of Lenders, in an aggregate amount not to exceed, when aggregated with the amount of all existing Overadvances, $4,000,000, if Agent, in its reasonable business judgment, deems that such Revolving Credit Loans are necessary or desirable (i) to protect all or any portion of the Collateral, (ii) to enhance the likelihood, or maximize the amount of, repayment of the Loans and the other Obligations, or (iii) to pay any other amount chargeable to Borrowers pursuant to this Agreement, including without limitation costs, fees and expenses as described in Sections 2.8 and 2.9 (hereinafter, “Agent Loans”); provided, that in no event shall (a) the maximum principal amount of the Revolving Credit Loans exceed the aggregate Revolving Loan Commitments and (b) Majority Lenders may at any time revoke Agent’s authorization to make Agent Loans. Any such revocation must be in writing and shall become effective prospectively upon Agent’s receipt thereof. Each Lender shall be obligated to advance its Revolving Loan Percentage of each Agent Loan. If Agent Loans are made pursuant to the preceding sentence, then (a) the Borrowing Base shall be deemed increased by the amount of such permitted Agent Loans, but only for so long as Agent allows such Agent Loans to be outstanding, and (b) all Lenders that have committed to make Revolving Credit Loans shall be bound to make, or permit to remain outstanding, such Agent Loans based upon their Revolving Loan Percentages in accordance with the terms of this Agreement.
1.2 Letters of Credit; LC Guaranties. Issuing Bank agrees, and if requested by Borrower Representative, on its own behalf and on behalf of all other Borrowers, to (i) issue its, or cause to be issued by it or an Affiliate of Issuing Bank, on the date requested by Borrower Representative, on its own behalf and on behalf of all other Borrowers, Letters of Credit for the account of Borrowers or (ii) execute LC Guaranties by which Issuing Bank, or another Affiliate of Issuing Bank, on the date requested by Borrower Representative, on its own behalf and on behalf of all other Borrowers, shall guaranty the payment or performance by Borrowers of their reimbursement obligations with respect to letters of credit; provided that the LC Amount shall not exceed $5,000,000 at any time. No Letter of Credit or LC Guaranty may have an expiration date after the earlier of (x) the date which is 30 days prior to the last day of the Term unless the Letter of Credit or LC Guaranty is cash collateralized in accordance with subsection 4.2.2 or (y) one year after the issuance date thereof. Notwithstanding anything to the contrary contained herein, Borrowers, Agent and Lenders hereby agree that all LC Obligations and all obligations of Borrowers relating thereto shall be satisfied by the prompt issuance of one or more Revolving Credit Loans that are Base Rate Revolving Loans, which Borrowers hereby acknowledge are requested and Lenders hereby agree to fund. In the event that Revolving Credit Loans are not, for any reason, promptly made to satisfy all then existing LC Obligations, each Lender hereby agrees to pay to Agent, on demand, an amount equal to such LC Obligations multiplied by such Lender’s Revolving Loan Percentage, and until so paid, such amount shall be secured by the Collateral and shall bear interest and be payable at the same rate and in the same manner as Base Rate Revolving Loans. Immediately upon the issuance of a Letter of Credit or an LC Guaranty under this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Issuing Bank, without recourse or warranty, an undivided interest and participation therein equal to such LC Obligations multiplied by such Lender’s Revolving Loan Percentage. Letters of Credit issued by Barclays Bank PLC pursuant to Borrowers’ existing senior secured revolving credit facility which is to be terminated and refinanced in connection with the consummation of the transactions contemplated by this Agreement shall continue to remain outstanding and shall be deemed Letters of Credit issued pursuant to this Section 1.2.

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1.3 Incremental Extensions of Credit. Subject to the terms and conditions set forth herein after the Closing Date, Borrowers may at any time and from time to time, request, upon thirty (30) days’ written notice to Agent, to add additional Revolving Loan Commitments hereunder (the “Incremental Revolving Loan Commitments”) in minimum principal amounts of $5,000,000 up to a maximum aggregate amount of $20,000,000 so long as immediately prior to, and after giving effect to, any Incremental Revolving Loan Commitments, no Default or Event of Default has occurred and is continuing of shall result therefrom. Any additional bank, financial institution, existing Lender or other Person that elects to extend commitments to provide Incremental Revolving Loan Commitments shall be reasonably satisfactory to Borrowers and Agent (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and shall become a Lender under this Agreement, pursuant to an amendment or joinder agreement (an “Incremental Facility Joinder”) to this Agreement in form and substance reasonably satisfactory to the Agent, giving effect to the modifications permitted by this Section 1.3, and, as appropriate, the other Loan Documents, executed by Borrowers, each existing Lender agreeing to provide a commitment in respect of the Incremental Revolving Loan Commitments, if any, each Additional Lender, if any, and Agent. It is understood and agreed that no Lender shall have an obligation to provide the Incremental Revolving Loan Commitments. An Incremental Facility Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be reasonably necessary or appropriate, in the opinion of Agent, to effect the provisions of this Section 1.3. The effectiveness of any Incremental Facility Joinder shall be subject to the receipt on the date thereof by Agent of such legal opinions, board resolutions and other closing documents and certificates reasonably requested by Agent and consistent with those delivered on the Closing Date.
SECTION 2. INTEREST, FEES AND CHARGES
2.1 Interest.
2.1.1 Rates of Interest. Interest shall accrue on the principal amount of the Base Rate Loans outstanding at the end of each day at a fluctuating rate per annum equal to the Applicable Margin then in effect plus the Base Rate. Said rate of interest shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that any such change in the Base Rate occurs. If Borrower Representative, on its own behalf and on behalf of all other Borrowers, exercises the LIBOR Option as provided in Section 3.1, interest shall accrue on the principal amount of the LIBOR Loans outstanding at the end of each day at a rate per annum equal to the Applicable Margin then in effect plus the LIBOR Lending Rate applicable to each LIBOR Loan for the corresponding Interest Period.
2.1.2 Default Rate of Interest. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the Obligations may, in the sole discretion of Agent or Majority Lenders, bear interest or earn the Letter of Credit fees set forth in Section 2.4(i) at a per annum rate equal to 2% plus the rate otherwise applicable thereto (the “Default Rate”).

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2.1.3 Maximum Interest. In no event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Notes and charged or collected pursuant to the terms of this Agreement or pursuant to the Notes exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the “Maximum Rate”). If any provisions of this Agreement or the Notes are in contravention of any such law, such provisions shall be deemed amended to conform thereto. If at any time, the amount of interest paid hereunder is limited by the Maximum Rate, and the amount at which interest accrues hereunder is subsequently below the Maximum Rate, the rate at which interest accrues hereunder shall remain at the Maximum Rate, until such time as the aggregate interest paid hereunder equals the amount of interest that would have been paid had the Maximum Rate not applied.
2.2 Computation of Interest and Fees. Interest, Letter of Credit and LC Guaranty fees and Unused Line Fees hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days.
2.3 Fee Letter. Borrowers shall pay to Agent certain fees and other amounts in accordance with the terms of the fee letter between Borrowers and Agent (the “Fee Letter”).
2.4 Letter of Credit and LC Guaranty Fees. Borrowers shall pay to Agent or Issuing Bank:
(i) for Letters of Credit and LC Guaranties of letters of credit, for the ratable benefit of Lenders a per annum fee equal to the Applicable Margin then in effect for LIBOR Revolving Loans of the aggregate undrawn available amount of such Letters of Credit and LC Guaranties outstanding from time to time during the term of this Agreement, plus, for the benefit of Issuing Bank, all normal and customary charges associated with the issuance, processing and administration thereof, which fees and charges shall be deemed fully earned upon issuance of each such Letter of Credit or LC Guaranty or as advised by Agent or Issuing Bank. Such charges shall be due and payable on the issuance and each renewal of any such Letter of Credit or LC Guaranty or as otherwise advised by Issuing Bank. Such fees shall be due and payable quarterly in arrears on the first day of each calendar quarter hereafter. Such charges and fees shall not be subject to rebate or proration upon the termination of this Agreement for any reason; and
(ii) with respect to all Letters of Credit and LC Guaranties, for the account of Issuing Bank only, a per annum fronting fee equal to 3/8% of the aggregate face amount of such Letters of Credit and LC Guaranties outstanding from time to time during the term of this Agreement, which fronting fees shall be payable upon issuance and each renewal thereof and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

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2.5 Unused Line Fee. Borrowers shall pay to Agent, for the ratable benefit of Lenders, a fee (the “Unused Line Fee”) equal to the Applicable Margin (then in effect) per annum multiplied by the average daily amount by which the Revolving Credit Maximum Amount exceeds the sum of (i) the outstanding principal balance of the Revolving Credit Loans plus (ii) the LC Amount; provided, that for purposes of allocating the Unused Line Fee among Lenders, outstanding Swingline Loans shall not be included as part of the outstanding balance of the Loans for purposes of calculating such fees owed to Lenders other than Agent. The Unused Line Fee shall be payable quarterly in arrears on the first day of each calendar quarter hereafter.
2.6 Audit Fees. Borrowers shall pay to Agent audit fees in accordance with Agent’s current schedule of fees in effect from time to time in connection with audits of the books and records and Properties of Borrowers and their Subsidiaries and such other matters as Agent shall deem appropriate in its reasonable credit judgment, plus all reasonable out-of-pocket expenses incurred by Agent in connection with such audits; provided, that so long as no Event of Default has occurred and is continuing, (i) Borrowers shall not be liable for such audit fees incurred in connection with more than two (2) such audits during any fiscal year or three (3) such audits during any fiscal year if a Trigger Period exists; and (ii) Borrowers’ reimbursement obligations with respect to any such one audit shall not exceed $30,000, whether such audits are conducted by employees of Agent or by third parties hired by Agent. Such audit fees and out-of-pocket expenses shall be payable five (5) Business Days (or on demand if an Event of Default has occurred and is continuing) following the date of issuance by Agent of a request for payment thereof (together with reasonable supporting detail) to Borrowers. Agent may, in its discretion, provide for the payment of such amounts by making appropriate Revolving Credit Loans to Borrowers and charging Borrowers’ Loan Account therefor. Each audit shall be from an auditor reasonably satisfactory to Agent and Collateral Agent.
2.7 Reimbursement of Expenses. If, at any time or times regardless of whether or not an Event of Default then exists, unless otherwise specifically provided below, (i) Agent incurs reasonable legal or accounting expenses or any other reasonable costs or reasonable out-of-pocket expenses in connection with (1) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents, or any syndication or attempted syndication of the Obligations (including, without limitation, printing and distribution of materials to prospective Lenders and all costs associated with bank meetings, but excluding any closing fees paid to Lenders in connection therewith) or (2) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; or (ii) Agent or any Lender incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (1) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Borrower or any other Person) relating to the Collateral, this Agreement or any of the other Loan Documents or any Borrower’s, any of its Subsidiaries’ or any Guarantor’s affairs including any such costs or expenses incurred in contemplation thereof or preparation therefor; (2) if an Event of Default has occurred and is continuing, any attempt to enforce any rights of Agent or any Lender against any Borrower or any other Person which may be obligated to Agent or any Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or (3) subject to any specific limitations contained in this Agreement, any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then all such legal and

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accounting expenses, other costs and out of pocket expenses of Agent or any Lender, as applicable, shall be charged to Borrowers; provided, that Borrowers shall not be responsible for such costs and out-of-pocket expenses to the extent incurred because of the gross negligence or willful misconduct of Agent or any Lender. All amounts chargeable to Borrowers under this Section 2.7 shall be Obligations secured by all of the Collateral, shall be payable on demand to Agent or such Lender, as the case may be, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Base Rate Revolving Loans from time to time. Borrowers shall also reimburse Agent for expenses incurred by Agent in its administration of the Collateral to the extent and in the manner provided in Sections 2.8 and 2.9 hereof.
2.8 Bank Charges. Borrowers shall pay to Agent, on demand, any and all fees, costs or expenses which Agent or any Lender pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to any Borrower or any other Person on behalf of any Borrower, by Agent or any Lender, of proceeds of Loans made to Borrowers pursuant to this Agreement and (ii) the depositing for collection by Agent or any Lender of any check or item of payment received or delivered to Agent or any Lender on account of the Obligations.
2.9 Collateral Protection Expenses; Appraisals. All out-of-pocket expenses incurred in protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, and any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof shall be borne and paid by Borrowers. If Borrowers fail to promptly pay any portion thereof when due, Agent may, at its option, but shall not be required to, pay the same and charge Borrowers therefor. Additionally, from time to time, Agent may, at Borrowers’ expense, obtain appraisals from appraisers (who may be personnel of Agent), stating the then current fair market value or orderly liquidation value of the Inventory of any Borrower or any of its Subsidiaries; provided that so long as no Event of Default has occurred and is continuing, Borrowers shall not be liable for appraisal fees or costs in connection with more than one (1) such appraisal during any fiscal year or two (2) such appraisals during any fiscal year if a Trigger Period exists. Each appraisal shall be from an appraiser reasonably satisfactory to Agent and Collateral Agent.
2.10 Payment of Charges. All amounts chargeable to Borrowers under this Agreement shall be Obligations secured by all of the Collateral, shall be, unless specifically otherwise provided, payable on demand and shall bear interest from the date demand was made or such amount is due, as applicable, until paid in full at the rate applicable to Base Rate Revolving Loans from time to time.

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2.11 No Deductions.
(a) Except as provided in Section 2.11(b), any and all payments or reimbursements made hereunder shall be made free and clear of and without deduction for any and all Taxes (other than Excluded Taxes).
(b) If any Borrower or any other Loan Party shall be required by law to deduct any Taxes (other than Excluded Taxes) from or in respect of any sum payable hereunder to Agent or any Lender, then (i) such Borrower or Loan Party shall make such deduction and pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law (and provide evidence of such payment to the applicable Lender) and (ii) the sum payable hereunder shall be increased as may be necessary so that, after all required deductions are made, Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made; provided that Borrowers or other Loan Parties shall not be required to compensate Agent or any Lender pursuant to this Section 2.11 for any amounts incurred more than six months prior to the date such Agent or Lender notifies Borrower Representative of Agent’s or such Lender’s intention to claim compensation therefor; provided, further, that if the circumstances giving rise to such claim have a retroactive effect, then such six month period shall be extended to include such period of retroactive effect; provided, further, that if Borrower Representative reasonably believes that such Taxes were not correctly or legally asserted, Agent or such Lender, as the case may be, will use reasonable efforts to cooperate with Borrowers to obtain a refund of such Taxes so long as such efforts would not, in the reasonable determination of Agent or such Lender, as the case may be, result in any non-reimbursable additional costs, expenses or risks or be otherwise disadvantageous to it.
(c) Each of Agent and the Lenders agree that if it subsequently recovers, or receives a permanent net tax benefit with respect to, any amount of Taxes (other than Excluded Taxes) (i) previously paid by it and as to which it has been indemnified by or on behalf of Borrowers or another Loan Party or (ii) previously deducted by Borrowers or Loan Parties (including, without limitation, any Taxes deducted from any additional sums payable pursuant to Section 2.11(b) above), Agent or such Lender, as the case may be, shall reimburse Borrowers or Loan Parties to the extent of the amount of any such recovery or permanent net tax benefit (but only to the extent of indemnity payments made, or additional amounts paid, by or on behalf of Borrowers or other Loan Parties under this Section 2.11 with respect to the Non-Excluded Taxes giving rise to such recovery or tax benefit), together with any interest paid by the relevant Governmental Authority with respect to such recovery or tax benefit within thirty (30) Business Days of the determination that such Borrower or Loan Party is entitled to such recovery or tax benefit; provided, however, that Borrowers or Loan Parties, upon the request of Agent or such Lender, agrees to repay Agent or such Lender, as the case may be, the amount paid over to Borrowers or Loan Parties (together with any penalties, interest or other charges), in the event Agent or such Lender is required to repay such amount to the relevant Governmental Authority; provided, further, that such Borrower or Loan Party shall not be required to repay Agent or Lender an amount in excess of the amount paid over by such party to such Borrower or Loan Party pursuant to this Section 2.11(c). If Agent or Lender shall become aware that its entitled to receive a refund or credit in respect of Taxes (other than Excluded Taxes) with respect to which it has been indemnified or any Borrower or Loan Party has paid additional amounts, it shall promptly notify such Borrower or Loan Party of the availability of such refund or credit and shall, within thirty (30) days after receipt of a request for such by such Borrower or Loan Party (whether as a result of notification that it has made of such to such Borrower or Loan Party or otherwise), make a claim to such Governmental Authority for such refund or credit and contest such Taxes or liabilities if (i) any Borrower or Loan Party has agreed in writing to pay all of such Agent’s or Lender’s reasonable costs and expenses relating to such claim and

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(ii) such Agent or Lender determines, in its reasonable discretion, that it would not be materially disadvantaged as a result of such refund claim (it being understood that the mere existence of fees, charges, costs or expenses that any Borrower or Loan Party has offered to and agreed to pay on behalf of the Agent or Lender shall not be deemed to be materially disadvantageous to such Person). This paragraph shall not be construed to require an Agent or Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Borrower, Loan Party or any other Person. The agreements in this Section 2.11(c) shall survive the termination of this Agreement and the payment of all amounts payable hereunder.
(d) Agent or any Lender claiming any additional amounts payable pursuant to subsection (b) of this Section 2.11 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested by Borrower Representative or to change the jurisdiction of its applicable lending office if the making of such filing or change of jurisdiction would avoid the need for or reduce the amount of any such additional amounts that may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole reasonable determination of Agent or such Lender, as the case may be, result in any additional costs, expenses or risks or be otherwise disadvantageous to it. Each of Agent and each Lender agrees to use reasonable efforts to notify Borrower Representative as promptly as practicable upon its becoming aware that circumstances exist that would cause Borrowers or Loan Parties to become obligated to pay additional amounts to the Agent or such Lender pursuant to Section 2.11(b).
(e) If Borrowers or Loan Parties become obligated to pay additional amounts to any Lender pursuant to Section 2.11 or Section 3.8, if any Lender is unable to make LIBOR Revolving Loans, if any Lender is a Defaulting Lender or if any Lender is a Dissenting Lender, Borrower Representative may designate another Person in its reasonable discretion (such other Person being called a “Replacement Lender”) which Replacement Lender shall be acceptable to Agent to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrowers hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

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(f) To the extent permitted by applicable law, Agent or each Lender that is not a United States person within the meaning of Code section 7701(a)(30) (a “Non-US Participant”) shall deliver to Borrower Representative on or prior to the Closing Date (or in the case of a Lender that is an assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS, including an appropriate Form W-8 or W-9 for each partner, member, beneficiary or other settler of any Non-US Participant delivering a Form W-8IMY) certifying to such Agent or Lender’s entitlement to a complete exemption from, or a reduced rate in, United States withholding Tax on (i) interest payments to be made hereunder or with respect to any Loan and (ii) any fees payable to Agent or any Lender as provided in the Fee Letter. If Agent or a Lender that is a Non-US Participant is claiming a complete exemption from withholding on interest pursuant to Sections 871(h) or 881(c) of the Code, such Agent or Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to Agent and Borrower Representative (any such certificate, a “Withholding Certificate”). Each Agent or Lender, whether or not a Non-US Participant, shall provide two (2) properly completed and duly executed copies of IRS Form W-9 or W-8 (if applicable) (or any successor or other applicable form) to Borrower Representative certifying that such Agent or such Lender is exempt from United States backup withholding Tax.
(g) Borrowers and Loan Parties shall not be required to pay additional amounts to Agent or any Lender, or indemnify Agent or any Lender, under this Section 2.11 to the extent that such obligations would not have arisen but for the failure of Agent or such Lender to comply with this Section 2.11.
(h) If Agent or any Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to legally submit to Borrower Representative any form or certificate that such Agent or Lender is legally obligated to submit pursuant to subsection (f) of this Section 2.11 or that such Agent or such Lender is legally required to withdraw or cancel any such form or certificate previously submitted, such Agent or such Lender shall promptly notify Borrower Representative of such fact and such Agent or such Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable. Each Agent or Lender which delivers a valid form or certificate under subsection (f) of this Section 2.11 further undertakes to deliver to Borrower Representative two additional copies of such form or certificate (or a successor form) on or before the date that such form or certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form or certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrower Representative.
(i) If any of the forms or other documentation required under this subsection are not delivered to Borrower Representative as required after Borrower Representative has issued a written request for such forms, then Borrowers may withhold from any interest payment to such Agent or such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding Tax.
(j) If Agent or any Lender is entitled to a reduction in (and not a complete exemption from) the applicable withholding Tax, Borrowers may withhold from any interest payment to such Agent or such Lender an amount equivalent to the applicable withholding Tax after taking into account such reduction.

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SECTION 3. LOAN ADMINISTRATION
3.1 Manner of Borrowing Revolving Credit Loans/LIBOR Option. Borrowings under the credit facility established pursuant to Section 1 hereof shall be as follows:
3.1.1 Loan Requests; Revolving Credit Loans. A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (a) Borrower Representative, on its own behalf and on behalf of all other Borrowers, may give Agent notice of its intention to borrow, in which notice Borrower Representative shall specify the amount of the proposed borrowing of a Revolving Credit Loan and the proposed borrowing date, which shall be a Business Day, no later than 12:00 p.m. (Chicago time) on the proposed borrowing date (or in accordance with subsection 3.1.7, 3.1.8 or 3.1.9, as applicable, in the case of a request for a LIBOR Loan); and (b) the failure by Borrowers to pay when due any amount required to be paid under this Agreement, or the Notes, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount required to pay such interest or other Obligation.
3.1.2 Disbursement. Borrowers hereby irrevocably authorize Agent to disburse the proceeds of each Loan requested, or deemed to be requested, pursuant to subsection 3.1.1 as follows: (i) the proceeds of each Revolving Credit Loan requested under subsection 3.1.1(a) shall be disbursed by Agent in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower Representative, on its own behalf and on behalf of all other Borrowers, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrowers and Agent from time to time or elsewhere if pursuant to a written direction from Borrowers; and (ii) the proceeds of each Revolving Credit Loan deemed requested under subsection 3.1.1(b) shall be disbursed by Agent by way of direct payment of the relevant interest or other Obligation. If at any time any Loan is funded by Agent or Lenders in excess of the amount requested or deemed requested by Borrowers, Borrowers agree to repay the excess to Agent immediately upon the earlier to occur of (a) any Borrower’s discovery of the error and (b) notice thereof to Borrowers from Agent or any Lender.
3.1.3 Payment by Lenders. Agent shall give to each Lender prompt written notice by facsimile, telex or cable of the receipt by Agent from Borrower Representative of any request for a Revolving Credit Loan. Each such notice shall specify the requested date and amount of such Revolving Credit Loan, whether such Revolving Credit Loan shall be subject to the LIBOR Option, and the amount of each Lender’s advance thereunder (in accordance with its applicable Revolving Loan Percentage. Each Lender shall, not later than 12:00 p.m. (Chicago time) on such requested date, wire to a bank designated by Agent the amount of that Lender’s Revolving Loan Percentage of the requested Revolving Credit Loan. The failure of any Lender to make the Revolving Credit Loans to be made by it shall not release any other Lender of its obligations hereunder to make its Revolving Credit Loan. Neither Agent nor any other Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender. The foregoing notwithstanding, Agent, in its sole discretion, may from its own funds make a Revolving Credit Loan on behalf of any Lender. In such event, the Lender on behalf of whom Agent made the Revolving Credit Loan shall reimburse Agent for the amount of such Revolving Credit Loan made on its behalf, on a weekly (or more frequent, as determined by Agent in its sole discretion) basis. On each such settlement date, Agent will pay to each Lender the net amount owing to such Lender in connection with such settlement, including without limitation amounts relating to Loans, fees, interest and other amounts payable hereunder. The entire amount of interest attributable to such Revolving Credit Loan for the period from the date on which such Revolving Credit Loan was made by Agent on such Lender’s behalf until Agent is reimbursed by such Lender, shall be paid to Agent for its own account.

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3.1.4 Authorization. Borrowers hereby irrevocably authorize Agent, in Agent’s sole discretion, to advance to Borrowers, and to charge to Borrowers’ Loan Account hereunder as a Revolving Credit Loan (which shall be a Base Rate Revolving Loan), a sum sufficient to pay all interest accrued on the Obligations upon Borrowers’ failure to pay when due and to pay all fees, costs and expenses and other Obligations at any time owed by any Borrower to Agent or any Lender hereunder.
3.1.5 Letter of Credit and LC Guaranty Requests. A request for a Letter of Credit or LC Guaranty shall be made in the following manner: Borrower Representative, on its own behalf and on behalf of all other Borrowers, may give Agent and Issuing Bank a written notice of its request for the issuance of a Letter of Credit or LC Guaranty, not later than 11:00 a.m. (Chicago, Illinois time), one Business Day before the proposed issuance date thereof, in which notice Borrower Representative shall specify the issuance date and format and wording for the Letter of Credit or LC Guaranty being requested (which shall be satisfactory to Agent and the Person being asked to issue such Letter of Credit or LC Guaranty). Such request shall be accompanied by an executed application and reimbursement agreement in form and substance satisfactory to Agent and the Person being asked to issue the Letter of Credit or LC Guaranty, as well as any required resolutions and other documents.
3.1.6 Method of Making Requests. As an accommodation to Borrowers, unless a Default or an Event of Default is then in existence, (i) Agent shall permit telephonic or electronic requests for Revolving Credit Loans to Agent, (ii) Agent and Bank may, in their discretion, permit electronic transmittal of requests for Letters of Credit and LC Guaranties to them, and (iii) Agent may, in Agent’s discretion, permit electronic transmittal of instructions, authorizations, agreements or reports to Agent. Unless Borrower Representative, on its own behalf and on behalf of all other Borrowers specifically directs Agent or Bank in writing not to accept or act upon telephonic or electronic communications from any Borrower, neither Agent nor Bank shall have any liability to Borrowers for any loss or damage suffered by any Borrower as a result of Agent’s or Bank’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent or Bank by any Borrower, and neither Agent nor Bank shall have any duty to verify the origin of any such communication or the authority of the Person sending it; provided that the foregoing shall not apply to liability resulting from the gross negligence or willful misconduct of Agent or Bank, as applicable, in either case as determined by a final non-appealable judgment of a court of competent jurisdiction. Each telephonic request for a Revolving Credit Loan, Letter of Credit or LC Guaranty accepted by Agent and Bank, if applicable, hereunder shall be promptly followed by a written confirmation of such request from Borrower Representative to Agent and Bank, if applicable.

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3.1.7 LIBOR Loan Request. By delivering a borrowing request to Agent on or before 11:00 a.m., Chicago time, on a Business Day, Borrower Representative, on its own behalf and on behalf of each other Borrower, may from time to time irrevocably request, on not less than three nor more than five Business Days’ notice, that a LIBOR Loan be made in a minimum amount of $500,000 and integral multiples of $100,000, with an Interest Period of one, two, three or six months. On the terms and subject to the conditions of this Agreement, each LIBOR Loan shall be made available to Borrowers no later than 12:00 p.m. Chicago time on the first day of the applicable Interest Period by deposit to the account of the applicable Borrower as shall have been specified in its borrowing request. In no event shall Borrowers be permitted to have outstanding at any one time LIBOR Loans with more than six (6) different Interest Periods.
3.1.8 Continuation and Conversion Elections. By delivering a continuation/ conversion notice to Agent on or before 11:00 a.m., Chicago time, on a Business Day, Borrower Representative, on its own behalf and on behalf of each other Borrower, may from time to time irrevocably elect, on not less than three nor more than five Business Days’ notice, that all, or any portion in an aggregate minimum amount of $500,000 and integral multiples of $100,000, of any LIBOR Loan be converted on the last day of an Interest Period into a LIBOR Loan with a different Interest Period, or continued on the last day of an Interest Period as a LIBOR Loan with a similar Interest Period, provided, however, that no portion of the outstanding principal amount of any LIBOR Loans may be converted to, or continued as, LIBOR Loans when any Event of Default has occurred and is continuing. If any Event of Default has occurred and is continuing (if Agent or Majority Lenders does or do not otherwise elect to exercise any right to accelerate the Loans it is granted hereunder), or in the absence of delivery of a continuation/conversion notice with respect to any LIBOR Loan at least three Business Days before the last day of the then current Interest Period with respect thereto, each maturing LIBOR Loan shall automatically be continued as a Base Rate Loan.
3.1.9 Voluntary Prepayment of LIBOR Loans. LIBOR Loans may be prepaid upon the terms and conditions set forth herein. For LIBOR Loans in connection with which Borrowers have or may incur Derivative Obligations, additional obligations may be associated with prepayment, in accordance with the terms and conditions of the applicable underlying agreements relating to said Derivative Obligations. Borrower Representative, on its own behalf and on behalf of each other Borrower, shall give Agent, no later than 10:00 a.m., Chicago time, at least three (3) Business Days notice of any proposed prepayment of any LIBOR Loan, specifying the proposed date of payment of such LIBOR Loan, and the principal amount to be paid. Each partial prepayment of the principal amount of LIBOR Loans shall be in an integral multiple of $500,000 and integral multiples of $100,000 and accompanied by the payment of all charges outstanding on such LIBOR Loans and of all accrued interest on the principal repaid to the date of payment. Borrowers acknowledge that prepayment or acceleration of a LIBOR Loan during an Interest Period may result in Lenders incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, all full or partial prepayments of LIBOR Loans shall be accompanied by, and Borrowers hereby promise to pay, on each date a LIBOR Loan is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise, in addition to all other sums then owing, an amount (“LIBOR Loan Prepayment Fee”) determined by Agent pursuant to the following formula:
(a) the then current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the end of the Interest Period as to which prepayment is made, subtracted from
(b) the LIBOR Lending Rate plus the Applicable Margin applicable to the LIBOR Loan being prepaid.

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If the result of this calculation is zero or a negative number, then there shall be no LIBOR Loan Prepayment Fee. If the result of this calculation is a positive number, then the resulting percentage shall be multiplied by:
(a) the amount of the LIBOR Loan being prepaid.
The resulting amount shall be divided by:
(b) 360
and multiplied by:
(c) the number of days remaining in the Interest Period as to which the prepayment is being made.
Said amount shall be reduced to present value calculated by using the referenced United States Treasury securities rate and the number of days remaining on the Interest Period for the LIBOR Loan being prepaid.
The resulting amount of these calculations shall be the LIBOR Loan Prepayment Fee.
3.2 Payments. The Obligations shall be payable as follows or as provided in any of the Loan Documents issued or made by Borrowers (provided that in the event of any conflict, the provisions of this Agreement shall control):
3.2.1 Principal; Revolving Credit Loans. Principal on account of Revolving Credit Loans shall be payable by Borrowers to Agent for the ratable benefit of Lenders immediately upon the earliest of (i) if a Trigger Period has occurred and is continuing, the receipt by Agent or any Borrower of any proceeds of any of the Collateral (except as otherwise provided herein), including without limitation pursuant to subsections 3.3.1 and 6.2.4, to the extent of said proceeds, subject to Borrowers’ rights to reborrow such amounts in compliance with subsection 1.1.1 hereof; (ii) the occurrence and continuance of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations, or (iii) termination of this Agreement pursuant to Section 4 hereof; provided, however, that, if an Overadvance shall exist at any time, Borrowers shall, on demand, repay the Overadvance. Each payment (including principal prepayment) by Borrowers on account of principal of the Revolving Credit Loans shall be applied first to Base Rate Revolving Loans and then to LIBOR Revolving Loans.
3.2.2 Interest Provisions. Interest on the outstanding principal amount of any Loan shall be payable on each Interest Payment Date.

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3.2.3 Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrowers to Agent, as and when provided in Section 2 or Section 3 hereof, as applicable to Agent or a Lender, as applicable, or to any other Person designated by Agent or such Lender in writing.
3.2.4 Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrowers to Agent for distribution to Lenders, as appropriate, as and when provided in this Agreement, the Other Agreements or the Security Documents, or on demand, whichever is later.
3.2.5 LIBOR Loans. If the application of any payment made in accordance with the provisions of this Section 3.2 at a time when no Event of Default has occurred and is continuing would result in termination of a LIBOR Loan prior to the last day of the Interest Period for such LIBOR Loan, the amount of such prepayment shall not be applied to such LIBOR Loan, but will, at Borrowers’ option, be held by Agent in a non-interest-bearing account at Bank, which account is in the name of Agent and from which account only Agent can make any withdrawal, in each case to be applied as such amount would otherwise have been applied under this Section 3.2 at the earlier to occur of (i) the last day of the relevant Interest Period or (ii) the occurrence of an Event of Default.
3.3 Mandatory and Optional Prepayments.
3.3.1 Proceeds of Sale, Loss, Destruction or Condemnation of Collateral. If, during a Trigger Period any Borrower or any of its Subsidiaries sells any of the ABL Priority Collateral or if any of the ABL Priority Collateral is lost or destroyed or taken by condemnation, Borrowers shall, unless otherwise agreed by Majority Lenders, pay to Agent for the ratable benefit of Lenders as and when received by any Borrower or such Subsidiary and as a mandatory prepayment of the Loans, as herein provided, a sum equal to the proceeds (including insurance payments but net of costs and taxes incurred in connection with such sale or event) received by Borrowers or such Subsidiary from such sale, loss, destruction or condemnation. Any prepayment pursuant to this subsection shall be applied to reduce the outstanding principal balance of the Revolving Credit Loans, but shall not permanently reduce the Revolving Loan Commitments.
3.3.2 Optional Reductions of Revolving Loan Commitments. Borrowers may, at their option from time to time upon not less than 3 Business Days’ prior written notice to Agent, terminate in whole or permanently reduce ratably in part, the unused portion of the Revolving Loan Commitments, provided, however, that each such partial reduction shall be in an amount of $1,000,000 or integral multiples of $1,000,000 in excess thereof. Except for charges under subsection 3.1.9 applicable to prepayments of LIBOR Revolving Loans, such prepayments shall be without premium or penalty.

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3.3.3 Optional Prepayments. If a Trigger Period is not in effect or if a Trigger is in effect but the source of repayment is not proceeds of ABL Priority Collateral, Borrowers may, at their option from time to time upon written notice to Agent delivered on or prior to 2:00 p.m. Chicago time on the date of payment (which shall be a Business Day), make principal payments of outstanding Revolving Credit Loans; provided that any such payment shall be in a minimum amount of $2,000,000 or integral multiples of $500,000 in excess thereof. Except for charges under subsection 3.1.9 applicable to prepayments of LIBOR Loans, such prepayments shall be without premium or penalty.
3.4 Application of Payments and Collections.
3.4.1 Collections. All items of payment received by Agent by 2:00 p.m., Chicago time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 2:00 p.m., Chicago time, on any Business Day shall, in Agent’s discretion, be deemed received on the following Business Day. If as the result of collections of Accounts as authorized by subsection 6.2.4 hereof or otherwise, a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrowers but shall be disbursed to Borrowers or otherwise at Borrower Representative’s direction in the manner set forth in subsection 3.1.2, upon Borrower Representative’s request at any time, so long as no Default or Event of Default then exists. Agent may at its option, offset such credit balance against any of the Obligations upon and during the continuance of an Event of Default.
3.4.2 Apportionment, Application and Reversal of Payments. Principal and interest payments shall be apportioned ratably among Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each Lender). Prior to the occurrence and continuance of an Event of Default and the resultant declaration that all Obligations are immediately due and payable, all proceeds of Collateral shall be applied by Agent against the outstanding Obligations as otherwise provided in the Agreement. Anything contained herein or in any other Loan Document to the contrary notwithstanding, all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by Agent or any Lender after the occurrence and during the continuance of an Event of Default and the resultant declaration that all Obligations are immediately due and payable shall be remitted to Agent and distributed as follows:
(i) first, to the payment of any outstanding costs and expenses incurred by Agent in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, and in protecting, preserving or enforcing rights under this Agreement or any of the other Loan Documents, and payable by Borrowers under this Agreement, including, without limitation, under Sections 2.7 and 12.2 hereof (such funds to be retained by Agent for its own account unless it has previously been reimbursed for such costs and expenses by Lenders, in which event such amounts shall be remitted to Lenders to reimburse them for payments theretofore made to Agent);
(ii) second, to the payment of any outstanding interest or fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

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(iii) third, to the payment of the principal balance of the Swingline Loans and Agent Loans;
(iv) fourth, to the payment of principal on the Revolving Credit Loans, unpaid reimbursement obligations in respect of Letters of Credit and LC Guaranties, together with amounts to be held by Agent as collateral security for any outstanding Letters of Credit and LC Guaranties pursuant to subsection 10.3.5 hereof, amounts owing with respect to Derivative Obligations, the aggregate amount paid to, or held as collateral security for, Lenders (and their Affiliates, as applicable in the case of Derivative Obligations) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;
(v) fifth, to the payment of all other unpaid Obligations (including, without limitation, Product Obligations, other than Derivative Obligations) and all other indebtedness, obligations, and liabilities of Borrowers and any Guarantor secured by the Security Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and
(vi) finally, to Borrowers or otherwise as required by law or court order.
Except as otherwise specifically provided for herein, Borrowers hereby irrevocably waive the right to direct the application of payments and collections at any time received by Agent or any Lender during the continuance of an Event of Default from or on behalf of Borrowers or any Guarantor, and Borrowers hereby irrevocably agree that Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time by Agent or any Lender against the Obligations in the manner described herein. In the event that the amount of any Derivative Obligation is not fixed and determined at the time proceeds of Collateral are received which are to be allocated thereto, the proceeds of Collateral so allocated shall be held by Agent as collateral security (in a non-interest bearing account) until such Derivative Obligation is fixed and determined and then the same shall (if and when, and to the extent that, payment of such liability is required by the terms of the relevant contractual arrangements) be applied to such liability.
3.5 All Loans to Constitute One Obligation. The Loans and LC Guarantees shall constitute one general Obligation of Borrowers and shall be secured by Agent’s Lien upon all of the Collateral.
3.6 Loan Account. Agent shall enter all Loans as debits to a loan account (the “Loan Account”) and shall also record in the Loan Account all payments made by Borrowers on any Obligations and all proceeds of Collateral which are finally paid to Agent, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrowers.

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3.7 Statements of Account. Agent will account to Borrower Representative monthly with a statement of Loans, charges and payments made pursuant to this Agreement during the immediately preceding month, and such account rendered by Agent shall be deemed final, binding and conclusive upon Borrowers absent demonstrable error unless Agent is notified by Borrowers in writing to the contrary within 60 days of the date each accounting is received by Borrowers. Such notice shall be deemed an objection only to those items specifically objected to therein.
3.8 Increased Costs. If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
(a) shall subject Agent or any Lender to any Tax, duty or other charge with respect to its LIBOR Loans or its obligation to make LIBOR Loans, or shall change the basis of taxation of payments to Agent or any Lender of the principal of or interest on its LIBOR Loans or any other amounts due under this agreement in respect of its LIBOR Loans or its obligation to make LIBOR Loans (except for the introduction of, or change in the rate of, tax on the overall net income of Agent or any Lender or franchise taxes, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which Agent or any Lender is organized or in which Agent or such Lender maintains an office); or
(b) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, Agent or any Lender or shall impose on Agent or any Lender or on the London interbank market any other condition affecting its LIBOR Loans or its obligation to make LIBOR Loans;
and the result of any of the foregoing is to increase the cost to Agent or any Lender of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by Agent or any Lender under this Agreement with respect thereto, by an amount deemed by Agent or any Lender to be material, then, within 15 days after demand by Agent or such Lender, Borrowers shall pay to Agent, for its own account or the account of the applicable Lender, such additional amount or amounts as will compensate Agent or such Lender for such increased cost or reduction.

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3.9 Basis for Determining Interest Rate Inadequate. In the event that Agent or any Lender shall have determined that:
(i) reasonable means do not exist for ascertaining the LIBOR for any Interest Period; or
(ii) dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank market with respect to a proposed LIBOR Loan, or a proposed conversion of a Base Rate Loan into a LIBOR Loan; then Agent or such Lender shall give Borrowers prompt written, telephonic or electronic notice of the determination of such effect. If such notice is given, (i) any such requested LIBOR Loan shall be made as a Base Rate Loan, unless Borrower Representative, on its own behalf and on behalf of all other Borrowers, shall notify Agent no later than 10:00 a.m. (Chicago, Illinois time) three (3) Business Days’ prior to the date of such proposed borrowing (or, if such notice is given by Agent or such Lender less than three (3) Business Days prior to the date of such proposed borrowing, on the same date such notice is given to Borrower Representative) that the request for such borrowing shall be canceled or made as an unaffected type of LIBOR Loan, and (ii) any Base Rate Loan which was to have been converted to an affected type of LIBOR Loan shall be continued as or converted into a Base Rate Loan, or, if Borrowers shall notify Agent, no later than 10:00 a.m. (Chicago, Illinois time) three (3) Business Days prior to the proposed conversion (or, if such notice is given by Agent or such Lender less than three (3) Business Days prior to the date of such proposed conversion, on the same date such notice is given to Borrower Representative), shall be maintained as an unaffected type of LIBOR Loan.
3.10 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of any Loan made by it in excess of its ratable share of payments on account of Loans made by all Lenders, such Lender shall forthwith purchase from each other Lender such participation in such Loan as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; provided, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lenders the purchase price to the extent of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 3.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation. Notwithstanding anything to the contrary contained herein, all purchases and repayments to be made under this Section 3.10 shall be made through Agent.
SECTION 4. TERM AND TERMINATION
4.1 Term of Agreement. Subject to the right of Lenders to cease making Loans to Borrowers during the continuance of any Default or Event of Default, this Agreement shall be in effect for a period of four (4) years from the date hereof, through and including February 16, 2015 (the “Term”), unless terminated as provided in Section 4.2 hereof.
4.2 Termination.
4.2.1 Termination by Lenders. Agent may, and at the direction of Majority Lenders shall, terminate this Agreement without notice upon or after the occurrence and during the continuance of an Event of Default.

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4.2.2 Termination by Borrowers. Upon at least 5 days’ prior written notice to Agent and Lenders, Borrowers may, at their option, terminate this Agreement; provided, however, that no such termination shall be effective until Borrowers have paid or collateralized to Agent’s satisfaction all of the Obligations in immediately available funds, all Letters of Credit and LC Guaranties have expired, terminated or have been cash collateralized to Agent’s satisfaction in an amount equal to 105% of the aggregate undrawn face amounts of such Letters of Credit and LC Guaranties (without duplication) and Borrowers have complied with subsection 3.2.5. Any notice of termination given by Borrowers shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans or issue or procure any Letters of Credit or LC Guaranties on or after the termination date stated in such notice. Borrowers may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.
4.2.3 Effect of Termination. All of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Loan Documents notwithstanding such termination until all Obligations (other than unsecured contingent obligations for which no claim has been made) have been discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under subsection 3.2.5 resulting from such termination. Notwithstanding the foregoing or the payment in full of the Obligations, Agent shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Agent may incur as a result of dishonored checks or other items of payment received by Agent from any Borrower or any Account Debtor and applied to the Obligations, Agent shall, at its option, (i) have received a written agreement satisfactory to Agent, executed by any Borrower and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Agent and each Lender from any such loss or damage or (ii) have retained cash Collateral or other Collateral for such period of time as Agent, in its reasonable discretion, may deem necessary to protect Agent and each Lender from any such loss or damage.
SECTION 5. SECURITY INTERESTS
5.1 Security Interest in Collateral. To secure the prompt payment and performance to Agent and each Lender of the Obligations, each Borrower hereby grants to Agent for the benefit of itself and each Lender a continuing Lien upon the following assets of each Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:
(i) Accounts;
(ii) Certificated Securities;
(iii) Chattel Paper;

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(iv) Computer Hardware and Software and all rights with respect thereto, including any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;
(v) Contract Rights;
(vi) Deposit Accounts;
(vii) Documents;
(viii) Equipment;
(ix) Financial Assets;
(x) Fixtures;
(xi) General Intangibles, including Payment Intangibles and Software;
(xii) Goods (including all of its Equipment, Fixtures and Inventory), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;
(xiii) Instruments;
(xiv) Intellectual Property;
(xv) Inventory;
(xvi) Investment Property;
(xvii) Cash Equivalent (of every jurisdiction whatsoever);
(xviii) Letter of Credit Rights;
(xix) Payment Intangibles;
(xx) Security Entitlements;
(xxi) Software;
(xxii) Supporting Obligations;
(xxiii) Uncertificated Securities; and
(xxiv) to the extent not included in the foregoing, all other personal property of any kind or description;

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together with all books, records, writings, databases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing; provided that the Collateral shall not include the Excluded Assets. In addition, the Loan Parties shall not be required to take any actions under any laws outside of the United States to grant, perfect or enforce any security interest or Lien.
5.2 Other Collateral.
5.2.1 Commercial Tort Claims. Borrowers shall promptly notify Agent in writing upon any Borrower incurring or otherwise obtaining a Commercial Tort Claim (which could reasonably be expected to generate proceeds of more than $250,000) included within the Collateral after the Closing Date against any third party and, upon request of Agent, promptly enter into an amendment to this Agreement and do such other acts or things deemed appropriate by Agent to give Agent a security interest in any such Commercial Tort Claim. Borrowers represent and warrant that as of the date of this Agreement, to their knowledge, no Loan Party possesses any Commercial Tort Claim.
5.2.2 Other Collateral. Borrowers shall promptly notify Agent in writing upon acquiring or otherwise obtaining any ABL Priority Collateral after the date hereof consisting of Investment Property, Letter of Credit Rights or Electronic Chattel Paper, in each case having a value in excess of $100,000 and, upon the request of Agent, promptly execute such other documents, and do such other acts or things deemed appropriate by Agent to deliver to Agent control with respect to such Collateral; promptly notify Agent in writing upon acquiring or otherwise obtaining any ABL Priority Collateral after the date hereof consisting of Documents or Instruments, in each case having a value in excess of $100,000 and, upon the request of Agent, will promptly execute such other documents, and do such other acts or things deemed appropriate by Agent to deliver to Agent possession of such Documents which are negotiable and Instruments, and, with respect to nonnegotiable Documents, to have such nonnegotiable Documents issued in the name of Agent; and with respect to ABL Priority Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document, obtain an acknowledgment from the third party that it is holding the Collateral for the benefit of Agent.
5.3 Lien Perfection; Further Assurances. Borrowers shall execute such UCC-1 financing statements as are required by the UCC and such other instruments, assignments or documents as are necessary to perfect Agent’s Lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of Agent’s Lien upon the Collateral. Unless prohibited by applicable law, each Borrower hereby authorizes Agent to execute and file any such financing statement, including, without limitation, financing statements that indicate the Collateral (i) as all assets of such Borrower or words of similar effect, or (ii) as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in Section 5.1, on such Borrower’s behalf. Each Borrower also hereby ratifies its authorization for Agent to have filed in any jurisdiction any like financing statements or amendments thereto if filed prior to the date hereof. At Agent’s request and subject to the specific provisions of this Agreement, each Borrower shall also promptly execute or cause to be executed and shall deliver to Agent any and all documents, instruments and agreements deemed necessary by Agent, to give effect to or carry out the terms or intent of the Loan Documents. Notwithstanding anything to the contrary contained in this Agreement or the Loan Documents, the parties hereto acknowledge and agree that within ninety (90) days after the Closing Date, provided that such efforts may take longer than ninety (90) days, Borrowers shall use commercially reasonable efforts to cause the Agent to have received evidence that documents duly executed by the applicable Loan Party(ies) have been filed with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, as may be necessary or advisable for the purpose of perfecting, confirming, enforcing or protecting Agent’s security interest over each Loan Party’s patents, trademarks and copyrights registered in the United States, each of which shall be in form reasonably satisfactory to Agent.

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5.4 Lien on Realty. If any Loan Party shall acquire at any time or times hereafter any fee simple interest in other real Property (other than leasehold interests in sales offices or warehouses) having a fair market value in excess of $1,000,000, such Borrower agrees promptly to execute and deliver or cause such Loan Party to execute and deliver to Agent, for its benefit and the benefit of Lenders, as additional security and Collateral for the Obligations, deeds of trust, security deeds, mortgages or other collateral assignments reasonably satisfactory in form and substance to Agent and its counsel (herein collectively referred to as “New Mortgages”) covering such real Property. Each New Mortgage shall be duly recorded (at Borrowers’ expense) in each office where such recording is required to constitute a valid Lien on the real Property covered thereby. In respect to any New Mortgage, Borrowers shall deliver to Agent, at Borrowers’ expense, mortgagee title insurance policies issued by a title insurance company reasonably satisfactory to Agent, which policies shall be in form and substance reasonably satisfactory to Agent and shall insure a valid Lien in favor of Agent for the benefit of itself and each Lender on the Property covered thereby, subject only to Permitted Liens and those other exceptions reasonably acceptable to Agent and its counsel. Borrowers shall also deliver to Agent such other usual and customary documents, including, without limitation, ALTA Surveys of the real Property described in any New Mortgage, as Agent and its counsel may reasonably request relating to the real Property subject to the New Mortgages.
SECTION 6. COLLATERAL ADMINISTRATION
6.1 General.
6.1.1 Location of Collateral. All Collateral, other than Inventory in transit, will at all times be kept by Borrowers and their Subsidiaries at one or more of the business locations set forth in Exhibit 6.1.1 hereto, as updated by Borrowers providing prior written notice to Agent of any new location.
6.1.2 Insurance of Collateral. Borrowers shall maintain and pay for insurance upon all Collateral wherever located and with respect to the business of Borrowers and each of their Subsidiaries, covering casualty, hazard, public liability, business interruption, workers’ compensation and such other risks in such amounts and with such insurance companies as are customary for companies conducting a Similar Business to the business of Borrowers. Borrowers shall deliver certificates with respect to such policies to Agent as promptly as practicable, with satisfactory lender’s loss payable endorsements, naming Agent as a loss payee, assignee or additional insured, as appropriate, as its interest may appear, and showing only such other loss payees, assignees and additional insureds as are satisfactory to Agent or as otherwise contemplated by the Intercreditor Agreement. Upon request by Agent, Borrowers shall deliver

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to Agent certified copies of such policies. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 10 days’ prior written notice to Agent in the event of cancellation of the policy for nonpayment of premium and not less than 30 days’ prior written notice to Agent in the event of cancellation of the policy for any other reason whatsoever and a clause specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower, any of its Subsidiaries or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. Borrowers agree to deliver to Agent, promptly as rendered, true copies of all material reports made in any reporting forms to insurance companies. All proceeds of business interruption insurance (if any) of Borrowers and their Subsidiaries shall be remitted to Agent for application to the outstanding balance of the Revolving Credit Loans.
Unless Borrowers provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrowers’ expense to protect Agent’s interests in the Properties of Borrowers and their Subsidiaries. This insurance may, but need not, protect the interests of Borrowers and their Subsidiaries. The coverage that Agent purchases may not pay any claim that any Borrower or any Subsidiary makes or any claim that is made against any Borrower or any such Subsidiary in connection with said Property. Borrowers may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrowers and their Subsidiaries have obtained insurance as required by this Agreement. If Agent purchases insurance, Borrowers will be responsible for the costs of that insurance, including interest and any other third party out-of-pocket charges Agent may incur in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance that Borrowers and their Subsidiaries may be able to obtain on their own.
6.1.3 Protection of Collateral. Neither Agent nor any Lender shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Agent’s or any Lender’s actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other person whomsoever, but the same shall be at Borrowers’ sole risk.
6.2 Administration of Accounts.
6.2.1 Records, Schedules and Assignments of Accounts. Borrowers shall keep records that are accurate and complete, in all material respects, with respect to their Accounts and all payments and collections thereon and shall submit to Agent, together with the Borrowing Base Certificates required by subsection 8.1.4, a sales and collections report for the preceding period, in form acceptable to Agent, in its reasonable credit judgment. Concurrently with the delivery of each Borrowing Base Certificate described in subsection 8.1.4, or more frequently as requested by Agent during the existence of an Event of Default, from and after the date hereof, Borrowers shall deliver to Agent a detailed aged trial balance of all of their Accounts, specifying the names, addresses, face values, dates of invoices and due dates for each Account Debtor obligated on an Account so listed in a form consistent with reports currently prepared by Borrowers with respect to such information (“Schedule of Accounts”), and upon Agent’s written request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of the existing Accounts as Agent shall request, in its reasonable credit judgment. If requested by Agent in writing, upon the occurrence and during the continuation of an Event of Default, Borrowers shall execute and deliver to Agent formal written assignments of all of its Accounts weekly or daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto.

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6.2.2 Discounts; Allowances; Disputes. If any Borrower grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, Borrowers shall report such discounts, allowances or credits, as the case may be, to Agent as part of the next required Schedule of Accounts.
6.2.3 Account Verification. Any of Agent’s officers, employees or agents shall have the right, at any time or times hereafter, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, electronic communication or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.
6.2.4 Maintenance of Dominion Account. Borrowers shall maintain a Dominion Account or Accounts pursuant to lockbox and blocked account arrangements acceptable to Agent with Bank or such banks as may be selected by Borrowers and be acceptable to Agent. Borrowers shall issue to Bank or any such banks an irrevocable letter of instruction directing Bank or any such banks upon notice (a “Dominion Notice”) from Agent to deposit all payments or other remittances received in the lockbox and blocked accounts to the Dominion Account. Agent agrees not to give such a Dominion Notice unless a Trigger Period exists. Once an existing Trigger Period terminates, Agent shall rescind any such Dominion Notice. All funds deposited in any Dominion Account shall, during the existence of a Trigger Period, immediately become the property of Agent, for the ratable benefit of Lenders, and Borrowers shall obtain the agreement by Bank or any such banks in favor of Agent to waive any recoupment, setoff rights, and any security interest in, or against, the funds so deposited. Agent assumes no responsibility for such lockbox and blocked account arrangements, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.
6.2.5 Collection of Accounts; Proceeds of Collateral. Each Borrower agrees that all invoices rendered and other requests made by any Borrower for payment in respect of Accounts shall contain a written statement directing payment in respect of such Accounts to be paid to a lockbox established pursuant to subsection 6.2.4. To expedite collection, each Borrower shall endeavor in the first instance to make collection of its Accounts for Agent. All remittances received by any Borrower on account of Accounts, together with the proceeds of any other ABL Priority Collateral, shall be held as Agent’s property, for its benefit and the benefit of Lenders, by such Borrower as trustee of an express trust for Agent’s benefit and such Borrower shall immediately deposit same in kind in the Dominion Account. Agent retains the right at all times after the occurrence and during the continuance of an Event of Default to notify Account Debtors that Borrowers’ Accounts have been assigned to Agent and to collect Borrowers’ Accounts directly in its own name, or in the name of Agent’s agent, and to charge the collection costs and expenses, including attorneys’ fees, to Borrowers.

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6.2.6 Taxes. If an Account includes a charge for any tax payable to any governmental taxing authority, Agent is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of Borrowers and to charge Borrowers therefor, except for taxes that (i) are being actively contested in good faith and by appropriate proceedings and with respect to which Borrowers maintain reasonable reserves on its books therefor and (ii) would not reasonably be expected to result in any Lien other than a Permitted Lien. In no event shall Agent or any Lender be liable for any taxes to any governmental taxing authority that may be due by any Borrower.
6.3 Administration of Inventory. Borrowers shall keep records of their Inventory, which records shall be complete and accurate in all material respects. Borrowers shall furnish to Agent Inventory reports concurrently with the delivery of each Borrowing Base Certificate described in subsection 8.1.4, which reports will be in such other format and detail as Agent shall reasonably request and shall include a current list of all locations of Borrowers’ Inventory. Borrowers shall conduct a physical inventory no less frequently than annually or adequate cycle counts and if a physical inventory is performed, shall provide to Agent a report based on each such physical inventory promptly thereafter, together with such supporting information as Agent shall reasonably request.
6.4 Payment of Charges. All amounts chargeable to Borrowers under Section 6 hereof shall be Obligations secured by all of the Collateral, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the rate applicable to Base Rate Revolving Loans from time to time.
SECTION 7. REPRESENTATIONS AND WARRANTIES
7.1 General Representations and Warranties. To induce Agent and each Lender to enter into this Agreement and to make advances hereunder, Borrowers warrant, represent and covenant to Agent and each Lender, on a joint and several basis, that:
7.1.1 Qualification. Each Borrower and each of its Subsidiaries is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Borrower and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign limited liability company, limited partnership or corporation, as applicable, in each state or jurisdiction listed on Exhibit 7.1.1 hereto and in all other states and jurisdictions in which the failure of any Borrower or any of its Subsidiaries to be so qualified could reasonably be expected to have a Material Adverse Effect.

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7.1.2 Power and Authority. Each Borrower and each of its Subsidiaries is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate or other relevant action and do not and will not: (i) require any consent or approval of the partners, shareholders or members of any Borrower or any of the shareholders, partners or members, as the case may be, of any Subsidiary of any Borrower or to the extent so required, such consent or approval has been obtained prior to execution thereof; (ii) contravene any Borrower’s or any of its Subsidiaries’ charter, articles or certificate of incorporation, partnership agreement, articles or certificate of formation, by-laws, limited liability agreement, operating agreement or other organizational documents (as the case may be); (iii) violate, or cause any Borrower or any of its Subsidiaries to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to such Borrower or any of its Subsidiaries, the violation of which could reasonably be expected to have a Material Adverse Effect; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Borrower or any of its Subsidiaries is a party or by which it or its Properties may be bound or affected, the breach of or default under which could reasonably be expected to have a Material Adverse Effect; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by any Borrower or any of its Subsidiaries.
7.1.3 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each Borrower and each of its Subsidiaries party thereto, enforceable against it in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar law limiting creditors’ rights generally and by general equitable principles.
7.1.4 Capital Structure. Exhibit 7.1.4 hereto states, as of the date hereof, (i) the correct name of each of the Subsidiaries of each Borrower, its jurisdiction of incorporation or organization and the percentage of its Voting Stock owned by the applicable Borrower, (ii) the name of each Borrower’s and each of its Subsidiaries’ corporate or joint venture relationships and the nature of the relationship, (iii) the number, nature and holder of all outstanding Securities of each Borrower and the holder of Securities of each Subsidiary of each Borrower and (iv) the number of authorized, issued and treasury Securities of each Borrower. Each Borrower has good title to all of the Securities it purports to own of each of such Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such Securities have been duly issued and are fully paid and non-assessable. As of the date hereof, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell any Securities or obligations convertible into, or any powers of attorney relating to any Securities of any Borrower or any of its Subsidiaries. Except as set forth on Exhibit 7.1.4, as of the date hereof, there are no outstanding agreements or instruments binding upon any of any Borrower’s or any of its Subsidiaries’ partners, members or shareholders, as the case may be, relating to the ownership of its Securities.
7.1.5 Names; Organization. Within the five (5) years prior to the Closing Date, neither any Borrower nor any of its Subsidiaries has been known as or has used any legal, fictitious or trade names except those listed on Exhibit 7.1.5 hereto. Within the five (5) years prior to the Closing Date, except as set forth on Exhibit 7.1.5, neither any Borrower nor any of its Subsidiaries has been the surviving entity of a merger or consolidation or has acquired all or substantially all of the assets of any Person. Each of each Borrower’s and each of its Subsidiaries’ state(s) of incorporation or organization, Type of Organization and Organizational I.D. Number is set forth on Exhibit 7.1.5. The exact legal name of each Borrower and each of its Subsidiaries is set forth on Exhibit 7.1.5.

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7.1.6 Business Locations; Agent for Process. All of each Borrower’s and each of its Subsidiaries’ chief executive office, location of books and records and other places of business are as listed on Exhibit 6.1.1 hereto, as updated from time to time by Borrowers in accordance with the provisions of subsection 6.1.1. During the one-year period prior to the Closing Date, neither any Borrower nor any of its Subsidiaries has had an office, place of business or agent for service of process, other than as listed on Exhibit 6.1.1. All tangible Collateral is and will at all times be kept by Borrowers and their Subsidiaries in accordance with subsection 6.1.1. Except as shown on Exhibit 6.1.1, as of the date hereof, no Inventory is stored with a bailee, distributor, warehouseman or similar party, nor is any Inventory consigned to any Person.
7.1.7 Title to Properties; Priority of Liens. Each Borrower and each of its Subsidiaries has good, indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens except Permitted Liens. Each Borrower and each of its Subsidiaries has paid or discharged all lawful claims which, if unpaid, might become a Lien against any of such Borrower’s or such Subsidiary’s Properties that is not a Permitted Lien. The Liens granted to Agent under Section 5 hereof are first priority Liens, subject only to Permitted Liens.
7.1.8 Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect to any Account or Accounts. With respect to each of Borrowers’ Accounts, whether or not such Account is an Eligible Account, unless otherwise disclosed to Agent in writing:
(i) It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;
(ii) It arises out of a completed, bona fide sale and delivery of goods or rendition of services by a Borrower, in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between a Borrower and the Account Debtor;
(iii) It is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent;
(iv) To the best of Borrowers’ knowledge, unless the applicable Account is no longer included within Eligible Accounts, the Account Debtor thereunder (1) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (2) such Account Debtor is Solvent; and

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(v) To the best of Borrowers’ knowledge, there are no proceedings or actions which are threatened or pending against the Account Debtor thereunder which might result in any material adverse change in such Account Debtor’s financial condition or the collectibility of such Account.
7.1.9 Equipment. The Equipment of each Borrower and its Subsidiaries used in the ordinary course of business is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the operating efficiency thereof shall be maintained and preserved, reasonable wear and tear excepted; provided that if any such Equipment has been materially damaged or destroyed, Borrower and its Subsidiaries are using commercially reasonable efforts to replace or repair such Equipment.
7.1.10 Financial Statements; Fiscal Year. The Consolidated and consolidating balance sheets of Borrowers and their Subsidiaries (including the accounts of all Subsidiaries of Borrowers and their respective Subsidiaries for the respective periods during which a Subsidiary relationship existed) as of September 30, 2010, and the related statements of income, changes in shareholder’s equity, and changes in financial position for the periods ended on such dates, have been prepared in accordance with GAAP and present fairly in all material respects the financial positions of Borrowers and such Persons, taken as a whole, at such dates and the results of Borrowers’ and such Persons’ operations, taken as a whole, for such periods. Except as otherwise disclosed in writing to Agent, as of the date hereof, since September 30, 2010, there has been no material adverse change in the financial position of Borrowers and such other Persons, taken as a whole, as reflected in the Consolidated balance sheet as of such date. As of the date hereof, the fiscal year of Borrowers and each of their Subsidiaries ends on December 31 of each year.
7.1.11 Full Disclosure. The financial statements referred to in subsection 7.1.10 hereof do not, nor does this Agreement or any other written statement of Borrowers to Agent or any Lender, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which Borrowers have failed to disclose to Agent or any Lender in writing which could reasonably be expected to have a Material Adverse Effect.
7.1.12 Solvent Financial Condition. Each Borrower and each of its Subsidiaries is as of the date hereof and, after giving effect to the initial Loans to be made and the initial Letters of Credit and LC Guaranties to be issued hereunder and all related transactions, will be, Solvent.
7.1.13 Surety Obligations. Except as set forth on Exhibit 7.1.13, as of the date hereof, neither any Borrower nor any of its Subsidiaries is obligated as surety or indemnitor under any surety or similar bond or other contract or has issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

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7.1.14 Taxes. Borrower Representative’s federal tax identification number is 27-0587428. The federal tax identification number of each Subsidiary of Borrower Representative is shown on Exhibit 7.1.14 hereto. Each Borrower and each of its Subsidiaries has filed all federal, state and local tax returns and other reports relating to material taxes it is required by law to file, and has paid, or made provision for the payment of, all material taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies and charges are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings, and each Borrower and each of its Subsidiaries maintains reasonable reserves on its books therefor. The provision for taxes on the books of each Borrower and its Subsidiaries is adequate for all years not closed by applicable statutes, and for the current fiscal year.
7.1.15 Brokers. Except as shown on Exhibit 7.1.15 hereto, there are no claims for brokerage commissions, finder’s fees or investment banking fees in connection with the transactions contemplated by this Agreement.
7.1.16 Patents, Trademarks, Copyrights and Licenses. Each Borrower and each of its Subsidiaries owns, possesses or licenses or has the right to use all the patents, trademarks, service marks, trade names, copyrights, licenses and other Intellectual Property necessary for the present and planned future conduct of its business without any known conflict with the rights of others, except for such conflicts as could not reasonably be expected to have a Material Adverse Effect. All such material and registered patents, trademarks, service marks, trade names, copyrights, licenses and other similar rights owned by a Borrower are listed on Exhibit 7.1.16 hereto. No claim has been asserted to any Borrower or any Subsidiary of any Borrower which is currently pending that their use of their Intellectual Property or the conduct of their business does or may infringe upon the Intellectual Property rights of any third party. To the knowledge of Borrowers and except as set forth on Exhibit 7.1.16 hereto, as of the date hereof, no Person is engaging in any activity that infringes in any material respect upon any Borrower’s or any of its Subsidiaries’ material Intellectual Property. Except as set forth on Exhibit 7.1.16, all material author agreements, material license agreements and similar material arrangements relating to its Inventory are in effect and have not been terminated. The consummation and performance of the transactions and actions contemplated by this Agreement and the other Loan Documents will not result in the termination or impairment of any of such Borrower’s or any of its Subsidiaries’ ownership or rights relating to its Intellectual Property, except for such Intellectual Property rights the loss or impairment of which could not reasonably be expected to have a Material Adverse Effect. Except as listed on Exhibit 7.1.16 and except as could not reasonably be expected to have a Material Adverse Effect, (i) neither any Borrower nor any of its Subsidiaries is in breach of, or default under, any term of any license or sublicense with respect to any of its Intellectual Property and (ii) to the knowledge of Borrowers, no other party to such license or sublicense is in breach thereof or default thereunder, and such license is valid and enforceable.
7.1.17 Governmental Consents. Each Borrower and each of its Subsidiaries has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except where the failure to possess or so maintain such rights could not reasonably be expected to have a Material Adverse Effect.

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7.1.18 Compliance with Laws. Each Borrower and each of its Subsidiaries has duly complied, and its Properties, business operations and leaseholds are in compliance with, the provisions of all federal, state and local laws, rules and regulations applicable to such Borrower or such Subsidiary, as applicable, its Properties or the conduct of its business, except for such non-compliance as could not reasonably be expected to have a Material Adverse Effect, and there have been no citations, notices or orders of non-compliance issued to any Borrower or any of its Subsidiaries under any such law, rule or regulation, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect. Each Borrower and each of its Subsidiaries has established and maintains an adequate monitoring system to insure that it remains in compliance in all material respects with all federal, state and local rules, laws and regulations applicable to it. No Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. §201 et seq.), as amended.
7.1.19 Restrictions. Other than with respect to the Senior Secured Notes Documents and with respect to documents and agreements evidencing Money Borrowed that will be repaid on the Closing Date, neither any Borrower nor any of its Subsidiaries is a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness, other than as set forth on Exhibit 7.1.19 hereto, none of which prohibits the execution of or compliance with this Agreement or the other Loan Documents by any Borrower or any of its Subsidiaries, as applicable.
7.1.20 Litigation. Except as set forth on Exhibit 7.1.20 hereto, there are no actions, suits, proceedings or investigations pending, or to the knowledge of Borrowers, threatened, against or affecting any Borrower or any of its Subsidiaries, or the business, operations, Properties, prospects, profits or condition of any Borrower or any of its Subsidiaries which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither any Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal, which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
7.1.21 No Events of Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or any Borrower’s performance hereunder, constitute an Event of Default. Neither any Borrower nor any of its Subsidiaries is in default in (after giving effect to any applicable cure period) the payment of any Indebtedness for Money Borrowed in excess of $10,000,000 that would allow (a) the payment or maturity of such Indebtedness to be accelerated in consequence of such default or (b) for demand of payment of such Indebtedness to be made in accordance with the terms thereof.
7.1.22 Leases. Exhibit 7.1.22 hereto is a complete listing of all capitalized and operating personal property leases (with annual rentals in excess of $50,000) of Borrowers and their Subsidiaries and all real property leases of Borrowers and their Subsidiaries. Each Borrower and each of its Subsidiaries is in full compliance with all of the terms of each of its respective capitalized and operating leases, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

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7.1.23 Pension Plans. Except as disclosed on Exhibit 7.1.23 hereto, neither any Borrower nor any of its Subsidiaries has any Plan. Each Borrower and each of its Subsidiaries is in compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. No fact or situation that could reasonably be expected to result in a material adverse change in the financial condition of Borrowers and their Subsidiaries exists in connection with any Plan. Neither any Borrower nor any of their Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan, except any withdrawal liability that could not reasonably be expected to have a Material Adverse Effect.
7.1.24 Trade Relations. There exists no actual or, to Borrowers’ knowledge, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between any Borrower or any of its Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrowers and their Subsidiaries, or with any material supplier, except in each case, where the same could not reasonably be expected to have a Material Adverse Effect, and there exists no present condition or state of facts or circumstances which would prevent any Borrower or any of its Subsidiaries from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.
7.1.25 Labor Relations. Except as described on Exhibit 7.1.25 hereto, as of the date hereof, neither any Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of any Borrower’s or any of its Subsidiaries’ employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization, except those that could not reasonably be expected to have a Material Adverse Effect.
7.1.26 Federal Reserve Regulations. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Collateral pursuant to the Pledge Agreement does not violate such regulations.
7.1.27 Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
7.1.28 Related Businesses. Borrowers are engaged in the businesses of developing culturally responsive instructional materials and customized education programs for use in urban markets as of the Closing Date, as well as in certain other businesses. These operations require financing on a basis such that the credit supplied can be made available from time to time to Borrowers, as required for the continued successful operation of Borrowers taken as a whole. Borrowers have requested the Lenders to make credit available hereunder primarily for the purposes of Section 1.1.3 and generally for the purposes of financing the operations of Borrowers. Each Borrower and each Subsidiary of each Borrower expects to derive benefit (and the Board of Directors of each Borrower and each Subsidiary of each Borrower has determined that such Borrower or Subsidiary may reasonably be expected to derive benefit), directly or indirectly, from a portion of the credit extended by Lenders hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of each Borrower and each Subsidiary of each Borrower is dependent on the continued successful performance of the functions of the group as a whole. Each Borrower acknowledges that, but for the agreement of each of the other Borrowers to execute and deliver this Agreement, Agent and Lenders would not have made available the credit facilities established hereby on the terms set forth herein.

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7.2 Continuous Nature of Representations and Warranties. Each representation and warranty contained in this Agreement and the other Loan Documents shall be continuous in nature and shall remain accurate, complete and not misleading at all times during the term of this Agreement, except for changes in the nature of any Borrower’s or one of any Borrower’s Subsidiary’s business or operations that would render the information in any exhibit attached hereto or to any other Loan Document either inaccurate, incomplete or misleading, so long as Majority Lenders have consented to such changes, such changes are expressly permitted by this Agreement or such changes do not have or evidence a Material Adverse Effect. Without limiting the generality of the foregoing, each Loan request made or deemed made pursuant to subsection 3.1.1 hereof shall constitute Borrowers’ reaffirmation, as of the date of each such loan request, of each representation, warranty or other statement (other than any representation, warranty or other statement that was made as of a specific date) made or furnished to Agent or any Lender by or on behalf of any Borrower, any Subsidiary of any Borrower, or any Guarantor in this Agreement, any of the other Loan Documents, or any instrument, certificate or financial statement furnished in compliance with or in reference thereto.
7.3 Survival of Representations and Warranties. All representations and warranties of Borrowers contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Agent and each Lender and the parties thereto and the closing of the transactions described therein or related thereto.
SECTION 8. COVENANTS AND CONTINUING AGREEMENTS
8.1 Affirmative Covenants. During the Term, and thereafter for so long as there are any Obligations outstanding, Borrowers covenant that, unless otherwise consented to by Majority Lenders, in writing, they shall:
8.1.1 Visits and Inspections; Lender Meeting. Permit (i) representatives of Agent, and during the continuation of any Event of Default any Lender, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of each Borrower and each of its Subsidiaries, inspect, audit and make extracts from its books and records pursuant to Section 2.6, and discuss with its officers, its employees and its independent accountants, each Borrower’s and each of its Subsidiaries’ business, assets, liabilities, financial condition, business prospects and results of operations and (ii) appraisers engaged pursuant to Section 2.9 (whether or not personnel of Agent), from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of each Borrower and each of its Subsidiaries, for the purpose of completing appraisals pursuant to Section 2.9. Agent, if no Event of Default then exists, shall give Borrowers reasonable prior notice of any such inspection or audit. Without limiting the foregoing, Borrowers will participate and will cause their key management personnel to participate in a meeting with Agent and Lenders periodically during each year, which meeting(s) shall be held at such times and such places as may be mutually agreed to by Borrower Representative and Agent.

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8.1.2 Notices. Promptly notify Agent and Lenders in writing, after a Borrower’s obtaining knowledge thereof, of any of the following that affects any Borrower or any Guarantor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract that, in any such case individually or when aggregated with related matters, could have a Material Adverse Effect; (c) any default under or termination of an agreement or a contract that could have a Material Adverse Effect; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $3,000,000; (f) any violation or asserted violation of any applicable law, if an adverse resolution could have a Material Adverse Effect; (g) the occurrence of a Reportable Event; (h) the discharge of or any withdrawal or resignation of Borrowers’ independent accountants; (i) any change in any Borrower’s chief executive officer, chief operating officer or chief financial officer; or (j) any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading in any material respect as of the date made or remade. In addition, Borrowers agree to provide Agent with prompt written notice of any change in the information disclosed in any Exhibit hereto, in each case after giving effect to the materiality limits and Material Adverse Effect qualifications contained therein.
8.1.3 Financial Statements. Keep, and cause each of their Subsidiaries to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with customary accounting practices reflecting all its financial transactions; and cause to be prepared and furnished to Agent, the following, all to be prepared in accordance with GAAP applied on a consistent basis, unless Borrowers’ certified public accountants concur in any change therein and such change is disclosed to Agent and is consistent with GAAP:
(i) not later than 90 days after the close of each fiscal year of Parent, unqualified (except for a qualification for a change in accounting principles with which the accountant concurs) audited financial statements of Parent and its Subsidiaries as of the end of such year, on a Consolidated basis, certified by Whitley Penn LLP or such other firm of independent certified public accountants of recognized standing selected by Parent but acceptable to Agent and, within a reasonable time thereafter a copy of any management letter issued in connection therewith;
(ii) not later than 90 days after the close of each fiscal year of Borrower Representative, financial statements of Borrower Representative and its Subsidiaries as of the end of such year, on a Consolidated basis, certified by the principal financial officer of Borrower Representative as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations of Borrower Representative and its Subsidiaries for such year and except that such statements need not contain notes and that such financial statements shall only consist of a balance sheet, income statement and statement of cash flows;

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(iii) not later than 30 days after the end of each calendar quarter hereafter, including the last calendar quarter of Borrower Representative’s fiscal year, unaudited interim financial statements of Borrower Representative and its Subsidiaries as of the end of such calendar quarter and of the portion of the fiscal year then elapsed, on a Consolidated basis, certified by the principal financial officer of Borrower Representative as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations of Borrower Representative and its Subsidiaries for such calendar quarter subject only to changes from audit and year-end adjustments and except that such statements need not contain notes and that such financial statements shall only consist of a balance sheet, income statement and statement of cash flows;
(iv) not later than 30 days after the end of each month, (x) a monthly report reflecting (1) order volumes, (2) debt balances and (3) cash balances and (y) a management discussion and analysis (1) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent Projections for the current fiscal year delivered pursuant to subsection 8.1.7 and (2) identifying the reasons for any significant variations and otherwise describing monthly performances, such monthly report in the form attached hereto as Exhibit 8.1.3A. The information above shall be presented in reasonable detail and shall be certified by the principal financial officer of Borrower Representative to the effect that such information fairly presents in all material respects the results of operation and financial condition of Borrower Representative and its Subsidiaries as at the dates and for the periods indicated subject only to changes from audit and year-end and quarter end adjustments;
(v) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which Parent has made available to its Securities holders and copies of any regular, periodic and special reports or registration statements which Parent or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor or any national securities exchange;
(vi) upon request of Agent, copies of any annual report to be filed with ERISA in connection with each Plan; and
(vii) such other data and information (financial and otherwise) as Agent or any Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or Borrowers’ or any of their Subsidiaries’ financial condition or results of operations. Borrowers shall have a reasonable amount of time under the circumstances to prepare and furnish any such data and information.

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Concurrently with the delivery of the financial statements described in clause (i) of this subsection 8.1.3, Borrowers shall forward to Agent a copy of the accountants’ letter to Borrower Representative’s management that is prepared in connection with such financial statements. Concurrently with the delivery of the financial statements described in paragraph (i), (ii) and (iii) of this subsection 8.1.3, or, during the continuance of an Event of Default, more frequently if reasonably requested by Agent, Borrowers shall cause to be prepared and furnished to Agent a Compliance Certificate in the form of Exhibit 8.1.3 hereto executed by the principal financial officer of Borrower Representative (a “Compliance Certificate”).
Documents required to be delivered pursuant to Section 8.1.3 may (but shall not be required to) be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower Representative posts such documents, or provides a link thereto on Parent’s or Borrower Representative’s website on the Internet; or (ii) on which such documents are posted on Parent’s or Borrower Representative’s behalf on an Internet or intranet website, if any, to which each Lender and Agent has access (whether a commercial, third-party website or whether sponsored by Agent); provided that: (i) Borrower Representative shall deliver paper copies of such documents to Agent if Agent requests Borrower Representative to deliver such copies until a written request to cease delivering paper copies is given by Agent and (ii) Borrower Representative shall notify Agent (by telecopier or electronic mail) of the posting of any such documents and provide to Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above. The Loan Parties hereby acknowledge that (a) Agent will make available to Lenders and Issuing Bank materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) either by posting the Borrower Materials on IntraLinks or another similar electronic system and by direct delivery.
8.1.4 Borrowing Base Certificates. On or before the 20th day of each month from and after the date hereof, Borrowers shall deliver to Agent, in form acceptable to Agent, a Borrowing Base Certificate as of the last day of the immediately preceding month, with such supporting materials as Agent shall reasonably request. If Borrowers deem it advisable, Borrowers shall execute and deliver to Agent Borrowing Base Certificates more frequently than monthly. On or before the 20th day of each calendar month from and after the date hereof, Borrowers shall deliver to Agent, in the form reasonably acceptable to Agent, (i) reconciliations of Borrowers’ Accounts as shown on the month-end Borrowing Base Certificate for the immediately preceding month to Borrowers’ accounts receivable agings, to Borrowers’ general ledger and to Borrowers’ most recent financial statements and (ii) reconciliations of Borrowers’ Inventory as shown on Borrowers’ perpetual inventory, to Borrowers’ general ledger and to Borrowers’ financial statements, all with supporting materials as Agent shall reasonably request. The foregoing notwithstanding, (i) if average Availability in any calendar month equals or exceeds $25,000,000, then such Borrowing Base Certificates and reconciliations shall not be required to be delivered until the 30th day (or 28th or 29th day for February) of each month and (ii) while a Trigger Period exists, such Borrowing Base Certificates shall be required to be delivered on a weekly basis on or prior to the 4th Business Day of each week for the prior week; provided that any such weekly Borrowing Base Certificates shall contain weekly updates of sales, collections and credit memos with all other items being updated monthly on the Borrowing Base Certificates to be delivered on or about the 20th day of each month.

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8.1.5 Landlord, Processor and Storage Agreements. Provide Agent with copies of all agreements between any Borrower or any of its Subsidiaries and any landlord, warehouseman, processor, distributor or consignee which owns or is the lessee of any premises at which any Collateral may, from time to time, be kept. With respect to any lease (other than leases for sales offices), warehousing agreement or any processing agreement in any case entered into after the Closing Date, Borrowers shall use commercially reasonable efforts to provide Agent with landlord waivers, bailee letters or processor letters with respect to such premises. In the event Borrowers do not provide Agent with any such landlord waiver, bailee letter or processor letter with respect to any leased or warehouse location, Borrowers acknowledge that, in Agent’s reasonable credit judgment, Inventory at such location shall not be Eligible Inventory unless Borrower Representative requests that Agent establish a Rent and Charges Reserve for such location. Such landlord waivers, bailee letters or processor letters shall be in a form supplied by Agent to Borrowers with such reasonable revisions as are customarily accepted by Agent or by similar financial institutions in similar financial transactions.
8.1.6 Guarantor Financial Statements. Deliver or cause to be delivered to Agent financial statements, if any, for each Guarantor (to the extent not consolidated with the financial statements delivered to Agent under subsection 8.1.3) in form reasonably satisfactory to Agent at such intervals and covering such time periods as Agent may reasonably request; provided that in no event shall Borrowers be obligated to deliver financial statements of any Guarantor more frequently than it is required to deliver financial statements of Borrowers.
8.1.7 Projections. No later than 60 days after the last day of each fiscal year of Borrower Representative deliver to Agent Projections of Borrower Representative and each of its Subsidiaries for the forthcoming fiscal year, month by month.
8.1.8 Subsidiaries. Cause each Domestic Subsidiary of each Borrower, whether now or hereafter in existence, promptly upon Agent’s request therefor, to execute and deliver to Agent at Agent’s option (x) a joinder agreement in form and substance reasonably acceptable to Agent whereby such Domestic Subsidiary would become an additional Borrower hereunder or (y) a Guaranty Agreement and a security agreement pursuant to which such Domestic Subsidiary guaranties the payment of all Obligations and grants to Agent a first priority Lien (subject only to Permitted Liens) on all of its Properties of the types described in Section 5.1. Additionally, with respect to each Domestic Subsidiary and first tier Foreign Subsidiary, the applicable Borrower shall execute and deliver to Agent a pledge agreement pursuant to which such Borrower grants to Agent a first priority Lien (subject only to Permitted Liens) with respect to all (65% with respect to first tier Foreign Subsidiary) of the issued and outstanding Securities of each Subsidiary.
8.1.9 Deposit and Brokerage Accounts. For each deposit account or brokerage account (other than (a) petty cash accounts with balances less than $100,000 individually or $200,000 in the aggregate, (b) escrow accounts, trust accounts, merchant accounts and payroll accounts, (c) deposit accounts maintained at City National Bank so long as the aggregate amount contained in any such deposit accounts does not exceed $400,000 and any such deposit accounts are either closed or in compliance with this subsection 8.1.9 within sixty (60) days after the Closing Date and (d) any deposit account or Investment Property as to which a Loan Party is acting as a trustee or fiduciary for another Person (other than a Loan Party), including without limitation, the “280G Escrow Account,” the “CVR Escrow Account” and the “Excess Employee Payment Escrow Account” (as such terms are defined in the Senior Secured Notes Indenture)) that any Borrower at any time opens or maintains, Borrowers shall pursuant to an agreement in form and substance reasonably satisfactory to Agent, cause the depository bank or securities intermediary, as applicable, to agree to comply with instructions from Agent to such depository bank or securities intermediary, as applicable, directing the disposition of funds from time to time credited to such deposit or brokerage account, without further consent of Borrowers; provided that, except as otherwise provided in subsection 6.2.4 with respect to the Dominion Account, Agent agrees not to issue any such instructions unless an Event of Default has occurred and is continuing.

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8.2 Negative Covenants. During the Term, and thereafter for so long as there are any Obligations outstanding, Borrowers covenant that, unless otherwise consented to by Majority Lenders, in writing, they shall not:
8.2.1 Mergers; Consolidations; Acquisitions; Structural Changes. Merge or consolidate, or permit any Subsidiary of any Borrower to merge or consolidate, with any Person; nor change its or any of its Subsidiaries’ state of incorporation or organization, Type of Organization or Organizational I.D. Number; nor change its or any of its Subsidiaries’ legal name; nor acquire, nor permit any of its Subsidiaries to acquire, all or any substantial part of the Properties of any Person, except for:
(i) mergers of any Subsidiary of a Borrower into another Borrower or another wholly-owned Subsidiary of a Borrower or of Parent into a Borrower;
(ii) merger of a Subsidiary of Parent that is not a Loan Party into another Loan Party so long as such Subsidiary is in a Similar Business to the business of Borrowers and such Subsidiary does not have a negative net worth as of the date of the proposed merger and did not have a negative EBITDA for the most recently ended twelve month period occurring prior to the date of the proposed merger;
(iii) acquisitions of assets consisting of fixed assets or real Property that constitute Capital Expenditures permitted under subsection 8.2.8; and
(iv) mergers, consolidations or acquisitions that are Permitted Investments so long as (v) such mergers, consolidations or acquisitions shall be of Persons or businesses engaged in a Similar Business to the business of Borrowers, (w) any such merger, consolidation or acquisition is consensual and consummated in compliance with all applicable laws, (x) after giving effect to any such transaction, no Default or Event of Default exists and Availability is at least $10,000,000, (y) average Availability for the sixty (60) days prior to the consummation of the proposed transaction computed on a pro forma basis as if such transaction occurred on the first day of such period is at least $10,000,000 and (z) the Fixed Charge Coverage Ratio for the most recently ended twelve month period was at least 1.25 to 1.00.

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8.2.2 Loans. Make, or permit any Subsidiary of any Borrower to make, any loans or other advances of money to any Person, other than (i) for salary, travel advances, advances against commissions and other similar advances to employees in the ordinary course of business, (ii) extensions of trade credit in the ordinary course of business, including promissory notes or other evidence of indebtedness received in connection with the collection of such trade credit, (iii) deposits with financial institutions permitted under this Agreement, (iv) prepaid expenses, (v) intercompany loans between Borrowers and any Subsidiary that is a Guarantor, (vi) loans and advances to directors, employees and officers of Borrower Representative and its Subsidiaries for bona fide business purposes and to purchase securities of Parent, in aggregate amount not to exceed $2,500,000 at any time outstanding; (vii) loans and advances outstanding on the Closing Date as set forth in Exhibit 8.2.2; and (viii) other loans and advances that are Permitted Investments so long as (x) after giving effect to any such transaction, no Default or Event of Default exists and Availability is at least $10,000,000, (y) average Availability for the sixty (60) days prior to the consummation of the proposed transaction computed on a pro forma basis as if such transaction occurred on the first day of such period is at least $10,000,000 and (z) the Fixed Charge Coverage Ratio for the most recently ended twelve month period was at least 1.25 to 1.00.
8.2.3 Total Indebtedness for Money Borrowed. Create, incur, assume, or suffer to exist, or permit any Subsidiary of any Borrower to create, incur or suffer to exist, any Indebtedness for Money Borrowed, except:
(i) Obligations owing to Agent or any Lender under this Agreement or any of the other Loan Documents;
(ii) Indebtedness for Money Borrowed existing on the date of this Agreement and listed on Exhibit 8.2.3; refinancings or renewals thereof; provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (C) the covenants, event of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being renewed or refinanced;
(iii) the Senior Secured Noteholder Obligations;
(iv) Permitted Purchase Money Indebtedness;
(v) Indebtedness for Money Borrowed of any Subsidiary to Borrower or any Subsidiary Guarantor or of Borrower to any Subsidiary Guarantor;
(vi) Subordinated Debt; and
(vii) such other Indebtedness for Money Borrowed that Borrowers and their Subsidiaries are permitted to incur pursuant to the Senior Secured Notes Indenture.

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8.2.4 Affiliate Transactions. Enter into, or be a party to, or permit any Subsidiary of any Borrower to enter into or be a party to, any transaction with any Affiliate of Borrower or any holder of any Securities of any Borrower or any Subsidiary of any Borrower, including without limitation any management, consulting or similar fees, except:
(i) in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s or such Subsidiary’s business and upon fair and reasonable terms which are fully disclosed to Agent (to the extent such transaction is material and is or will be required to be disclosed in Parent’s public filings with the Securities and Exchange Commission) and are no less favorable to such Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate or Security holder of any Borrower;
(ii) exclusively among Borrowers;
(iii) as otherwise permitted under this Agreement;
(iv) so long as immediately prior to the payment thereof and after giving effect to the payment thereof, no Event of Default exists and is continuing, the payment of management, consulting, monitoring, advisory and other fees and related expenses (including indemnification and other similar amounts which may be paid even if an Event of Default exists and is continuing) pursuant to the Management Advisory Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees and related expenses (including indemnification and similar amounts) accrued in any prior year) and the termination fees pursuant to the Management Advisory Agreement, or, in each case, any amendment thereto so long as any such amendment is not materially disadvantageous in the good faith judgment of the board of directors of Parent to Parent when taken as a whole, as compared to the Management Advisory Agreement as in effect on the Closing Date; provided that items permitted to be paid to Affiliates pursuant to clause (v) below may be paid, whether or not an Event of Default exists and is continuing;
(v) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, current or former employees, directors, officers, manager, distributors or consultants of Parent or Loan Parties;
(vi) the issuance of Securities (other than Disqualified Stock) of Parent or any Permitted Holder or to any employee, director, officer, manager, distributor or consultant of Parent or any of its Loan Parties;
(vii) so long as immediately prior to the payment thereof and after giving effect to the payment thereof, no Event of Default exists and is continuing, payments by Parent or any Loan Party to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are either (a) approved by a majority of the board of directors of Parent in good faith or (b) made pursuant to an agreement existing as of the Closing Date;

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(viii) payments and issuance of Indebtedness for Money Borrowed and Disqualified Stock (and cancellation of any thereof) of Parent and Loan Parties and Preferred Stock (and cancellation thereof) of any Loan Party to any future, current or former employee, director, officer, manager or consultant (including trustees, administrators, executors, power of attorney, heirs, assignees, estates and beneficiaries of any of the foregoing) of Parent or any Loan Party pursuant to any management equity or other incentive plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, severance agreements, stock option plans and other compensatory agreements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants that are, in each case, approved by Parent in good faith;
(ix) payments by any Loan Party pursuant to tax sharing agreements among Parent and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that Loan Parties would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Loan Parties to pay such taxes separately from any such other Person;
(x) any transaction with a Person that is an Affiliate of Borrower Representative solely because the Borrower Representative directly or indirectly owns Securities in or controls such Person entered into in the ordinary course of business;
(xi) transactions otherwise permitted pursuant to the provisions of subsections 8.2.1, 8.2.2, 8.2.3 and/or 8.2.7 of the Agreement;
(xii) any agreement as in effect on the Closing Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect, in the good faith judgment of the board of directors or the senior management of the applicable Borrower or Subsidiary, to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date; and
(xiii) the existence of, or performance by any Borrower or Subsidiary of, its obligations under the terms of any stockholders agreement to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by such Borrower or Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this paragraph to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect, in the good faith judgment of the board of directors or the senior management of such Borrower or Subsidiary and Agent, to Agent and Lenders when taken as a whole.

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8.2.5 Limitation on Liens. Create or suffer to exist, or permit any Subsidiary of any Borrower to create or suffer to exist, any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:
(i) Liens at any time granted in favor of Agent for the benefit of Lenders;
(ii) Liens for Taxes, assessments or governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due, or being contested in the manner described in subsection 7.1.14 hereto, but only if in Agent’s judgment such Lien would not reasonably be expected to adversely affect Agent’s rights or the priority of Agent’s Lien on any Collateral;
(iii) Liens arising in the ordinary course of the business of any Borrower or any of its Subsidiaries by operation of law or regulation, but only if payment in respect of any such Lien is not at the time required and such Liens do not, in the aggregate, materially detract from the value of the Property of such Borrower or any of its Subsidiaries or materially impair the use thereof in the operation of the business of such Borrower or any of its Subsidiaries;
(iv) Purchase Money Liens securing Permitted Purchase Money Indebtedness;
(v) such other Liens as appear on Exhibit 8.2.5 hereto and any Lien granted as a replacement or substitute therefor so long as such Lien does not encumber additional assets or the principal amount (exclusive of capitalized interest or fees) of Indebtedness secured thereby is not increased;
(vi) Liens (x) incurred or deposits made in the ordinary course of business in connection with (1) worker’s compensation, social security, unemployment insurance and other like laws or (2) performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids sales, contracts, leases, statutory obligations, work-in-progress advances and other similar obligations not incurred in connection with the borrowing of money or the payment of the deferred purchase price of property, but only if payment in respect of any such Lien is not at the time required or (y) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;
(vii) reservations, covenants, zoning and other land use regulations, title exceptions or encumbrances granted in the ordinary course of business, affecting real Property owned or leased by a Borrower or one of its Subsidiaries; provided that such exceptions do not in the aggregate materially interfere with the use of such Property in the ordinary course of any Borrower’s or such Subsidiary’s business;
(viii) judgment Liens that do not give rise to an Event of Default under subsection 10.1.15;
(ix) Liens arising under the Senior Secured Notes Security Documents and/or securing Additional Parity Debt, so long as any such Liens are subject to the Intercreditor Agreement;

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(x) leases of the Properties of any Loan Party, in each case entered into in the ordinary course of such Loan Party’s business so long as such leases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Loan Party, or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;
(xi) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Loan Party in the ordinary course of business in accordance with the past practices of such Loan Party;
(xii) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non consensual and arise by operation of law, in no case shall any such Lien secure (either directly or indirectly) the repayment of any Indebtedness;
(xiii) licenses of Intellectual Property granted by any Loan Party in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Loan Parties;
(xiv) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;
(xv) such other Liens on any assets of any Loan Party consisting of Senior Secured Notes Priority Collateral as permitted by the Senior Secured Note Indenture so long as after giving effect to any such transaction, no Default or Event of Default exists; and
(xvi) such other Liens as Majority Lenders may hereafter approve in writing.
8.2.6 Payments and Amendments of Certain Debt.
(i) make or permit any Subsidiary of any Borrower to make any payment of any part or all of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt, except in accordance with the subordination agreement relative thereto or the subordination provisions thereof;
(ii) amend or modify any agreement, instrument or document evidencing or relating to any Subordinated Debt in a manner that is adverse to the interests of Agent or Lenders;
(iii) amend or modify any of the Senior Secured Notes Documents, except as otherwise provided in the Intercreditor Agreement; or

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(iv) make or permit any Subsidiary of any Borrower to make any non-mandatory prepayment or repurchase of any of the Senior Secured Notes Obligations unless (x) after giving effect to any such transaction, no Default or Event of Default exists and Availability is at least $10,000,000, (y) average Availability for the sixty (60) days prior to the consummation of the proposed transaction computed on a pro forma basis as if such transaction occurred on the first day of such period is at least $10,000,000 and (z) the Fixed Charge Coverage Ratio for the most recently ended twelve month period was at least 1.25 to 1.00.
8.2.7 Distributions. Declare or make, or permit any Subsidiary of any Borrower to declare or make, any Distributions, except for:
(i) Distributions by any Subsidiary of a Borrower to a Borrower;
(ii) Distributions paid solely in Securities of a Borrower or any of its Subsidiaries;
(iii) Distributions, directly or indirectly, to Parent to permit Parent to pay for the repurchase, retirement or other acquisition or retirement for value of any Securities of Parent (other than Disqualified Stock) held by any future, present or former employee, director, officer, manager or consultant (including trustees, administrators, executors, powers of attorney, heirs, assignees, estates and beneficiaries of any of the foregoing) of Parent, any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by Parent in connection with such repurchase, retirement or other acquisition); provided that the aggregate amount of Distributions made under this clause does not exceed $2,500,000 in the first fiscal year following the Closing Date (with unused amounts in any fiscal year being carried over to succeeding fiscal years); provided, further, that each of the amounts in any fiscal year under this clause may be increased by an amount not to exceed:
(a) the cash proceeds from the sale of Securities (other than Disqualified Stock) of a Loan Party to any future, present or former employees, directors, officers, managers or consultants of Parent or any of its Subsidiaries that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Securities have not otherwise been applied to the payment of Distributions to defease, redeem, repurchase, exchange, acquire or retire Disqualified Stock or Subordinated Debt; plus
(b) the cash proceeds of key man life insurance policies received by a Loan Party after the Closing Date; less
(c) the amount of any Distributions previously made with the cash proceeds described in clauses (a) and (b) of this clause (iii);
and provided, further, that cancellation of Indebtedness of Money Borrowed owing to any Loan Party from any future, present or former employees, directors, officers, managers, or consultants (and the successors listed above) of Parent or such Loan Party in connection with a repurchase of Securities of Parent or any Loan Party will not be deemed to constitute a Distribution for purposes of this covenant or any other provision of the Agreement.

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(iv) Distributions to fund payments made or expected to be made by Parent or any Loan Party in respect of withholding or similar taxes payable upon exercise of Securities by any future, present or former employee, director, officer, manager or consultant and any repurchases of Securities deemed to occur upon exercise of stock options, warrants or other convertible, exchangeable or exercisable instruments if such Securities represent a portion of the exercise price of such instruments or required withholding or similar taxes;
(v) the declaration and payment of Distributions by any Loan Party to Parent or any of its Subsidiaries to, or the making of loans to, Parent or such Subsidiary in amounts required for Parent to pay, in each case without duplication,
(a) franchise and excise taxes and other fees, taxes and expenses required to maintain its corporate existence;
(b) foreign, federal, state and local income and similar taxes, to the extent such income taxes are attributable to the income of Parent and its Restricted Subsidiaries (as defined in the Senior Secured Notes Indenture) and, to the extent of the amount actually received from its Unrestricted Subsidiaries (as defined in the Senior Secured Notes Indenture), in amount required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Loan Parties would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were Loan Parties (to the extent described above) to pay such taxes separately from Parent and its Subsidiaries who are not Loan Parties; and
(c) general corporate operating and overhead costs and expenses (including customary salary, bonus and other benefits payable to employees, directors, officers and manager) of Parent (or any intermediate holding company between Parent and Borrower Representative) to the extent such costs and expenses are attributable to the ownership or operation of Loan Parties, including Loan Parties’ proportionate share of such amounts relating to Parent being a public company; not to exceed $5,000,000 in the aggregate in any fiscal year.
(vi) Distributions by Borrowers in an amount sufficient to permit Parent to pay regularly scheduled Senior Secured Noteholder Obligations or mandatory prepayments thereof;
(vii) Distributions by Borrowers to effectuate the transactions permitted in subsections 8.2.4 and 8.2.6;
(viii) Distributions by Borrowers to enable Parent to make repurchases of Securities deemed to occur upon exercise of stock options or warrants if such Securities represent a portion of the exercise price of such options or warrants;

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(ix) Distributions by Borrowers to Parent so that Parent may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Securities of Parent or such Loan Party, as the case may be; and
(x) other Distributions that Borrowers are permitted to make pursuant to the terms of the Senior Secured Notes Indenture, if (x) after giving effect to any such Distribution, no Default or Event of Default exists and Availability is at least $10,000,000, (y) average Availability for the sixty (60) days prior to the consummation of the proposed transaction computed on a pro forma basis as if such transaction occurred on the first day of such period is at least $10,000,000 and (z) the Fixed Charge Coverage Ratio for the most recently ended twelve month period was at least 1.25 to 1.00.
8.2.8 Disposition of Assets. Sell, lease or otherwise dispose of any of, or permit any Subsidiary of any Borrower to sell, lease or otherwise dispose of any of, its Properties, including any disposition of Property as part of a sale-and-leaseback transaction, to or in favor of any Person, except for:
(i) sales of Inventory in the ordinary course of business;
(ii) transfers of Property to a Borrower by a Subsidiary of a Borrower;
(iii) dispositions of Property that is substantially worn, damaged, uneconomic or obsolete;
(iv) dispositions of investments described in paragraphs (iv), (v), (vi) and (vii) of the definition of the term “Restricted Investments”; and
(v) other dispositions expressly authorized by this Agreement;
(vi) so long as no Event of Default has occurred and is continuing, sales or other dispositions of Accounts or Inventory in connection with the sale of a Subsidiary of a Borrower or business division or unit of a Borrower so long as the aggregate value of all such Accounts or Inventory so sold shall not exceed $7,500,000 with respect to any one such transaction and, if at the time any such sale or other disposition if consummated, Availability is less than $15,000,000 or Availability for the thirty days immediately prior to the date of such sale of other disposition was less than $15,000,000, the proceeds received from any such sale or other disposition of Accounts or Inventory are paid in cash; and
(vii) sales, leases and other disposition of assets constituting Senior Secured Note Priority Collateral to the extent permitted by the Senior Secured Notes Indenture.
8.2.9 Securities of Subsidiaries. Permit any of their Subsidiaries to issue any additional Securities except to a Borrower and except for director’s qualifying Securities.

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8.2.10 Guaranteed Sales, Etc. Make, or permit any Subsidiary of any Borrower to make, a sale to any customer on a guaranteed sale, sale and return, sale on approval, repurchase or return or consignment basis, provided that the covenants contained in this subsection 8.2.10 shall not be deemed to prevent Borrowers from issuing credit memos or accepting returns of Inventory in the ordinary course of business consistent with Borrowers’ historical business practices.
8.2.11 Restricted Investment. Except as otherwise permitted by this Section 8.2, make or have, or permit any Subsidiary of any Borrower to make or have, any Restricted Investment.
8.2.12 Subsidiaries and Joint Ventures. Create, acquire or otherwise suffer to exist, or permit any Subsidiary of any Borrower to create, acquire or otherwise suffer to exist, any Subsidiary or joint venture arrangement not in existence as of the date hereof, except for the creation of Subsidiaries or joint ventures that are Permitted Investments so long as (v) subsidiaries or joint ventures shall be engaged in a Similar Business to the business of Borrowers engaged in by Borrowers as of the date hereof, (w) the creation of such Subsidiaries or joint ventures is consensual and consummated in compliance with all applicable laws, (x) after giving effect to any such transaction, no Default or Event of Default exists and Availability is at least $10,000,000 (y) average Availability for the sixty (60) days prior to the consummation of the proposed transaction computed on a pro forma basis as if such transaction occurred on the first day of such period is at least $10,000,000 and (z) the Fixed Charge Coverage Ratio for the most recently ended twelve month period was at least 1.25 to 1.00; provided that the conditions contained in clauses (x), (y) and (z) above shall not apply to the creation of wholly owned Subsidiaries that are in compliance with subsection 8.1.8.
8.2.13 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person, other than Parent and its Subsidiaries.
8.2.14 Organizational Documents. Agree to, or suffer to occur, any amendment, supplement or addition to its or any of their Subsidiaries’ charter, articles or certificate of incorporation, certificate of formation, limited partnership agreement, bylaws, limited liability agreement, operating agreement or other organizational documents (as the case may be), that would reasonably be expected to have a Material Adverse Effect.
8.2.15 Fiscal Year End. Change, or permit any Subsidiary of any Borrower to change, its fiscal year end unless Borrower Representative has given Agent at least 30 days’ prior written notice of any such change.
8.2.16 Negative Pledges. Except as otherwise provided in or permitted by this Agreement or the Senior Secured Notes Security Documents or were permitted to be incurred on the date the Senior Secured Notes Indenture terminated, enter into any agreement limiting the ability of any Borrower or any of its Subsidiaries to voluntarily create Liens upon any of its Property.

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In the event the Senior Secured Notes Indenture is terminated upon payment in full of the Senior Secured Notes Obligations as permitted by the terms hereof or as otherwise consented to by Majority Lenders, then Subsections 8.2.3, 8.2.5, 8.2.7 and 8.2.8 shall be appropriately amended to continue to permit Borrowers and their Subsidiaries to engage in the transactions of the types permitted by such subsections immediately prior to such termination of the Senior Secured Notes Indenture.
8.3 Specific Financial Covenants. During the Term, and thereafter for so long as there are any Obligations outstanding, Borrowers covenant that, unless otherwise consented to by Majority Lenders, in writing, they shall comply with all of the financial covenants set forth in Exhibit 8.3 hereto.
SECTION 9. CONDITIONS PRECEDENT
9.1 Initial Loans. Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent or any Lender under the other sections of this Agreement, no Lender shall be required to make the Loans, nor shall Agent be required to issue or procure any Letter of Credit or LC Guaranty to be made or issued on the Closing Date unless and until each of the following conditions has been and continues to be satisfied or waived by Majority Lenders:
9.1.1 Documentation. Agent shall have received, in form and substance satisfactory to Agent and its counsel, a duly executed copy of this Agreement and the other Loan Documents, together with such additional documents, instruments, opinions and certificates as Agent and its counsel shall require in connection therewith from time to time, all in form and substance satisfactory to Agent and its counsel.
9.1.2 No Default. No Default or Event of Default shall exist.
9.1.3 Availability. Agent shall have determined that immediately after Lenders have made the initial Loans and after Agent has issued or procured the initial Letters of Credit and LC Guaranties contemplated hereby, and Borrowers have paid (or, if accrued, treated as paid), all closing costs incurred in connection with the transactions contemplated hereby, and has reserved an amount sufficient to pay all trade payables aged in excess of historical practice, Availability shall not be less than $15,000,000.
9.1.4 No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby.
9.1.5 Material Adverse Effect. As of the Closing Date, since September 30, 2010, there has not been any material adverse change in the business, assets, financial condition, income or prospects of Borrowers taken as a whole and no Material Adverse Effect has occurred.
9.1.6 Proceeds of Senior Secured Notes. Agent shall have determined that Cambium shall have issued at least $175,000,000 of the Senior Secured Notes. The terms and conditions of the Senior Secured Notes Documents and the Intercreditor Agreement (which shall have been executed and delivered to Agent) shall be acceptable to Agent and Lenders.

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9.1.7 Patriot Act. Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.
9.2 Conditions Precedent to All Loans and Credit Accommodations. No Lender shall be required to make any Loan, nor shall Agent be required to issue or procure, any Letter of Credit or LC Guaranty unless and until the following conditions are satisfied:
9.2.1 No Default or Event of Default. No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant; and
9.2.2 Representations and Warranties. The representations and warranties of each Borrower and its Subsidiaries in the Loan Documents shall be true and correct in all material respects on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date or for such changes as provided in Section 7.2).
SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT
10.1 Events of Default. The occurrence of one or more of the following events shall constitute an “Event of Default”:
10.1.1 Payment of Obligations. Borrowers shall fail to pay any of the Obligations hereunder or under any Note on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise).
10.1.2 Misrepresentations. Any representation, warranty or other statement made or furnished to Agent or any Lender by or on behalf of any Borrower, any Subsidiary of any Borrower or any Guarantor in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made, furnished or reaffirmed pursuant to Section 7.2 hereof.
10.1.3 Breach of Specific Covenants. Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in Section or subsection 6.1.1 (Location of Collateral), 6.1.2 (Insurance of Collateral), 6.2.4 (Maintenance of Dominion Account), 6.2.5 (Collection of Accounts; Proceeds of Collateral), 8.1.1 (Visits and Inspections; Lender Meeting), 8.1.2 (Notices), 8.1.4 (Borrowing Base Certificates), 8.1.9 (Deposit and Brokerage Accounts), 8.2 (Negative Covenants) or 8.3 (Specific Financial Covenants) hereof on the date that Borrowers are required to perform, keep or observe such covenant or shall fail or neglect to perform, keep or observe any covenant contained in subsection 8.1.3 (Financial Statements) or 8.1.7 (Projections) hereof within 5 days following the date on which Borrowers are required to perform, keep or observe such covenant.
10.1.4 Breach of Other Covenants. Borrowers shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section 10.1 hereof) and the breach of such other covenant is not cured to Agent’s satisfaction within 30 days (or within 5 days with respect to Sections 5.2 (Other Collateral) or 5.3 (Lien Perfection; Further Assurances)) after the sooner to occur of any Borrower’s receipt of notice of such breach from Agent or the date on which such failure or neglect first becomes known to any executive officer of any Borrower.

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10.1.5 Default Under Security Documents Other Agreements. Any event of default shall occur under, or any Borrower, any of its Subsidiaries or any other Guarantor shall default in the performance or observance of any term, covenant, condition or agreement contained in, any of the Security Documents or the Other Agreements and such default shall continue beyond any applicable grace period.
10.1.6 Other Defaults. There shall occur any default or event of default on the part of any Borrower, any Subsidiary of any Borrower or any other Guarantor under any agreement, document or instrument to which such Borrower, such Subsidiary of such Borrower or such Guarantor is a party or by which such Borrower, such Subsidiary of such Borrower or such Guarantor or any of its Property is bound, evidencing or relating to (a) any Indebtedness (other than the Obligations) with an outstanding principal balance in excess of $10,000,000, if the payment or maturity of such Indebtedness is or could be accelerated in consequence of such event of default or demand for payment of such Indebtedness is made or could be made in accordance with the terms thereof or (b) the Senior Secured Notes Obligations and/or the Senior Secured Notes Documents.
10.1.7 Uninsured Losses. Any material loss, theft, damage or destruction of any portion of the Collateral, the uninsured portion of which exceeds $2,000,000 plus the amount of deductibles and self-insurance retentions permitted by Agent.
10.1.8 Insolvency and Related Proceedings. Any Borrower, any Subsidiary of Borrower or any other Guarantor shall cease to be Solvent or shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against any Borrower, any Subsidiary of any Borrower or any other Guarantor under U.S. federal bankruptcy laws (if against any Borrower, any Subsidiary of any Borrower or any other Guarantor the continuation of such proceeding for more than 60 days), or any Borrower, any Subsidiary of any Borrower or any other Guarantor shall make any offer of settlement, extension or composition to their respective unsecured creditors generally.
10.1.9 Business Disruption; Condemnation. There shall occur any of the following, and the occurrence thereof could reasonably be expected to have a Material Adverse Effect: (i) a cessation of a substantial part of the business of any Borrower, any Subsidiary of any Borrower or any other Guarantor; (ii) any Borrower, any Subsidiary of any Borrower or any other Guarantor shall suffer the loss or revocation of any material license or permit now held or hereafter acquired by any Borrower, any Subsidiary of any Borrower or any other Guarantor which is necessary to the continued or lawful operation of its business; (iii) any Borrower, any Subsidiary of any Borrower or any other Guarantor shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; (iv) any material lease or agreement pursuant to which any Borrower, any Subsidiary of any Borrower or any other Guarantor leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term; or (v) any substantial portion of the Collateral shall be taken through condemnation or the value of such Property shall be impaired through condemnation.

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10.1.10 Change of Ownership. A Change of Control shall have occurred.
10.1.11 ERISA. A Reportable Event shall occur which, in Agent’s determination, constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or any Plan shall be terminated or any such trustee shall be requested or appointed, or if any Borrower, any Subsidiary of any Borrower or any other Guarantor is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from such Borrower’s, such Subsidiary’s or such Guarantor’s complete or partial withdrawal from such Plan and any such event could reasonably be expected to have a Material Adverse Effect.
10.1.12 Challenge to Agreement. Any Borrower, any Subsidiary of Borrower or any other Guarantor, or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent.
10.1.13 Repudiation of or Default Under Guaranty Agreement. Any Guarantor shall revoke or attempt to revoke the Guaranty Agreement signed by such Guarantor, shall repudiate such Guarantor’s liability thereunder or shall be in default under the terms thereof.
10.1.14 Criminal Forfeiture. Any Borrower, any Subsidiary of Borrower or any other Guarantor shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Property of any Borrower, any Subsidiary of Borrower or any other Guarantor.
10.1.15 Judgments. Any money judgment, writ of attachment or similar processes (collectively, “Judgments”) are issued or rendered against any Borrower, any Subsidiary of any Borrower or any other Guarantor, or any of their respective Property (i) in the case of money judgments, in an amount of $3,000,000 or more for all such judgments, attachments or processes in the aggregate, in each case in excess of any applicable insurance with respect to which the insurer has admitted liability, and (ii) in the case of non-monetary Judgments, such Judgment or Judgments (in the aggregate) could reasonably be expected to have a Material Adverse Effect, in each case which Judgment is not stayed, bonded over, released or discharged within 30 days.
10.2 Acceleration of the Obligations. Upon or at any time after the occurrence and during the continuance of an Event of Default, (i) the Revolving Loan Commitments shall, at the option of Agent or Majority Lenders, be terminated and/or (ii) Agent may (or shall, upon direction from Majority Lenders) upon notice to Borrower Representative (which notice shall not be required with respect to Events of Default under subsection 10.1.8) declare all or any portion of the Obligations at once due and payable without presentment, demand protest or further notice by Agent or any Lender, and Borrowers shall forthwith pay to Agent the full amount of such Obligations, provided that, upon the occurrence of an Event of Default specified in subsection 10.1.8 hereof, the Revolving Loan Commitments shall automatically be terminated and all of the Obligations shall become automatically due and payable, in each case without declaration, notice or demand by Agent or any Lender.

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10.3 Other Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent shall have and may exercise from time to time the following other rights and remedies:
10.3.1 All of the rights and remedies of a secured party under the UCC or under other applicable law, and all other legal and equitable rights to which Agent or Lenders may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.
10.3.2 Subject to the terms of the Intercreditor Agreement, the right to take immediate possession of the Collateral, and to (i) require each Borrower and each of its Subsidiaries to assemble the Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of any Borrower or any Subsidiary of any Borrower, Borrowers agree not to charge, or permit any of its Subsidiaries to charge, Agent for storage thereof).
10.3.3 Subject to the terms of the Intercreditor Agreement, the right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Agent, in its sole discretion, may deem advisable. Agent may, at Agent’s option, disclaim any and all warranties regarding the Collateral in connection with any such sale. Borrowers agree that 10 days’ written notice to Borrowers or any of their Subsidiaries of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on any Borrower’s or any of its Subsidiaries’ premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent, on behalf of Lenders, may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, after allowing 2 Business Days for collection, first, to the costs, expenses and attorneys’ fees incurred by Agent in collecting the Obligations, in enforcing the rights of Agent and Lenders under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral, second, to the interest due upon any of the Obligations; and third, to the principal of the Obligations. If any deficiency shall arise, each Borrower and each Guarantor shall remain jointly and severally liable to Agent and Lenders therefor.

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10.3.4 Agent is hereby granted a license or other right to use, without charge, each Borrower’s and each of its Subsidiaries’ labels, patents, copyrights, licenses, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in completing, advertising for sale and selling any Collateral and each Borrower’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements shall inure to Agent’s benefit.
10.3.5 Agent may, at its option, require Borrowers to deposit with Agent funds equal to 105% of the LC Amount and, if Borrowers fail to promptly make such deposit, Agent may advance such amount as a Revolving Credit Loan (whether or not an Overadvance is created thereby). Each such Revolving Credit Loan shall be secured by all of the Collateral and shall constitute a Base Rate Revolving Loan. Any such deposit or advance shall be held by Agent as a reserve to fund future payments on such LC Guaranties and future drawings against such Letters of Credit. At such time as all LC Guaranties have been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Borrowers.
10.4 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrowers at any time or from time to time, with prior written consent of Agent and with reasonably prompt subsequent notice to Borrowers (any prior or contemporaneous notice to Borrowers being hereby expressly waived) to setoff and to appropriate and to apply any and all (i) balances held by such Lender at any of its offices for the account of any Borrower or any of its Subsidiaries (regardless of whether such balances are then due to a Borrower or its Subsidiaries), and (ii) other property at any time held or owing by such Lender to or for the credit or for the account of any Borrower or any of its Subsidiaries, against and on account of any of the Obligations. Any Lender exercising a right to setoff shall, to the extent the amount of any such setoff exceeds its Revolving Loan Percentage of the amount set off, purchase for cash (and the other Lenders shall sell) interests in each such other Lender’s pro rata share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender in accordance with their respective Revolving Loan Percentages. Each Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its pro rata share of the Obligations and upon doing so shall deliver such excess to Agent for the benefit of all Lenders in accordance with the Revolving Loan Percentages.
10.5 Remedies Cumulative; No Waiver. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrowers contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Guaranty Agreement given to Agent or any Lender or contained in any other agreement between any Lender and Borrowers or between Agent and Borrowers heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrowers herein contained. The failure or delay of Agent or any Lender to require strict performance by Borrowers of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights,

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powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and other Obligations owing or to become owing from Borrowers to Agent and each Lender have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by Borrowers under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Lenders, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Agent and directed to Borrowers.
SECTION 11. AGENT
11.1 Authorization and Action. Each Lender hereby appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Each Lender hereby acknowledges that Agent shall not have by reason of this Agreement assumed a fiduciary relationship in respect of any Lender. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and shall not assume, or be deemed to have assumed, any obligation toward, or relationship of agency or trust with or for, Borrowers. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including without limitation enforcement and collection of the Notes), Agent may, but shall not be required to, exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, whenever such instruction shall be requested by Agent or required hereunder, or a greater or lesser number of Lenders if so required hereunder, and such instructions shall be binding upon all Lenders; provided, that Agent shall be fully justified in failing or refusing to take any action which exposes Agent to any liability or which is contrary to this Agreement, the other Loan Documents or applicable law, unless Agent is indemnified to its satisfaction by the other Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. If Agent seeks the consent or approval of the Majority Lenders (or a greater or lesser number of Lenders as required in this Agreement), with respect to any action hereunder, Agent shall send notice thereof to each Lender and shall notify each Lender at any time that the Majority Lenders (or such greater or lesser number of Lenders) have instructed Agent to act or refrain from acting pursuant hereto.
11.2 Agent’s Reliance, Etc. Neither Agent, any Affiliate of Agent, nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Without limitation of the generality of the foregoing, Agent: (i) may treat each Lender party hereto as the holder of Obligations until Agent receives written notice of the assignment or transfer of such lender’s portion of the Obligations signed by such Lender and in form reasonably satisfactory to Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranties or representations to

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any Lender and shall not be responsible to any Lender for any recitals, statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents; (iv) shall not have any duty beyond Agent’s customary practices in respect of loans in which Agent is the only lender, to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of Borrowers, to inspect the property (including the books and records) of Borrowers, to monitor the financial condition of Borrowers or to ascertain the existence or possible existence or continuation of any Default or Event of Default; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (vi) shall not be liable to any Lender for any action taken, or inaction, by Agent upon the instructions of Majority Lenders pursuant to Section 11.1 hereof or refraining to take any action pending such instructions; (vii) shall not be liable for any apportionment or distributions of payments made by it in good faith pursuant to Section 3 hereof; (viii) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate, message or other instrument or writing (which may be by telephone, facsimile, telegram, cable or telex) believed in good faith by it to be genuine and signed or sent by the proper party or parties; and (ix) may assume that no Event of Default has occurred and is continuing, unless Agent has actual knowledge of the Event of Default, has received notice from Borrowers or Borrowers’ independent certified public accountants stating the nature of the Event of Default, or has received notice from a Lender stating the nature of the Event of Default and that such Lender considers the Event of Default to have occurred and to be continuing. In the event any apportionment or distribution described in clause (vii) above is determined to have been made in error, the sole recourse of any Person to whom payment was due but not made shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.
11.3 Harris and Affiliates. With respect to its commitment hereunder to make Loans, Harris shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the terms “Lender,” “Lenders” or “Majority Lenders” shall, unless otherwise expressly indicated, include Harris in its individual capacity as a Lender. Harris and its Affiliates may lend money to, and generally engage in any kind of business with, Borrowers, and any Person who may do business with or own Securities of any Borrower, all as if Harris were not Agent and without any duty to account therefor to any other Lender.
11.4 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to herein and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Agent shall not have any duty or responsibility, either initially or on an ongoing basis, to provide any Lender with any credit or other similar information regarding Borrowers.

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11.5 Indemnification. Lenders agree to indemnify Agent, its Affiliates and each of such Person’s employees, officers, directors and agents (individually and collectively, an “Agent Indemnified Person(s)”) (to the extent not reimbursed by Borrowers), in accordance with their respective Aggregate Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against any Agent Indemnified Person in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s or such other Agent Indemnified Person’s gross negligence or willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share, as set forth above, of any out-of-pocket expenses (including attorneys’ fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrowers. The obligations of Lenders under this Section 11.5 shall survive the payment in full of all Obligations and the termination of this Agreement. If after payment and distribution of any amount by Agent to Lenders, any Lender or any other Person, including Borrowers, any creditor of any Borrower, a liquidator, administrator or trustee in bankruptcy, recovers from Agent any amount found to have been wrongfully paid to Agent or disbursed by Agent to Lenders, then Lenders, in accordance with their respective Aggregate Percentages, shall reimburse Agent for all such amounts.
11.6 Rights and Remedies to Be Exercised by Agent Only. Each Lender agrees that, except as set forth in Section 10.4, no Lender shall have any right individually (i) to realize upon the security created by this Agreement or any other Loan Document, (ii) to enforce any provision of this Agreement or any other Loan Document, or (iii) to make demand under this Agreement or any other Loan Document.
11.7 Agency Provisions Relating to Collateral. Each Lender authorizes and ratifies Agent’s entry into this Agreement and the Security Documents for the benefit of Lenders. Each Lender agrees that any action taken by Agent with respect to the Collateral in accordance with the provisions of this Agreement or the Security Documents, and the exercise by Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected Agent’s Liens upon the Collateral, for its benefit and the ratable benefit of Lenders. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (i) upon termination of the Agreement and payment and satisfaction of all Obligations; or (ii) constituting property being sold or disposed of if Borrowers certify to Agent that the sale or disposition is made in compliance with subsection 8.2.8 hereof (and Agent may rely conclusively on any such certificate, without further inquiry); provided that no such certification shall be required if such sale or disposition is in the ordinary course of

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business; or (iii) constituting property in which no Borrower owned any interest at the time the Lien was granted or at any time thereafter; or (iv) in connection with any foreclosure sale or other disposition of Collateral (1) after the occurrence and during the continuation of an Event of Default or (2) otherwise in accordance with the terms of the Intercreditor Agreement; or (v) if approved, authorized or ratified in writing by Agent at the direction of all Lenders. Upon request by Agent at any time, Lenders will confirm in writing Agent’s authority to release particular types or items of Collateral pursuant hereto. Agent shall have no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by any Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent herein or pursuant to the Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of its rights, authorities and powers granted or available to Agent in this Section 11.7 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, but consistent with the provisions of this Agreement, including given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any Lender.
11.8 Agent’s Right to Purchase Commitments. Agent shall have the right, but shall not be obligated, at any time upon written notice to any Lender and with the consent of such Lender, and so long as no Event of Default has occurred and is continuing, Borrower Representative, which may be granted or withheld in such Lender’s sole discretion, to purchase for Agent’s own account all of such Lender’s interests in this Agreement, the other Loan Documents and the Obligations, for the face amount of the outstanding Obligations owed to such Lender, including without limitation all accrued and unpaid interest and fees.
11.9 Right of Sale; Assignment; Participations. Borrowers hereby consent to any Lender’s participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, such Lender’s rights, title, interests, remedies, powers and duties hereunder or thereunder subject to the terms and conditions set forth below:
11.9.1 Sales; Assignments. Each Lender hereby agrees that, with respect to any sale or assignment (i) no such sale or assignment shall be for an amount of less than the lesser of (1) $5,000,000 and (2) the amount of such Lender’s Revolving Loan Commitment, (ii) each such sale or assignment shall be made on terms and conditions which are customary in the industry at the time of the transaction, (iii) Agent and, in the absence of an Event of Default, Borrowers, must consent, such consent not to be unreasonably withheld, to each such assignment to a Person that is not a Lender or an Affiliate thereof, (iv) the assigning Lender shall pay to Agent a processing and recordation fee of $3,500 and any out-of-pocket attorneys’ fees and expenses incurred by Agent in connection with any such sale or assignment and (v) Agent, the assigning Lender and the assignee Lender shall each have executed and delivered an Assignment and Acceptance Agreement. After such sale or assignment has been consummated (x) the assignee Lender thereupon shall become a “Lender” for all purposes of this Agreement and (y) the assigning Lender shall have no further liability for funding the portion of Revolving Loan Commitments assumed by such other Lender. The foregoing notwithstanding, no assignment or grant of participation pursuant to subsection 11.9.2 below may be made to a Lender who is a direct competitor or an Affiliate under common control of a direct competitor of Parent.

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11.9.2 Participations. Any Lender may grant participations in its extensions of credit hereunder to any other Lender or other lending institution (a “Participant”), provided that (i) no such participation shall be for an amount of less than $5,000,000, (ii) no Participant shall thereby acquire any direct rights under this Agreement, (iii) no Participant shall be granted any right to consent to any amendment, except to the extent any of the same pertain to (1) reducing the aggregate principal amount of, or interest rate on, or fees applicable to, any Loan or (2) extending the final stated maturity of any Loan or the stated maturity of any portion of any payment of principal of, or interest or fees applicable to, any of the Loans; provided that the rights described in this subclause (2) shall not be deemed to include the right to consent to any amendment with respect to or which has the effect of requiring any mandatory prepayment of any portion of any Loan or any amendment or waiver of any Default or Event of Default, (iv) no sale of a participation in extensions of credit shall in any manner relieve the originating Lender of its obligations hereunder, (v) the originating Lender shall remain solely responsible for the performance of such obligations, (vi) Borrowers and Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (vii) in no event shall any financial institution purchasing the participation grant a participation in its participation interest in the Loans without the prior written consent of Agent, and, in the absence of an Event of Default, Borrowers, which consents shall not unreasonably be withheld and (viii) all amounts payable by Borrowers hereunder shall be determined as if the originating Lender had not sold any such participation.
11.9.3 Certain Agreements of Borrowers. Borrowers agree that subject to the provisions of Section 12.15 hereof, such Lender may disclose credit information regarding Borrowers to any potential Participant or assignee.
11.10 Amendment.
(a) No amendment or waiver of any provision of this Agreement or any other Loan Document (including without limitation any Note), nor consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall be effective, unless (i) in writing and signed by each Lender directly affected by such amendment, waiver or consent, to do any of the following: (1) increase or decrease the aggregate Loan Commitments or such Lender’s Revolving Loan Commitment (except, for the avoidance of doubt, in each case, pursuant to Section 1.3); (2) reduce the principal of, or interest on, any amount payable hereunder or under any Note held by such Lender; (3) decrease any interest rate payable to such Lender hereunder; (4) postpone any date fixed for any payment of principal of, or interest on, any amounts payable to such Lender hereunder or under any Note; (5) increase any advance percentage contained in the definition of the term Borrowing Base; (6) reduce the number of Lenders

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that shall be required for Lenders or any of them to take any action hereunder; (7) release or discharge any Person liable for the performance of any obligations of any Borrower hereunder or under any of the Loan Documents except pursuant to the terms hereof or thereof; (8) amend any provision of this Agreement that requires the consent of all Lenders or consent to or waive any breach thereof; (9) amend the definition of the term Majority Lenders; (10) amend this Section 11.10; or (11) release any substantial portion of the Collateral, unless otherwise permitted pursuant to Section 11.7 hereof; or (ii) in writing and signed by Agent in addition to the Lenders required above to affect the rights or duties of Agent under this Agreement, any Note or any other Loan Document. If a fee is to be paid by Borrowers in connection with any waiver or amendment hereunder, the agreement evidencing such amendment or waiver may, at the discretion of Agent (but shall not be required to), provide that only Lenders executing such agreement by a specified date may share in such fee (and in such case, such fee shall be divided among the applicable Lenders on a pro rata basis without including the interests of, any Lenders who have not timely executed such agreement).
(b) If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 11.10, the consent of Majority Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such Lender, a “Dissenting Lender”), then Borrower Representative shall have the right to replace all, but not less than all, of such Dissenting Lenders (so long as all Dissenting Lenders are so replaced) with one or more persons pursuant to Section 2.11(e) so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination. Each Lender agrees that, if Borrower Representative elects to replace such Lender in accordance with this Section 11.10(b) and Section 2.11(e), it shall promptly execute and deliver to Agent an Assignment and Acceptance Agreement to evidence such sale and purchase and shall deliver to Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Acceptance Agreement; provided that the failure of any such Dissenting Lender to execute an Assignment and Acceptance Agreement shall not render such sale and purchase (and the corresponding assignment) invalid.
11.11 Resignation of Agent; Appointment of Successor. Agent may resign as Agent by giving not less than thirty (30) days’ prior written notice to Lenders and Borrowers. If Agent shall resign under this Agreement, then, (i) subject to the consent of Borrower Representative (which consent shall not be unreasonably withheld and which consent shall not be required during any period in which an Event of Default exists), Majority Lenders shall appoint from among Lenders a successor agent for Lenders or (ii) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent’s notice to Lenders and Borrowers of its resignation, then Agent shall appoint a successor agent who shall serve as Agent until such time as Majority Lenders appoint a successor agent, subject to Borrowers’ consent as set forth above. Upon its appointment, such successor agent shall succeed to the rights, powers and duties of Agent and the term “Agent” shall mean such successor effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Section 11 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

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11.12 Audit, Appraisal and Examination Reports; Disclaimer by Lenders. By signing this Agreement, each Lender:
(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each audit, appraisal or examination report (each a “Report” and collectively, “Reports”) prepared by or on behalf of Agent;
(b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report and (ii) shall not be liable for any information contained in any Report;
(c) expressly agrees and acknowledges that the Reports are not comprehensive audits, appraisals or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrowers and will rely significantly upon Borrowers’ books and records as well as on representations of Borrowers’ personnel;
(d) agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner, in accordance with the provisions of Section 12.15; and
(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers; and (ii) to pay and protect, and indemnify, defend and hold Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including attorneys’ fees and expenses) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
11.13 Collateral Agent. The Collateral Agent identified in the introductory paragraph of this Agreement, in its capacity as such, shall have only those rights, powers, duties or responsibilities specifically identified in this Agreement and no other rights, powers, duties or responsibilities shall be read into this Agreement or any other Loan Document or otherwise exist on behalf of or against such entity, in its capacity as such. If the Collateral Agent resigns, as such agent, no successor Collateral Agent shall be appointed.

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SECTION 12. MISCELLANEOUS
12.1 Power of Attorney. Each Borrower hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower’s true and lawful attorney (and agent-in-fact), solely with respect to the matters set forth in this Section 12.1, and Agent, or Agent’s agent, may, without notice to any Borrower and in any Borrower’s or Agent’s name, but at the cost and expense of Borrowers:
12.1.1 During the continuance of a Trigger Period, at such time or times as Agent or said agent, in its sole discretion, may determine, endorse any Borrower’s name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Agent or under Agent’s control.
12.1.2 At such time or times upon or after the occurrence and during the continuance of an Event of Default and a Trigger Period (provided that the occurrence and continuance of an Event of Default shall not be required with respect to clauses (iv) and (viii) and that the occurrence and continuance of an Event of Default and/or a Trigger Period shall not be required for clause (ix) below), as Agent or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of any Borrower’s rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable, and at Agent’s option, with all warranties regarding the Collateral disclaimed; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign any Borrower’s name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to any Borrower and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse the name of any Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent on account of the Obligations; (viii) endorse the name of any Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use any Borrower’s stationery and sign the name of any Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and Computer Hardware and Software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Agent’s determination, to fulfill any Borrower’s obligations under this Agreement.
The power of attorney granted hereby shall constitute a power coupled with an interest and shall be irrevocable.

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12.2 Indemnity. Each Borrower hereby agrees to indemnify Agent, each Lender, each of their Affiliates and each of any such Person’s employees, officers, directors and agents (individually and collectively, “Indemnified Person(s)”) and hold each Indemnified Person harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by any such Indemnified Person (including reasonable attorneys’ fees and legal expenses) as the result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by Agent or Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged violation of any Environmental Law by any Loan Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contact, tort or any other theory, whether brought by a third party or by a Borrower or any other Loan Party, and regardless of whether any Indemnified Person is a party thereto; except, that, Borrowers shall not have any obligation under this Section to indemnify an Indemnified Person with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnified Person (but without limiting the obligations of Borrowers as to any other Indemnified Person) as determined by a final non-appealable judgment of a court of competent jurisdiction. In addition, each Borrower shall defend each Indemnified Person against and save it harmless from all claims of any Person with respect to the Collateral (except those resulting from the gross negligence or willful misconduct of Agent, any Lender or any Affiliate of Agent or any Lender, as applicable, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction). Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against any Indemnified Person by any Person under any Environmental Laws by reason of any Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding any contrary provision in this Agreement, the obligation of Borrowers under this Section 12.2 shall survive the payment in full of the Obligations and the termination of this Agreement.
12.3 Sale of Interest. No Borrower may sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including, without limitation, such Borrower’s rights, title, interests, remedies, powers and duties hereunder or thereunder.
12.4 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
12.5 Successors and Assigns. This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of each Borrower, Agent and each Lender permitted under Section 11.9 hereof.
12.6 Cumulative Effect; Conflict of Terms. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

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12.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.
12.8 Notice. Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing, and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given, delivered or received immediately when delivered against receipt, three (3) Business Days after deposit in the mail, postage prepaid, one (1) Business Day after deposit with an overnight courier or, in the case of facsimile notice, when sent with respect to machine confirmed, addressed as follows:

(A) If to Agent:	Harris N.A.
111 West Monroe
Chicago, Illinois 60603
Attention: Craig Thistlethwaite
Facsimile No.: (312) 765-1641

With a copy to:	Vedder Price P.C.
222 North LaSalle Street
Suite 2600
Chicago, Illinois 60601
Attention: John T. McEnroe
Facsimile No.: (312) 609-5005

If to Borrowers:	Cambium Learning, Inc.
17855 N. Dallas Pkwy,
Suite 400
Dallas, Texas 75287
Attention: Chief Financial Officer
Facsimile No.: (214) 424-6425

With a copy to:	Lowenstein Sandler PC
1251 Avenue of the Americas
18th Floor
New York, NY 10020
Attention: Lowell A. Citron
Facsimile No.: (973) 422-6809
(C) If to any Lender, at its address indicated on the signature pages hereof or in an Assignment and Acceptance Agreement,

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or to such other address as each party may designate for itself by notice given in accordance with this Section 12.8; provided, however, that any notice, request or demand to or upon Agent or a Lender pursuant to subsection 3.1.1 or 4.2.2 hereof shall not be effective until received by Agent or such Lender.
12.9 Consent. Whenever Agent’s, Majority Lenders’ or all Lenders’ consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or event, except as otherwise specifically provided herein, Agent, Majority Lenders or all Lenders, as applicable, shall be authorized to give or withhold such consent in its or their sole and absolute discretion and to condition its or their consent upon the giving of additional Collateral security for the Obligations, the payment of money or any other matter.
12.10 Reserved.
12.11 Time of Essence. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.
12.12 Entire Agreement. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.
12.13 No Control; No Advisory or Fiduciary Responsibility. Nothing in any Loan Document and no action of Agent or any Lender pursuant to any Loan Document shall be deemed to constitute control of any Loan Party by Agent or any Lender. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and all related services by Agent, Lenders or their Affiliates are arm’s-length commercial transactions between Borrowers and such Person; (ii) Borrowers have consulted its own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders and their Affiliates are and have been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for Borrowers, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and its Affiliates, and have no obligation to disclose any of such interests to Borrowers or its Affiliates. To the fullest extent permitted by applicable law, Borrowers hereby waive and release any claims that it may have against Agent, Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by a Loan Document.

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12.14 Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.
12.15 Confidentiality. Agent and each Lender shall hold all nonpublic information obtained pursuant to the requirements of this Agreement in accordance with Agent’s and such Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a prospective participant or assignee in connection with the contemplated participation or assignment or as required or requested by any governmental authority or representative thereof or pursuant to legal process and shall require any such participant or assignee to agree to comply with this Section 12.15.
12.16 GOVERNING LAW; CONSENT TO FORUM. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN NEW YORK, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF AGENT’S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF AGENT’S OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF NEW YORK. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF ANY BORROWER, AGENT OR ANY LENDER, EACH BORROWER HEREBY CONSENTS AND AGREES THAT THE SUPREME COURT OF NEW YORK COUNTY, NEW YORK, OR, AT AGENT’S OPTION, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWERS ON THE ONE HAND AND AGENT OR ANY LENDER ON THE OTHER HAND PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION WHICH ANY BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWERS AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWERS’ ACTUAL RECEIPT THEREOF OR 5 DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT OR ANY LENDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

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12.17 WAIVERS BY BORROWERS. EACH BORROWER WAIVES (i) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (ii) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT OR ANY LENDER ON WHICH BORROWERS MAY IN ANY WAY BE LIABLE HEREUNDER AND HEREBY RATIFIES AND CONFIRMS WHATEVER AGENT OR ANY LENDER MAY DO IN THIS REGARD; (iii) NOTICE PRIOR TO AGENT’S TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING AGENT TO EXERCISE ANY OF AGENT’S REMEDIES; (iv) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (v) NOTICE OF ACCEPTANCE HEREOF; AND (vi) EXCEPT AS PROHIBITED BY LAW, ANY RIGHT TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT’S AND EACH LENDER’S ENTERING INTO THIS AGREEMENT AND THAT AGENT AND EACH LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWERS. EACH BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
12.18 Advertisement. Borrowers hereby authorize Agent to publish the name of any Borrower and the amount of the credit facility provided hereunder in any “tombstone” or comparable advertisement which Agent elects to publish.

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12.19 Reimbursement. The undertaking by Borrowers to repay the Obligations and each representation, warranty or covenant of each Borrower are and shall be joint and several. To the extent that any Borrower shall be required to pay a portion of the Obligations which shall exceed the amount of loans, advances or other extensions of credit received by such Borrower and all interest, costs, fees and expenses attributable to such loans, advances or other extensions of credit, then such Borrower shall be reimbursed by the other Borrowers for the amount of such excess. This Section 12.19 is intended only to define the relative rights of Borrowers, and nothing set forth in this Section 12.19 is intended or shall impair the obligations of each Borrower, jointly and severally, to pay to Agent and Lenders the Obligations as and when the same shall become due and payable in accordance with the terms hereof. Notwithstanding anything to the contrary set forth in this Section 12.19 or any other provisions of this Agreement, it is the intent of the parties hereto that the liability incurred by each Borrower in respect of the Obligations of the other Borrowers (and any Lien granted by each Borrower to secure such Obligations), not constitute a fraudulent conveyance or fraudulent transfer under the provisions of any applicable law of any state or other governmental unit (“Fraudulent Conveyance”). Consequently, each Borrower, Agent and each Lender hereby agree that if a court of competent jurisdiction determines that the incurrence of liability by any Borrower in respect of the Obligations of any other Borrower (or any Liens granted by such Borrower to secure such Obligations) would, but for the application of this sentence, constitute a Fraudulent Conveyance, such liability (and such Liens) shall be valid and enforceable only to the maximum extent that would not cause the same to constitute a Fraudulent Conveyance, and this Agreement and the other Loan Documents shall automatically be deemed to have been amended accordingly, nunc pro tunc.
12.20 Patriot Act Notice. Agent and Lenders hereby notify Borrowers that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding any Borrower’s management and owners, such as legal name, address, social security number and date of birth.

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12.21 OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC. (a) EACH LENDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE SENIOR SECURED NOTES DOCUMENTS, WHICH LIENS SHALL BE SUBJECT TO TERMS AND CONDITIONS OF THE INTERCREDITOR AGREEMENT. PURSUANT TO THE EXPRESS TERMS OF THE INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE CREDIT DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
(b) EACH LENDER AUTHORIZES AND INSTRUCTS THE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS IN ACCORDANCE WITH THIS AGREEMENT, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT.
(c) THE PROVISIONS OF THIS SECTION 12.21 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND AGENT MAKES NO REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.
(Signature Page Follows)

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(Signature Page to Loan and Security Agreement)
IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year specified at the beginning of this Agreement.

BORROWERS:	CAMBIUM LEARNING, INC., a Delaware corporation
	By:	/s/ Ronald Klausner
Ronald Klausner
Chief Executive Officer

CAMBIUM EDUCATION, INC., a Colorado corporation
By:	/s/ Ronald Klausner
Ronald Klausner
Chief Executive Officer

KURZWEIL/INTELLITOOLS, INC., a Delaware corporation
By:	/s/ Ronald Klausner
Ronald Klausner
Chief Executive Officer

LAZEL, INC., a Delaware corporation
By:	/s/ Ronald Klausner
Ronald Klausner
Chief Executive Officer

HARRIS:	HARRIS N.A., as Agent and as a Lender
	By:	/s/ Craig Thistlethwaite
Craig Thistlethwaite
Director
Revolving Loan Commitment: $30,000,000

(Signature Page to Loan and Security Agreement)

BARCLAYS BANK PLC:	BARCLAYS BANK PLC, as Collateral Agent and as a Lender
	By:	/s/ David Barton
		Name:	David Barton
		Title:	Director
Revolving Loan Commitment: $10,000,000

APPENDIX A
GENERAL DEFINITIONS
When used in the Loan and Security Agreement dated as of February 17, 2011, by and among Harris N.A., individually and as Agent, Barclays Bank PLC, individually and as Collateral Agent, the other financial institutions which are or become lender parties thereto and Cambium Group, Inc., and each of its Subsidiaries which are or become borrower parties thereto (a) the terms Account, Certificated Security, Chattel Paper, Commercial Tort Claims, Deposit Account, Document, Electronic Chattel Paper, Equipment, Financial Asset, Fixture, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter of Credit Rights, Payment Intangibles, Proceeds, Security, Security Entitlement, Software, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security have the respective meanings assigned thereto under the UCC; (b) all terms reflecting Collateral having the meanings assigned thereto under the UCC shall be deemed to mean such Property, whether now owned or hereafter created or acquired by any Borrower or in which such Borrower now has or hereafter acquires any interest; (c) capitalized terms which are not otherwise defined have the respective meanings assigned thereto in said Loan and Security Agreement; and (d) the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):
ABL Priority Collateral — as defined in the Intercreditor Agreement.
Account Debtor — any Person who is or may become obligated under or on account of any Account, Contract Right, Chattel Paper or General Intangible constituting Collateral.
Affiliate — a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds 10% or more of any class of the Voting Stock of a Person; or (iii) 10% or more of the Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held by a Person or a Subsidiary of a Person. The foregoing notwithstanding, the term Affiliate shall be deemed not to include portfolio companies of Investors.
Agent — Harris N.A., in its capacity as agent for the Lenders under the Agreement and any successor in that capacity appointed pursuant to subsection 11.11 of the Agreement.
Agent Loans — as defined in subsection 1.1.5 of the Agreement.
Aggregate Percentage — with respect to each Lender, the percentage equal to the quotient of (i) such Lender’s Loan Commitment divided by (ii) the aggregate of all Loan Commitments.
Agreement — the Loan and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits and Schedules thereto and this Appendix A, as each of the same may be amended from time to time.

ALTA Survey — a survey prepared in accordance with the standards adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1997, known as the “Minimum Standard Detail Requirements of Land Title Surveys”. The ALTA Survey shall be in sufficient form to satisfy the requirements of (name of applicable) Title Insurance Company to provide extended coverage over survey defects and shall also show the location of all easements, utilities, and covenants of record, dimensions of all improvements, encroachments from any adjoining property, and certify as to the location of any flood plain area affecting the subject real estate. The ALTA Survey shall contain the following certification: “To (name of applicable Borrower), Harris N.A., as Agent, and (name of applicable) Title Insurance Company. This is to certify that this map of plat and the survey on which it is based were made in accordance with the “Minimum Standard Detail Requirements for Land Title Surveys” jointly established and adopted by ALTA and ACSM in 1997. (signed (SEAL) License No.                     ”.
Applicable Margin — from the Closing Date to, but not including, the first Adjustment Date (as hereinafter defined) the percentages set forth below with respect to each Base Rate Revolving Loan, each LIBOR Revolving Loan and the Unused Line Fee:

Base Rate Revolving Loans	2.00%
LIBOR Revolving Loans	3.00%
Unused Line Fee	0.50%
The percentages set forth above will be adjusted on the first day of the month following delivery by Borrowers to Agent of the financial statements required to be delivered pursuant to subsection 8.1.3(ii) of the Agreement for each June 30, September 30, December 31 and March 31 during the Term, commencing with the month ending June 30, 2011 (each such date an “Adjustment Date”), effective prospectively, by reference to the applicable “Financial Measurement” (as defined below) for the four quarters most recently ending in accordance with the following:

	Financial	Base Rate Revolving	LIBOR Revolving
Level 1	Measurement	Loans	Loans	Unused Line Fee
I	>2.00 to 1	1.75%	2.75%	0.375%
II	≤2.00 to 1, but >1.25 to 1	2.00%	3.00%	0.50%
III	≤1.25 to 1	2.25%	3.25%	0.50%
provided that, (i) if Cambium’s audited financial statements for any fiscal year delivered pursuant to subsection 8.1.3(i) of the Agreement reflect a Financial Measurement that yields a higher Applicable Margin than that yielded by the quarterly financial statements previously delivered pursuant to subsection 8.1.3(ii) of the Agreement for the last month of such fiscal year, the Applicable Margin shall be readjusted retroactively for the period that was incorrectly calculated and (ii) if Borrowers fail to deliver the financial statements required to be delivered pursuant to subsection 8.1.3(i) or subsection 8.1.3(ii) of the Agreement on or before the due date thereof, the interest rate shall automatically adjust to the highest interest rate set forth above, effective prospectively from such due date until such statements are delivered, at which time the interest rate shall retroactively adjust to the applicable rate for such period. For purposes hereof, “Financial Measurement” shall mean the Fixed Charge Coverage Ratio.

Assignment and Acceptance Agreement — an assignment and acceptance agreement in form and content reasonably acceptable to Agent pursuant to which a Lender assigns to another Lender all or any portion of any of such Lender’s Revolving Loan Commitments, as permitted pursuant to the terms of this Agreement.
Availability — the amount of additional money which Borrowers are entitled to borrow from time to time as Revolving Credit Loans, such amount being the difference derived when the sum of the principal amount of Revolving Credit Loans then outstanding (including any amounts which Agent or any Lender may have paid for the account of any Borrower pursuant to any of the Loan Documents and which have not been reimbursed by Borrowers), the LC Amount and any Reserves is subtracted from the Borrowing Base. If the amount outstanding is equal to or greater than the Borrowing Base, Availability is 0.
Bank — Harris N.A.
Base Rate — for any day the greatest of: (i) the rate of interest announced or otherwise established by Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be Agent’s best or lowest rate), (ii) the sum of (x) the rate determined by Agent to be the average (rounded upward, if necessary, to the next higher of 1/100 of 1%) of the rates per annum quoted to Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers reasonably selected by Agent for sale to Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount owed to Agent for which such rate is being determined, plus (y) 1/2 of 1% and (iii) the then applicable LIBOR Lending Rate for one month interest periods plus 1%.
Base Rate Loan(s) — Base Rate Revolving Loan(s).
Base Rate Revolving Loan — any Revolving Loan for the periods when the rate of interest applicable to such Revolving Loan is calculated by reference to the Base Rate.
Board — the Board of Governors of the Federal Reserve System of the United States.
Borrower Representative — Cambium Learning, Inc.

Borrowing Base — as at any date of determination thereof, an amount equal to the lesser of:
(i) the Revolving Credit Maximum Amount; or
(ii) an amount equal to the sum of:
(a) the excess of (x) 85% of the net amount of Eligible Accounts (other than Extended Accounts that are Eligible Accounts) and Deferred Revenue Eligible Accounts over (y) the Deferred Revenue Reserve outstanding at such date; plus
(b) The lesser of (1) $2,000,000 and (2) 85% of the net amount of Eligible Accounts that are Extended Accounts outstanding on such Date;
(c) the lesser of (1) the BV Inventory Advance Percentage of the value of Eligible Inventory at such date and (e) the NOLV Inventory Advance Percentage of the NOLV of Eligible Inventory at such date;
(d) the least of (1) $3,000,000, (2) 65% of the value of Slow Moving Eligible Inventory at such date and (3) 85% of the NOLV of Slow Moving Eligible Inventory at such date.
For purposes hereof, (1) the net amount of Eligible Accounts and Deferred Revenue Eligible Accounts at any time shall be the face amount of such Eligible Accounts and Deferred Revenue Eligible Accounts less any and all returns, rebates, discounts (which may, at Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time and (2) the amount of Eligible Inventory and Slow Moving Eligible Inventory shall be determined on a first-in, first-out, lower of cost or market basis in accordance with GAAP.
Borrowing Base Certificate — a certificate by a responsible officer of Borrower Representative, on its own behalf and on behalf of all other Borrowers, substantially in the form of Exhibit 8.1.4 setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be previously approved by or otherwise satisfactory to Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by Borrowers and certified to Agent; provided, that Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation after giving notice thereof to Borrowers, to the extent that Agent determines that such calculation is not in accordance with this Agreement.
Business Day — any day excluding Saturday, Sunday and any day which is a legal holiday under the laws the State of Illinois or the State of Texas or is a day on which banking institutions located in either of such states are closed.
BV Inventory Advance Percentage — 65%; provided that, so long as no Event of Default exists from February 1 to April 30 of each calendar year, the BV Inventory Advance Percentage shall be increased to 72.5%.
Capital Expenditures — expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

Capitalized Lease Obligation — any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
Cash Equivalents.
(1) United States dollars;
(2) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;
(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the United States dollar equivalent as of the date of determination) in the case of non-U.S. banks;
(4) repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (3) above;
(5) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 12 months after the date of creation thereof and Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition;
(6) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);
(7) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 12 months or less from the date of acquisition;
(8) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 12 months or less from the date of acquisition;
(9) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency); and

(10) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (9 above.
In the case of investments made in a country outside the United States of America, Cash Equivalents shall also include investments of the type and maturity described in clauses (1) through (7) and clauses (9) and (10) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies.
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.
Change in Law — the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
Change of Control — the occurrence of any of the following after the Closing Date:
(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Parent and its Subsidiaries or Borrower Representative and its Subsidiaries, in each case taken as a whole; or
(2) Parent becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of (i) 50% or more of the total voting power of the Voting Stock of Cambium and (ii) a greater percentage of the voting power of the Voting Stock of Parent than that of the Investors and as a result of such group so acquiring a greater percentage of the voting power of the Voting Stock of Parent, such group is able to control the Board of Directors of Parent; or
(3) Cambium liquidates or dissolves or the stockholders of Cambium adopt a plan of liquidation or dissolution; or
(4) Parent no longer owns, directly or indirectly, all of the issued and outstanding Securities of Cambium.

Closing Date — the date on which all of the conditions precedent in Section 9 of the Agreement are satisfied or waived.
Code — the Internal Revenue Code of 1986.
Collateral — all of the Property and interests in Property described in Section 5 of the Agreement, and all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Obligations.
Compliance Certificate — as defined in subsection 8.1.3 of the Agreement.
Computer Hardware and Software — all of any Borrower’s rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all Software and all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any documentation for hardware, Software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.
Consolidated — the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.
Consolidated Total Assets — as at any date of determination, the total assets of Borrower Representative and its Subsidiaries which may properly be classified as assets on a consolidated balance sheet of Borrower Representative and its Subsidiaries in accordance with GAAP.
Contract Right — any right of any Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.
Current Assets — at any date means the amount at which all of the current assets of a Person would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP.
Default — an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.
Default Rate — as defined in subsection 2.1.2 of the Agreement.
Defaulting Lender — any Lender that (a) fails to make any payment or provide funds to Agent or any Borrower as required hereunder and such failure is not cured within three (3) Business Days, unless such failure is the result of a bona fide dispute or (b) is the subject of any Insolvency Proceeding.

Deferred Revenue Eligible Account — an Account that arises from a billing for on-line subscriptions or embedded services and technology in advance of the performance of such services and would be an Eligible Account but for the fact that such account fails to satisfy to criterion contained in clause (xi) of the definition of Eligible Accounts.
Deferred Revenue Reserve — a reserve established by Agent from time to time in such amount as Agent shall deem necessary or appropriate from time to time in its reasonable credit judgment with respect to Deferred Revenue Eligible Accounts for (i) the costs of maintaining web-site or similar support functions for prepaid warranty, support and/or technical services for at least twelve months and (ii) such other matters as determined by Agent in its reasonable credit judgment that could reasonably be expected to affect the collection of such Deferred Revenue Eligible Accounts. The Deferred Revenue Reserve shall, as of the Closing Date, be $450,000 and shall be updated and revised on a periodic basis as determined by Agent in its reasonable credit judgment.
Derivative Obligations — every obligation of a Person under any forward contract, futures contract, exchange contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreement), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.
Disqualified Stock — with respect to any Person, any Securities of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Senior Secured Notes or the date the Obligations are no longer outstanding and this Agreement is terminated; provided that any Securities held by any future, current or former employee, director, officer, manager or consultant (excluding Veronis Suhler Stevenson (but not excluding any future, current or former employee, director, officer, manager or consultant)), of Borrower Representative, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which Parent or a Subsidiary has an investment and is designated in good faith as an “affiliate” by the board of directors of Parent (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by Parent, Borrower Representative or their Subsidiaries or in order to satisfy applicable statutory or regulatory obligations.
Dissenting Lender — as defined in Section 2.11(e) of the Agreement.
Distribution — in respect of any Person means and includes: (i) the payment of any dividends or other distributions on Securities (except distributions in such Securities) and (ii) the redemption or acquisition of Securities of such Person, as the case may be, unless made contemporaneously from the net proceeds of the sale of Securities.

Domestic Subsidiary — any Subsidiary of Cambium that is organized under the laws of a jurisdiction located in the United States of America.
Dominion Account — a special bank account or accounts of Agent established by Borrowers or any one of them pursuant to subsection 6.2.4 of the Agreement at banks selected by Borrower Representative, but acceptable to Agent in its reasonable discretion, and over which Agent shall have access and control for withdrawal purposes.
Eligible Account — an Account arising in the ordinary course of the business of any Borrower from the sale of goods or rendition of services; provided that no Account shall be an Eligible Account if:
(i) it arises out of a sale made or services rendered by a Borrower to a Subsidiary of a Borrower or an Affiliate of a Borrower or to a Person controlled by an Affiliate of a Borrower (other than portfolio companies of Investors); or
(ii) it remains unpaid more than 60 (90 days with respect to Extended Accounts) days after the original due date shown on the invoice or 90 days (120 days with respect to Extended Accounts) after the original invoice date shown on the invoice; or
(iii) the total unpaid Accounts of the Account Debtor exceed 15% of the net amount of all Eligible Accounts, but only to the extent of such excess; or
(iv) any covenant, representation or warranty contained in the Agreement with respect to such Account has been breached; or
(v) the Account Debtor is also a creditor or supplier of a Borrower or any Subsidiary of a Borrower, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to a Borrower or any Subsidiary of a Borrower, or the Account otherwise is or may become subject to right of setoff by the Account Debtor, provided, that any such Account shall be eligible to the extent such amount thereof exceeds such contract, dispute, claim, setoff or similar right; or
(vi) the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws, as now constituted or hereafter amended, has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or
(vii) it arises from a sale made or services rendered to an Account Debtor outside the United States, unless the sale is either (1) to an Account Debtor located in Ontario or any other province of Canada in which the Personal Property Security Act has been adopted in substantially the same form as currently in effect in Ontario or (2) on letter of credit, credit insurance, guaranty or acceptance terms, in each case acceptable to Agent in its reasonable credit judgment; or

(viii) (1) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or any other repurchase or return basis; or (2) it is subject to a reserve established by a Borrower for potential returns or refunds, to the extent of such reserve; or
(ix) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless the applicable Borrower assigns its right to payment of such Account to Agent, in a manner satisfactory to Agent, in its reasonable credit judgment, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq., as amended); or
(x) it is not at all times subject to Agent’s duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien; or
(xi) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the applicable Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or
(xii) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or
(xiii) any Borrower or a Subsidiary of any Borrower has made any agreement with the Account Debtor for any extension, compromise, settlement or modification of the Account or deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or
(xiv) 50% or more of the Accounts owing from the Account Debtor are not Eligible Accounts hereunder because of clause (ii) of this definition; or
(xv) it represents service charges, late fees or similar charges; or
(xvi) Accounts with respect to which the respective Account Debtor is on “Cash on Delivery;” or
(xvii) it is not otherwise acceptable to Agent in its reasonable credit judgment because of concerns regarding the collectibility of such Account; in the event that any Account is excluded from Eligible Accounts by reason of this clause (xvii), Agent, upon request by Borrower, shall specify and discuss with Borrower Representative its concerns regarding the collectibility of such Account.

Eligible Inventory — Inventory of any Borrower (other than packaging materials and supplies, tooling, samples, literature and marketing materials); provided that no Inventory shall be Eligible Inventory if:
(i) it is not raw materials or finished goods which meet the specifications of the purchase order or contract for such Inventory, if any; or
(ii) it is not in good, new and saleable condition; or
(iii) it is slow-moving; or
(iv) it is obsolete or unmerchantable; or
(v) it does not meet all standards imposed by any governmental agency or authority; or
(vi) it does not conform in all respects to any covenants, warranties and representations set forth in the Agreement; or
(vii) it is not at all times subject to Agent’s duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien; or
(viii) it is not situated at a location in compliance with the Agreement, provided that Inventory situated at a location not owned by such Borrower will be Eligible Inventory only if Agent has received a satisfactory landlord’s agreement or bailee letter, as applicable, with respect to such location or if Agent has established an applicable Rent and Charges Reserve; or
(ix) it is in transit unless it is in transit to an Account Debtor and the corresponding Account is not included within Eligible Accounts; or
(x) it contains or bears any intellectual property rights licensed to a Borrower unless Agent is reasonably satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement; or
(xi) it is not otherwise acceptable to Agent in its reasonable judgment because of Agent’s concerns regarding salability of such Inventory; in the event that any Inventory (or category of Inventory) is excluded from Eligible Inventory by reason of this clause (xi), Agent, upon request by Borrower, shall specify and discuss with Borrower Representative its concerns regarding the salability of such Inventory; or
Environmental Laws — all federal, state and local laws, rules, regulations, ordinances, orders and consent decrees relating to health, safety and environmental matters.
ERISA — the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, and all rules and regulations from time to time promulgated thereunder.
Event of Default — as defined in Section 10.1 of the Agreement.
Exchange Act — the Securities Exchange Act of 1934, as amended.

Excluded Assets —
(a) Reserved;
(b) Excluded Contracts;
(c) any asset that is subject to a Lien securing Permitted Purchase Money Indebtedness to the extent and so long as the documents governing such obligations do not permit the pledge of such assets to Agent;
(d) Excluded Capital Stock;
(e) any interest in fee-owned real Property of any Loan Party if the greater of its cost and book value is less than $1,000,000;
(f) any interest in leased real Property of any Loan Party;
(g) motor vehicles and other assets subject to certificate of title;
(h) funds as of the Closing Date in the “280G Escrow Account,” the “CVR Escrow Account” or the “Excess Employee Payment Escrow Account,” the collateral securing the “CVR Obligations” pursuant to any of the “CVR Security Documents,” the proceeds from each action, suit or other proceeding relating to any tax refunds or tax payments in respect of the “CVR Obligations” and any other proceeds also in respect thereof, the proceeds, if any, from the proceeding in the Michigan Court of Claims referred to in the “Amendment No. 1 to the Merger Agreement” and any cash amount realized from refunds, credits or reductions in taxes resulting from the payment of certain agreed contingencies in each case in accordance with the terms of the “CVR Documents” and the “Merger Agreement” (as applicable), as all such terms are defined in the Senior Secured Notes Indenture as of the Closing Date.
(i) any intellectual property, including any United States intent-to-use trademark applications, in relation to which any applicable law or regulation prohibits the creation of a security interest therein or would otherwise invalidate the applicable Loan Party’s right, title or interest therein; and
(j) any Property to the extent that such grant of a security interest is prohibited by any requirement of law of a Governmental Authority or requires a consent not obtained of any Governmental Authority pursuant to such requirement of law, except to the extent that such requirement of law providing for such prohibition or requiring such consent is ineffective under applicable law (provided that this clause shall not exclude any Account for which the federal government of the United States is the Account Debtor as a result of the Federal Assignment of Claims Act, 31 U.S.C. Sec. 203 (1976), amended by 31 U.S.C.A. Sec. 3727 (West 1983), except to the extent that such grant shall constitute or result in the termination or annulment of such Account);
provided, however, Excluded Assets shall not include any asset or property which secures obligations with respect to Senior Secured Noteholder Obligations and Excluded Assets shall not include any Proceeds, substitutions or replacements of any Excluded Assets referred to in clauses (a) through (j) (unless such Proceeds, substitutions or replacements would constitute Excluded Assets referred to in clauses (a) through (j).

Excluded Capital Stock — (a) any Securities with respect to which Borrower Representative has reasonably determined in good faith in writing to Agent that the costs (including any costs resulting from material adverse tax consequences) of pledging such Securities shall be excessive in view of the benefits to be obtained by Lenders therefrom, (b) solely in the case of any pledge of Securities of any Foreign Subsidiary to secure the Obligations, any Securities that are Voting Stock of such Foreign Subsidiary in excess of 65% of the outstanding Voting Stock of such class, (c) any Securities to the extent the pledge thereof would be prohibited by any applicable law, rule or regulation, (d) the Securities of any Subsidiary that are not wholly owned by a Loan Party at the time such Subsidiary becomes a Subsidiary (for so long as such Subsidiary remains a non-wholly owned Subsidiary to the extent that the governing documents of such non-wholly owned Subsidiary prevents the grant of a security interest therein), (e) the Securities of any Subsidiary whose assets, as reflected on its most recent balance sheet prepared in accordance with GAAP, and revenues for the twelve-month period ending on the last day of the most recent fiscal quarter for which financial statements are available, do not exceed $1,000,000, and (f) the Securities of any Subsidiary of a Foreign Subsidiary.
Excluded Contract — at any date any rights of interest of any Loan Party under any agreement, contract, license, lease, instrument, documents or other general intangible (referred to solely for purposes of this definition as a “Contract”) to the extent that such Contract by the terms of a restriction in favor of a Person who is not a Loan Party, or any requirement of law, prohibits, or requires any consent or establishes any other condition for or could or would be terminated, abandoned, invalidated, rendered unenforceable, or would be breached or defaulted under because of an assignment thereof or a grant of a security interest therein by a Loan Party (after giving effect to Section 9-406, 9-407, 9-408 or 9-409 of the UCC or principles of equity); provided that: (i) rights to payment under any such Contract otherwise constituting an Excluded Contract by virtue of this definition shall be included in the Collateral to the extent permitted thereby or by Section 9.406 or Section 9-408 of the UCC and (ii) all proceeds paid or payable to any Loan Party from any sale, transfer or assignment of such contract and all rights to receive such proceeds shall be included in the Collateral.
Excluded Taxes — with respect to Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower or Loan Party hereunder, (a) Taxes imposed on or measured by its net income, profits or gains (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the United States, the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized, in which its principal office is or was located, or in which it is otherwise doing business or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which any Borrower or Loan Party is organized or located and (c) in the case of a Non-US Participant, any withholding Tax that is imposed on amounts payable to or beneficially owned by such Non-US Participant (or any partner, member, beneficiary or settler of any Non-US Participant) at the time such Non-US Participant becomes a party hereto (or designates a new lending office) or is attributable to such Non-US Participant’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.11.

Extended Accounts — Accounts that remain unpaid more than 60 days after the original due date shown on the invoice but not more than 90 days after such date or remain unpaid more than 90 days after the original invoice date shown on the invoice but not more than 120 days after such date.
Fee Letter — as defined in Section 2.3 of the Agreement.
Foreign Subsidiary — a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Borrowers.
GAAP — generally accepted accounting principles in the United States of America in effect from time to time.
Governmental Authority — the government of the United States, Canada or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
Guarantors — each Person, if any, who now or hereafter guarantees payment or performance of the whole or any part of the Obligations.
Guaranty Agreements — each guaranty hereafter executed by any Guarantor.
Indebtedness — as applied to a Person means, without duplication:
(i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations;
(ii) all obligations of other Persons which such Person has guaranteed;
(iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person;
(iv) Derivative Obligations; and
(v) in the case of Borrowers (without duplication), the Obligations.
Insolvency Proceeding — any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the United States federal bankruptcy laws, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property — all past, present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.
Interest Payment Date — (a) as to any Base Rate Loan, the first Business Day of each calendar quarter and (b) as to any LIBOR Loan, the last day of each Interest Period for such LIBOR Loan, and in addition, where the applicable Interest Period exceeds three months, the date every three months after the beginning of such Interest Period. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day.
Interest Period — relative to any LIBOR Loans:
(a) initially, the period beginning on (and including) the date on which such LIBOR Loan is made or continued as, or converted into, a LIBOR Loan pursuant to Section 3.1 and ending on (but excluding) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as Borrower Representative may select in its notice pursuant to Section 3.1; and
(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to Agent not less than two Business Days prior to the last day of the then current Interest Period with respect thereto;
provided, however, that
(i) all Interest Periods of the same duration which commence on the same date shall end on the same date;
(ii) Interest Periods commencing on the same date for LIBOR Loans comprising part of the same advance under this agreement shall be of the same duration;

(iii) Interest Periods for LIBOR Loans in connection with which Borrowers have or may incur Derivative Obligations with Agent shall be of the same duration as the relevant periods set under the applicable agreements relating to such Derivative Obligations;
(iv) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such Interest Period shall end on the first preceding Business Day; and
(v) no Interest Period may end later than the termination of this Agreement.
Investment Grade Rating — a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB — (or the equivalent) by S&P, or if the Senior Secured Notes are not then rated by Moody’s or S&P, an equivalent rating by any other Rating Agency.
Investment Grade Securities —
(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);
(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Borrower Representative and its Subsidiaries;
(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and
(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.
Investments — with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers and distributors, commission, travel and similar advances to employees, directors, officers, managers, distributors and consultants in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness for Money Borrowed, Equity Securities or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of Parent or Borrower Representative in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.
The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the applicable Loan Party in respect of such Investment.

Investors — Veronis Suhler Stevenson and, if applicable, each of its Affiliates and funds or partnerships managed by it or its Affiliates but not including, however, any portfolio companies of any of the foregoing.
Issuing Bank — Barclays Bank PLC or Bank.
LC Amount — at any time, the aggregate undrawn available amount of all Letters of Credit and LC Guaranties then outstanding.
LC Guaranty — any guaranty pursuant to which Agent or any Affiliate of Agent shall guaranty pursuant to this Agreement the payment or performance by Borrowers of their reimbursement obligation under any letter of credit.
LC Obligations — any Obligations that arise from any draw against any Letter of Credit or against any Letter of Credit supported by an LC Guaranty.
Letter of Credit — any standby or documentary letter of credit issued by Agent or any Affiliate of Agent for the account of any Borrower.
LIBOR — relative to any Interest Period for LIBOR Loans, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested LIBOR Loans for a term coextensive with the designated Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such Interest Period.
LIBOR Lending Rate — relative to any LIBOR Loan to be made, continued or maintained as, or converted into, a LIBOR Loan for any Interest Period, a rate per annum determined pursuant to the following formula:
LIBOR Lending Rate                      =                        LIBOR
(1.00 - LIBOR Reserve Percentage)
LIBOR Loans — the LIBOR Revolving Loans.
LIBOR Option — the option granted pursuant to Section 3.1 of the Agreement to have the interest on all or any portion of the principal amount of the Revolving Credit Loans based on the LIBOR.
LIBOR Reserve Percentage — relative to any day of any Interest Period for LIBOR Loans, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities,” as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.

LIBOR Revolving Loan — any Revolving Loan for the periods when the rate of interest applicable to such Revolving Loan is calculated by reference to the LIBOR Lending Rate.
Lien — any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term “Lien” shall also include rights of seller under conditional sales contracts or title retention agreements, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, a Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.
Loan Account — the loan account established on the books of Agent pursuant to Section 3.6 of the Agreement.
Loan Commitment — with respect to any Lender, the amount of such Lender’s Revolving Loan Commitment.
Loan Documents — the Agreement, the Other Agreements and the Security Documents.
Loan Party(ies) — the individual and collective reference to Borrowers and Guarantors.
Loans — all loans and advances of any kind made by Agent, any Lender, or any Affiliate of Agent or any Lender, pursuant to the Agreement.
London Banking Day — any date on which commercial banks are open for business in London, England.
Majority Lenders — as of any date, Lenders holding 50.1% or more of the Revolving Loan Commitments determined on a combined basis and following the termination of the Revolving Loan Commitments, Lenders holding 50.1% or more of the outstanding Loans, LC Amounts and LC Obligations not yet reimbursed by Borrower or funded with a Revolving Credit Loan; provided, that (i) in each case, if there are 2 or more Lenders with outstanding Loans, LC Amounts, unfunded and unreimbursed LC Obligations or Revolving Loan Commitments, at least 2 Lenders (that are not Affiliates unless all Lenders are Affiliates) shall be required to constitute Majority Lenders; and (ii) prior to termination of the Revolving Loan Commitments, if any Lender is a Defaulting Lender, for so long as such breach exists, its voting rights hereunder shall be calculated with reference to its outstanding Loans, LC Amounts and unfunded and unreimbursed LC Obligations, rather than its Revolving Loan Commitment.
Management Advisory Agreement — the agreement made in respect of certain advisory services between certain of one or more of the management companies associated with the Investors or their advisors, if applicable, and Parent, in effect on the Closing Date.
Management Stockholders — the members of management of Parent who are holders of Securities of Parent on the Closing Date.

Margin Stock — as defined in Regulation U.
Material Adverse Effect — Any event, change, effect, development, circumstance or conditions that has caused or could be reasonably expected to cause (i) a material adverse effect on the business, condition (financial or otherwise), operation, performance or properties of Borrowers or any of their Subsidiaries/and their Subsidiaries taken as a whole, (ii) a material adverse effect on the rights and remedies of Agent or Lenders under the Loan Documents, or (iii) the material impairment of the ability of Borrowers or any of their Subsidiaries, taken as a whole, to perform their obligations hereunder or under any Loan Document.
Money Borrowed — (i) Indebtedness arising from the lending of money by any Person to any Borrower or any of its Subsidiaries; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to any Borrower or any of its Subsidiaries, (1) which is represented by notes payable or drafts accepted that evidence extensions of credit, (2) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (3) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Indebtedness of any Borrower or any of its Subsidiaries under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by Borrower or any of its Subsidiaries. Money Borrowed shall not include trade payables or accrued expenses.
Moody’s — Moody’s Investors Service, Inc. and any successor to its rating agency business.
Multiemployer Plan — has the meaning set forth in Section 4001(a)(3) of ERISA.
NOLV — the net orderly liquidation value of Inventory, determined as a percentage of book value, to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Loan Parties’ Inventory performed by an appraiser and on terms satisfactory to Agent in its reasonable discretion.
NOLV Inventory Advance Percentage — 85%; provide that, so long as no Event of Default exists from February 1 to April 30 of each calendar year, the NOLV Inventory Advance Percentage shall be increased to 92.5%.
Non-US Participant — as defined in Section 2.11(f) of the Agreement.
Notes — the Revolving Notes.

Obligations — all Loans, all LC Obligations, all reimbursement and other obligations with respect to Letters of Credit and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon, owing, arising, due or payable from any Borrower to Agent, for its own benefit, from any Borrower to Agent for the benefit of any Lender, from any Borrower to any Lender or from any Borrower to Bank or any other Affiliate of Agent, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under the Agreement or any of the other Loan Documents, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, including without limitation any Product Obligations owing to Agent, any Lender, Bank or any Affiliate of Bank or Agent or any Lender.
Organizational I.D. Number — with respect to any Person, the organizational identification number assigned to such Person by the applicable governmental unit or agency of the jurisdiction of organization of such Person.
Other Agreements — any and all agreements, instruments and documents (other than the Agreement and the Security Documents), heretofore, now or hereafter executed by Borrower, any Subsidiary of Borrower or any other third party and delivered to Agent, any Lender or any Affiliate of any Agent or any Lender in respect of the transactions contemplated by the Agreement.
Overadvance — as defined in subsection 1.1.3 of the Agreement.
Parent — Cambium Learning Group, Inc., a Delaware corporation or any Person that becomes the direct or indirect holding company for Cambium Learning Group, Inc., without causing a Change in Control.
Patent Security Agreement — any patent collateral assignment agreement pursuant to which any Loan Party assigns to Agent, for the benefit of Lenders, such Loan Party’s interests in its patents, as security for the Obligations.
Patriot Act — the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
Permitted Holders — each of (i) the Investors, (ii) Management Stockholders and (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members (a “Permitted Holder Group”); provided that, in the case of such group (x) each member of such Permitted Holder Group has voting rights proportional to the percentage of ownership interest held or acquired by such member and (y) no Person or other “group” (other than Permitted Holders specified in clauses (i) and (ii) above) beneficially owns a greater percentage (on a fully diluted basis) of the total voting power of the Voting Stock of Parent than is held, in the aggregate, by the Permitted Holders specified in clauses (i) and (ii) above in such Permitted Holder Group.
Permitted Investments —
(1) any Investment in Borrower Representative or any of its Subsidiaries;
(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by Borrower Representative or any of its Subsidiaries in a Person (including, to the extent constituting an Investment, in assets of a person that represent substantially all of its assets or a division, business unit or product line, including research and development and related assets in respect of any product) that is engaged directly or through entities that will be Loan Parties in a Similar Business if as a result of such Investment:
(a) such person becomes a Loan Party; or
(b) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or a division, business unit or product line, including any research and development and related assets in respect of any product), or is liquidated into, a Loan Party, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;
(4) any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with a disposition of any asset permitted by subsection 8.2.8 of the Agreement;
(5) any Investment existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date or an Investment consisting of any extension, modification or renewal of any such Investment or binding commitment existing on the Closing Date; provided that the amount of any such Investment may be increased in such extension, modification or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Closing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under the Agreement;
(6) any Investment acquired by any Loan Party;
(a) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;
(b) in exchange for any other Investment or accounts receivable held by such Loan Party in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer); or
(c) in satisfaction of judgments against other Persons; or
(d) as a result of a foreclosure by such Loan Party with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(7) Derivative Obligations;

(8) any Investment in a Similar Business taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of (a) $30,000,000 and (b) 5.0% of Consolidated Total Assets;
(9) Reserved;
(10) guarantees of Indebtedness for Money Borrowed permitted pursuant to subsection 8.2.3 (Total Indebtedness for Money Borrowed) of the Agreement;
(11) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of subsection 8.2.4 (Affiliate Transactions) or subsection 8.2.6 (Payments and Amendments of Certain Debt) of the Agreement;
(12) Investment consisting of purchases or other acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(13) additional Investments, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed the greater of (a) $10,000,000 and (b) 5.0% of Consolidated Total Assets;
(14) Reserved;
(15) advances to, or guarantees of Indebtedness for Money Borrowed of, employees not in excess of $1,500,000 outstanding at any one time, in the aggregate;
(16) loans and advances to employees, directors, officers, managers, distributors and consultants for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Parent;
(17) advances, loans or extensions of trade credit in the ordinary course of business by any Loan Party;
(18) any Investment in any Loan Party or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;
(19) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;
(20) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;
(21) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(22) Reserved;
(23) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers consistent with past practices; and
(24) Investments in securities of trade creditors or customers in the ordinary course of business received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers.
Permitted Liens — any Lien of a kind specified in subsection 8.2.5 of the Agreement.
Permitted Purchase Money Indebtedness — Purchase Money Indebtedness of any Borrower incurred after the date hereof which is secured by a Purchase Money Lien and the principal amount of which, when aggregated with the principal amount of all other such Indebtedness and Capitalized Lease Obligations of Borrowers and their Subsidiaries at the time outstanding, does not exceed the amount that is permitted to be incurred with respect to Purchase Money Indebtedness in the Senior Secured Notes Indenture. For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases (as opposed to operating leases) shall be computed as a Capitalized Lease Obligation.
Person — an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.
Plan — an employee benefit plan now or hereafter maintained for employees of any Borrower or any of their Subsidiaries that is covered by Title IV of ERISA.
Pledge Agreement — the Pledge Agreement executed by Loan Parties or any one of them as applicable on or about the Closing Date in favor of Agent for the benefit of itself and Lenders pursuant to the priorities set forth in the Agreement and the Intercreditor Agreement, as such Pledge Agreement shall be amended from time to time after the Closing Date.
Preferred Stock — any Security with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.
Product Obligations — every obligation of any Borrower under and in respect of any one or more of the following types of services or facilities extended to such Borrower by Bank, Agent, any Lender or any Affiliate of Bank or Agent or any Lender: (i) credit cards, (ii) cash management or related services including the automatic clearing house transfer of funds for the account of such Borrower pursuant to agreement or overdraft, (iii) treasury management, including controlled disbursement services and (iv) Derivative Obligations.

Projections — Borrowers’ forecasted Consolidated (i) balance sheets, (ii) profit and loss statements, (iii) cash flow statements, and (iv) capitalization statements, all prepared on a consistent basis with the historical financial statements of Borrowers and their Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions.
Property — any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
Purchase Money Indebtedness — includes (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within 180 days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.
Purchase Money Lien — a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets and additions and accessions thereto the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.
Rating Agencies — Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Senior Secured Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower Representative which shall be substituted for Moody’s or S&P or both, as the case may be.
Regulation D — Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
Regulation T — Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
Regulation U — Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
Regulation X — Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
Rent and Charges Reserve — the aggregate of (a) all past due rent and other amounts owing by a Borrower to any landlord, warehouseman or processor who possesses Inventory and could assert a Lien on such Inventory; and (b) a reserve equal to two months’ rent and other charges that are likely to be payable in the ordinary course of business to any such Person during any two-month period pursuant to the applicable lease, warehouse agreement or processor agreement, unless it has executed and delivered to Agent a landlord waiver or bailee or processor letter pursuant to subsection 8.1.5; provided that with respect to any leased or warehouse location at which only Eligible Inventory is stored, the applicable component of the Rent and Charges Reserve shall not exceed the value attributed to such Eligible Inventory in the Borrowing Base.
Replacement Lender — as defined in Section 2.11(e) of the Agreement.

Reportable Event — any of the events set forth in Section 4043(c) of ERISA.
Reserve Percentage — the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D.
Reserves — such reserves as established by Agent from time to time, in its reasonable credit judgment in such amounts, and with respect to such matters, as Agent shall deem necessary or appropriate in its reasonable credit judgment, against the amount of Revolving Credit Loans which Borrowers may otherwise request under subsection 1.1.1(a) or (b), as applicable, including without limitation with respect to (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of any Borrower’s business; (ii) potential dilution related to Accounts; (iii) shrinkage, spoilage and obsolescence of any Borrower’s Inventory, including, without limitation, Inventory within two months of its expiry date; (iv) slow moving Inventory (determined in accordance with clause (iii) of the definition of Eligible Inventory); (v) other sums chargeable against Borrowers’ Loan Accounts as Revolving Credit Loans under any section of this Agreement; (vi) amounts owing by any Borrower to any Person to the extent secured by a Lien on, or trust over, any ABL Priority Collateral of any Borrower (other than subordinate Liens in favor of the Senior Secured Noteholder Secured Parties as provided for in the Intercreditor Agreement); (vii) amounts owing by any Borrower in connection with Product Obligations; (viii) the Rent and Charges Reserves; (ix) unissued credit memoranda which, based on Borrowers’ historical performance, are anticipated to be issued against current Accounts; (x) amounts owing by any Borrower to any Person for royalties, copyright or license fees, the reserve for which shall be in an amount equal to the estimated accruals for such royalty, copyright or license fees for the elapsed portion of any calendar quarter, which estimated accrued amount shall be calculated based on the accruals for such items as shown on the balance sheet for the most recent fiscal quarter; and (xi) such other specific events, conditions or contingencies as to which Agent, in its reasonable credit judgment, determines reserves should be established from time to time hereunder. Notwithstanding the foregoing, Agents shall not establish any reserves in respect of any matters relating to any items of Collateral that have been taken into account in determining Eligible Inventory, Slow Moving Eligible Inventory, Eligible Accounts, deferred Revenue Eligible Accounts or to the Deferred Revenue Reserve, as applicable.
Restricted Investment — any investment made in cash or by delivery of Property to any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, advance or capital contribution, or otherwise, or in any Property except the following:
(i) investments by a Borrower, to the extent existing on the Closing Date, in one or more Subsidiaries of such Borrower;
(ii) Property to be used in the ordinary course of business;
(iii) Current Assets arising from the sale of goods and services in the ordinary course of business of any Borrower or any of its Subsidiaries;

(iv) investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America; provided that such obligations mature within one year from the date of acquisition thereof;
(v) investments in certificates of deposit maturing within one year from the date of acquisition and fully insured by the Federal Deposit Insurance Corporation;
(vi) investments in commercial paper given the highest rating by a national credit rating agency and maturing not more than 270 days from the date of creation thereof;
(vii) investments in money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to Investment Grade Securities;
(viii) intercompany loans permitted under subsection 8.2.2(v) of the Agreement;
(ix) investments existing on the date hereof and listed on Exhibit 8.2.12 hereto;
(x) investments in Securities of Account Debtors received in the ordinary course of business upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such Account Debtor;
(xi) investments made by any Borrower or any Subsidiary as a result of consideration received in connection with the sale, lease or other disposition of an asset (not constituting collateral) made in compliance with the terms of this Agreement;
(xii) other Permitted Investments otherwise expressly permitted pursuant to the Agreement pursuant to subsection 8.2.1 (Mergers; Consolidations; Acquisitions; Structural Changes), subsection 8.2.2 (Loans) and subsection 8.2.12 (Subsidiaries and Joint Ventures); and
(xiii) other Permitted Investments of a kind not governed by the provisions of subsections 8.2.1, 8.2.2 or 8.2.12.
Revolving Credit Loan — a Loan made by any Lender pursuant to Section 1.1 of the Agreement.
Revolving Credit Maximum Amount — $40,000,000, as such amount may be reduced or increased from time to time pursuant to the terms of the Agreement.
Revolving Loan Commitment — with respect to any Lender, initially the amount of such Lender’s Revolving Loan Commitment pursuant to subsection 1.1.1 of the Agreement, as set forth below such Lender’s name on the signature page hereof or any Assignment and Acceptance Agreement executed by such Lender, as such amount may be reduced or increased from time to time pursuant to the terms of the Agreement.
Revolving Loan Percentage — with respect to each Lender, the percentage equal to the quotient of such Lender’s Revolving Loan Commitment divided by the aggregate of all Revolving Loan Commitments.

Revolving Notes — the secured promissory notes to be executed by Borrowers on or about the Closing Date in favor of each Lender to evidence the Revolving Credit Loans, which shall be in the form of Exhibit 1.1 to the Agreement, together with any replacement or successor notes therefor.
S&P — Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.
Security — all shares of stock, partnership interests, membership interests, membership units or other ownership interests in any other Person and all warrants, options or other rights to acquire the same.
Security Documents — this Agreement, the Guaranty Agreements (if any), the New Mortgages (if any), the Patent Security Agreement, the Pledge Agreement, and Trademark Security Agreement and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.
Senior Secured Noteholder Obligations — as defined in the Intercreditor Agreement (which, for the avoidance of doubt, shall in any event include any Permitted Additional Parity Debt as defined in the Senior Secured Notes Indenture).
Senior Secured Noteholder Secured Parties — as defined in the Intercreditor Agreement.
Senior Secured Noteholders — the holders of the Senior Secured Notes.
Senior Secured Notes — the 9.75% Senior Secured Notes due  _________, 2017, issued pursuant to the Senior Secured Note Indenture, as in effect on the Closing Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
Senior Secured Notes Documents — the Senior Secured Notes, the Senior Secured Notes Indenture, the Senior Secured Notes Security Documents and all other documents executed and delivered with respect to the Senior Secured Notes or Senior Secured Notes Indenture, as in effect on the Closing Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
Senior Secured Notes Indenture — the Indenture, dated as of February 17, 2011, among Cambium Learning Group, Inc., as issuer, the Subsidiaries of Cambium Learning Group, Inc. party thereto, as Guarantors and Wells Fargo Bank, N.A., as trustee, as in effect on the Closing Date.
Senior Secured Notes Priority Collateral — as defined in the Intercreditor Agreement.
Senior Secured Notes Security Documents — the “Security Documents” as defined in the Senior Secured Notes Indenture.
Similar Business — (1) any business engaged in by any Loan Party on the Closing Date, and (2) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Loan Parties are engaged on the Closing Date.

Slow Moving Eligible Inventory — Inventory of any Borrower that would be Eligible Inventory except for the fact that such Inventory is slow moving.
Solvent — as to any Person, that such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person’s Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.
Subordinated Debt — Indebtedness of any Borrower or any Subsidiary of any Borrower that is subordinated to the Obligations in a manner satisfactory to Agent and contains terms, including without limitation, payment terms, satisfactory to Agent.
Subsidiary — any Person of which another Person owns, directly or indirectly through one or more intermediaries, more than 50% of the voting stock or other equities at the time of determination.
Swingline Loans — as defined in subsection 1.1.4 of the Agreement.
Tax and Taxes — all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
Term — as defined in Section 4.1 of the Agreement.
Total Credit Facility — $40,000,000, as such amount increased or reduced from time to time pursuant to the terms of the Agreement.
Trademark Security Agreement — any trademark collateral assignment pursuant to which any Loan Party assigns to Agent, for the benefit of Lenders, such Loan Party’s interest in its trademarks as security for the Obligations.
Trigger Period — the period (a) commencing on the (i) day that an Event of Default occurs, or (ii) Availability is less than the greater of (x) $8,000,000 and (y) 15% of the Total Credit Facility for five consecutive days and (b) continuing until (i) in the case of clause (a)(i) above, such Event of Default no longer exists and (ii) in the case of clause (a)(ii) above, during the preceding ninety (90) consecutive days Availability has been greater than (x) $8,000,000 and (y) 15% of the Total Credit Facility at all times and no Event of Default exists.
Type of Organization — with respect to any Person, the kind or type of entity by which such Person is organized, such as a corporation or limited liability company.
UCC — the Uniform Commercial Code as in effect in the State of New York on the date of this Agreement, as it may be amended or otherwise modified.

Unused Line Fee — as defined in Section 2.5 of the Agreement.
Voting Stock — Securities of any class or classes of a corporation, limited partnership or limited liability company or any other entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote with respect to the election of corporate directors (or Persons performing similar functions).
Other Terms. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein.
Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof.

EXHIBITS
to the
LOAN AND SECURITY AGREEMENT
DATED AS OF FEBRUARY 17, 2011
by and among
HARRIS N.A.,
BARCLAYS BANK PLC,
and
CAMBIUM LEARNING, INC.
and certain of its Subsidiaries

These exhibits (collectively, the “Exhibits”) are being delivered by Cambium Learning, Inc., a Delaware company (“the Company”) and certain subsidiaries of the Company (together with the Company, the “Borrowers”), pursuant to the terms of that certain Loan and Security Agreement (the “Agreement”), by and among the Borrowers, Harris N.A. and Barclays Bank PLC.
Capitalized terms used and not otherwise defined herein shall have their respective meanings as set forth in the Agreement. Any summary of or reference to any document herein is qualified in its entirety by the terms of such document (and all agreements, transactions and arrangements referenced in or contemplated thereby), and the terms and provisions of each such document (and all agreements, transactions and arrangements referenced in or contemplated thereby) are incorporated herein by reference.
Headings in these Exhibits are for convenience and reference only and shall not affect the disclosures contained herein. These Exhibits may contain items that are not required by the Agreement to be listed herein. Such additional items are set forth for informational purposes only.
In disclosing the information set forth in these Exhibits, the Borrowers expressly reserve and do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein to the extent permitted by applicable law.
List of Exhibits and Schedules

LIST OF EXHIBITS AND SCHEDULES

Exhibit 1.1	Form of Revolving Note
Exhibit 6.1.1	Business Locations
Exhibit 7.1.1	Jurisdictions in which any Borrower and its Subsidiaries are Authorized to do Business
Exhibit 7.1.4	Capital Structure
Exhibit 7.1.5	Names; Organization
Exhibit 7.1.13	Surety Obligations
Exhibit 7.1.14	Tax Identification Numbers of Subsidiaries
Exhibit 7.1.15	Brokers’ Fees
Exhibit 7.1.16	Patents, Trademarks, Copyrights and Licenses
Exhibit 7.1.19	Contracts Restricting Right to Incur Debts
Exhibit 7.1.20	Litigation
Exhibit 7.1.22	Capitalized and Operating Leases
Exhibit 7.1.23	Pension Plans
Exhibit 7.1.25	Labor Relations
Exhibit 8.1.3A	Form of Monthly Report
Exhibit 8.1.3	Form of Compliance Certificate
Exhibit 8.1.4	Form of Borrowing Base Certificate
Exhibit 8.2.2	Loans and Advances Outstanding as of the Closing Date
Exhibit 8.2.3	Existing Indebtedness
Exhibit 8.2.5	Permitted Liens
Exhibit 8.2.12	Permitted Investments
Exhibit 8.3	Financial Covenants
List of Exhibits and Schedules

EXHIBIT 1.1
FORM OF REVOLVING NOTE

$	, 20_____
Chicago, Illinois
FOR VALUE RECEIVED, the undersigned (hereinafter “Borrowers”), hereby, jointly and severally, PROMISE TO PAY to the order of                                         , a                      corporation (“Lender”), or its registered assigns, at the principal office of Harris N.A., as agent for such Lender, or at such other place in the United States of America as the holder of this Note may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the principal amount of                      ($                    ), or such lesser principal amount as may be outstanding pursuant to the Loan Agreement (as hereinafter defined) with respect to the Revolving Credit Loan, together with interest on the unpaid principal amount of this Note outstanding from time to time.
This Note is one of the Revolving Credit Notes referred to in, and issued pursuant to, that certain Loan and Security Agreement dated as of February 17, 2011, by and among Borrowers, the lender signatories thereto (including Lender), Harris N.A., as agent for such Lenders (Harris N.A. in such capacity “Agent”) and Barclays Bank PLC, as Collateral Agent (hereinafter amended from time to time, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement. All of the terms, covenants and conditions of the Loan Agreement and the Security Documents are hereby made a part of this Note and are deemed incorporated herein in full. All capitalized terms herein, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Loan Agreement.
The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Loan Agreement and, if not sooner paid in full, on February 16, 2015, unless the term hereof is extended in accordance with the Loan Agreement. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times as are specified in the Loan Agreement.
Upon and after the occurrence, and during the continuation, of an Event of Default, this Note shall or may, as provided in the Loan Agreement, become or be declared immediately due and payable.
The right to receive principal of, and stated interest on, this Note may only be transferred in accordance with the provisions of the Loan Agreement.
Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrowers.

Exhibit 1.1 - Page 1

This Note shall be interpreted, governed by, and construed in accordance with, the internal laws of the State of New York.

CAMBIUM LEARNING, INC.
By:
Name:
Title:

CAMBIUM EDUCATION, INC.
By:
Name:
Title:

KURZWEIL/INTELLITOOLS, INC.
By:
Name:
Title:

LAZEL, INC.
By:
Name:
Title:

Exhibit 1.1 - Page 2

Exhibit 6.1.1
Location of Collateral and Offices

		Location of Books and	Other Locations Used
Entity	Chief Executive Office	Records	Within Past 12 Months
Cambium Learning, Inc.	17855 N. Dallas Pkwy, Suite 400 Dallas, TX 75287	17855 N. Dallas Pkwy, Suite 400 Dallas, TX 75287	24 Prime Parkway
Suite 303
Natick, MA 01760
(active office location)

3767 Ranchero Drive
Suite 200
Ann Arbor, MI 48108
(active office location)

4093 Specialty Place
Longmont, CO 805804
(active collateral location)

4185 Salazar Way
Frederick, CO 80504
(active collateral location)

One Hickory Centre
1800 Valley View Lane
Suite 400
Dallas, TX 75234
(inactive office location)

789 E. Eisenhower Pkwy.
Ann Arbor, MI 48108
(inactive office location)

Cambium Education, Inc.	17855 N. Dallas Pkwy, Suite 400 Dallas, TX 75287	17855 N. Dallas Pkwy, Suite 400 Dallas, TX 75287	24 Prime Parkway
Suite 303
Natick, MA 01760
(active office location)

4093 Specialty Place
Longmont, CO 805804
(active collateral location)

4185 Salazar Way
Frederick, CO 80504
(active collateral location)

One Hickory Centre
1800 Valley View Lane
Suite 400
Dallas, TX 75234
(inactive office location)

		Location of Books and	Other Locations Used
Entity	Chief Executive Office	Records	Within Past 12 Months
Kurzweil/Intellitools, Inc.	24 Prime Parkway Suite 303 Natick, MA 01760	24 Prime Parkway Suite 303 Natick, MA 01760	4093 Specialty Place
Longmont, CO 805804
(active collateral location)

4185 Salazar Way
Frederick, CO 80504
(active collateral location)

One Hickory Centre
1800 Valley View Lane
Suite 400
Dallas, TX 75234
(inactive office location)

LAZEL, Inc.	17855 N. Dallas Pkwy, Suite 400 Dallas, TX 75287	17855 N. Dallas Pkwy, Suite 400 Dallas, TX 75287	3767 Ranchero Drive
Suite 200
Ann Arbor, MI 48108
(active office location)

1840 East River Road
Suite 320
Tucson, AZ 85718
(active office location)

P.O. Box 2185
Charlottesville, VA 22902
(active office location)

One Hickory Centre
1800 Valley View Lane
Suite 400
Dallas, TX 75234
(inactive office location)

789 E. Eisenhower Pkwy.
Ann Arbor, MI 48108
(inactive office location)

Cambium Learning, Inc. and Cambium Education, Inc. maintain an aggregate of approximately $800,000 of collateral in the following third party depositories:
Publishers Warehouse (a/k/a EBSCO)
P.O. Box 101927
2700 Crestwood Blvd
Irondale, AL 35210
Florida School Book Depository (a/k/a FSBD)
1125 North Ellis Road
Jacksonville, FL 32254
Archway (f/k/a Resolve)
1600 1st Street
Albuquerque, NM 87102
Tennessee Book Company
1550 Heil Quaker Blvd
La Vergne, TN 37086
Archway (f/k/a Resolve/DDs)
600 Freeport Parkway
Coppell, TX 75019
Educators Book Depository
6700 Sloane Drive
Little Rock, AR 72206
Thompson School Book Depository
39 N.E. 24th Street
Oklahoma City, OK 73105
Mountain State Schoolbook Depository
Freeport Center Bldg N-7
Clearfield, UT 84016

Exhibit 7.1.1
Qualification

State of
Name	Incorporation/Formation	States of Qualification

Cambium Learning, Inc.	Delaware	California Massachusetts Ohio Tennessee

Kurzweil/Intellitools, Inc. (f/k/a and qualified as Kurzweil Education Systems, Inc.)	Delaware	California Colorado Florida Illinois Kentucky Massachusetts Ohio Pennsylvania

LAZEL, Inc.	Delaware	None

Cambium Education, Inc. (f/k/a and qualified as Sopris West Educational Services, Inc.)	Colorado	California Indiana Louisiana North Carolina Ohio Tennessee Texas Washington West Virginia

Exhibit 7.1.4
Capital Structure

Current Legal Entities
Owned	Type of Entity	State of Formation	Record Owner	Equity Ownership
Cambium Learning, Inc.	Corporation	Delaware	VSS-Cambium Holdings IV, LLC	100%
LAZEL, Inc.	Corporation	Delaware	Cambium Learning, Inc.	100%
Kurzweil/Intellitools, Inc.	Corporation	Delaware	Cambium Learning, Inc.	100%
Cambium Education, Inc.	Corporation	Colorado	Cambium Learning, Inc.	100%

Exhibit 7.1.5
Names; Organization

List of All Other Names Used During Past
Company/Subsidiary	Corporate Transactions	Five Years
Cambium Learning, Inc.	Surviving Entity of a Merger with VSS-Cambium Merger Corp. on April 12, 2007	None

Cambium Education, Inc.	Surviving Entity of a Merger with Cambium Learning (New York), Inc. and Voyager Expanded Learning, Inc. on December 31, 2010	Sopris West Educational Services, Inc.

Kurzweil/Intellitools, Inc.	Surviving Entity of a Merger with IntelliTools, Inc. on December 31, 2010	Kurzweil Education Systems, Inc.

Legal Name	Type of Entity	Organizational Number	State of Formation
Cambium Learning, Inc.	Corporation	3714617	Delaware
LAZEL, Inc.	Corporation	4736288	Delaware
Kurzweil/Intellitools, Inc.	Corporation	3370285	Delaware
Cambium Education, Inc.	Corporation	19971008216	Colorado

Exhibit 7.1.13
Surety Obligations

				Type of				Effective	Expiration
Bond Number	Issuing Carrier	Principal	Obligee	Bond	Description	Bond Amount	Premium	Date	Date

510843	International Fidelity Insurance Company	Cambium Education, Inc.	State of Oklahoma	Supply - All Others - NOC - Public	Contract #10023 for delivery contract Term 7/1/2010 - 6/30/2016	$5,000.00	$250.00	7/1/2010	6/30/2011
CMS101913	RLI Insurance Company	Cambium Learning Group, Inc./Cambium Education, Inc.	State of Oklahoma	Schools-All	Oklahoma Textbook Contract Bond - Contract Term 7/1/2005 - 6/30/2011	$5,000.00	$600.00	6/28/2005	6/30/2011
CMS101925	RLI Insurance Company	Cambium Education, Inc.	Illinois State Board of Education - Textbook Loan Program	Schools-All	School Instructional Materials Bond - Contract Term 10/25/2005 - 10/25/2010	$10,000.00	$800.00	10/25/2005	10/25/2010
CMS223755	RLI Insurance Company	Cambium Education, Inc.	State of Tenessee - State Textbook Commission	Schools-All	Textbook Contract - Contract Term - 6/1/2007 - 6/30/2013	$430,000.00	$8,600.00	2/28/2007	6/30/2011
CMS223758	RLI Insurance Company	Cambium Education, Inc.	State of Alabama	Schools-All	Textbook Contract - 6/1/2008 - 6/1/2014	$5,000.00	$600.00	6/1/2008	6/1/2014
CMS223759	RLI Insurance Company	Cambium Education, Inc.	State of West Virginia - Board of Education	Schools-All	Instructional Materials Adoption - Contract Term 7/1/2008 - 7/1/2014	$2,000.00	$600.00	7/1/2008	7/1/2014

				Type of				Effective	Expiration
Bond Number	Issuing Carrier	Principal	Obligee	Bond	Description	Bond Amount	Premium	Date	Date
CMS223760	RLI Insurance Company	Cambium Education, Inc.	State of Florida - Board of Education	Schools-All	Publishers of State-Adopted Instructional Materials - Contract Term 4/1/2008 - 4/1/2014	$25,000.00	$3,000.00	1/31/2008	4/1/2014
HOIFSU0494764	International Fidelity Insurance Company	Cambium Education, Inc.	State of Tenessee - State Textbook Commission	Schools-All	Textbook Adoption of Voyager Passport Reading Journeys Program	$100,000.00	$9,000.00	6/1/2010	6/30/2016
HOIFSU0494765	International Fidelity Insurance Company	Cambium Education, Inc.	Houston Independent School District	Class A Contract	Contract# 08-11-06 year(2)of five year contract for Language! Program and Professional Services	$737,351.00	$7,374.00	6/23/2010	9/9/2011
HOIFSU0494769	International Fidelity Insurance Company	Cambium Learning Group, Inc.; Cambium Education, Inc.	Mississippi Department of Education	Schools-All	Textbook adoption for a preschool program contract #112201440110-7	$3,000.00	$250.00	1/1/2011	12/31/2016
					Total Bonds in force	$1,322,351.00

Exhibit 7.1.14
Taxes

Federal Taxpayer
Legal Name	Identification Number
Cambium Learning, Inc.	45-0525540
LAZEL, Inc.	27-1609020
Kurzweil/Intellitools, Inc.	04-3554733
Cambium Education, Inc.	84-0770709

Exhibit 7.1.15
Brokers
None

Exhibit 7.1.16
Patents, Trademarks, Copyrights and Licenses
See attached Schedule of Patents
See attached Schedule of Copyrights
See attached Schedule of Trademarks

LICENSES
•
Development Agreement dated April 26, 2007 between MetaMetrics, Inc. and Voyager Expanded Learning, Inc. as amended by that certain Amendment to the Agreement, dated April 24, 2009, between MetaMetrics, Inc. and Voyager Expanded Learning, L.P.

•	License and Service Agreement between Voyager Expanded Learning, Inc. and Walker Reading Technologies, Inc. dated May 26, 2009.
•
Dynamic Indicators of Basic Early Literacy Skills (DIBELS), and derivative products. License agreement dated 2/24/10 with copyright owner Dynamic Measurement Group, Inc. gives Sopris exclusive rights to the print version and to electronic version for Non-Mobile Devices (as defined in the agreement.) License is potentially but not necessarily perpetual and worldwide. License includes the trademark DIBELS.

•
RAVE-O. License agreement dated 2/8/10 with copyright owners Maryanne Wolf and Tufts University gives Sopris exclusive license of all rights. Agreement also includes an exclusive trademark license for the RAVE-O mark from Tufts, which owns the mark.

•	Software Work for Hire and License Agreement by and between Third Millennium Press, LLC, d/b/a ExploreLearning and Pearson Education, Inc., dated as of February 1, 2003 (the “Gizmos License”).
•	ABBYY Runtime License Agreement
•	AyudaTech Licensing and Distribution Agreement.
•	Cartesian License and Distribution Agreement.
•	CDMA Development Agreement.
•	Cepstral VAR_OEM Agreement.
•	Data Viz Software Licensing Agreement.
•	Fonix OEM Software License Agreement.
•	JITIT Virtualization Suite License.
•	Neospeech VAR_OEM Agreement.
•	Nuance OEM License Agreement.
•	Oracle Embedded Software License Agreement
•	Oracle License Agreement.
•	Oxford University Press License Agreement.
•	PIR Subcontractor Agreement.
•	PIR_Pendergast School District MOU.
•	RTK Software License Agreement.
•	Vantage License Agreement.
•	VMware License Agreement.
•	Warburg College Curriculum Cooperation Agreement.
•	Wizzard Software_OEM License Agreement.
•	Working Software Licensing Agreement.
•	Administrator’s desk reference of behavior management : v. 1, Leadership guide, by Randall Sprick, Lisa Howard, B. J. Wise, Kim Marcum, Mike Haykin.
•	Administrator’s desk reference of behavior management : v. 2, Referrals and solutions, by Randall Sprick, Lisa Howard, B. J. Wise, Kim Marcum, Mike Haykin
•	Basic Skill Builders by Ray Beck, Peggy Anderson and Denise Conrad
•	Building self-esteem in the classroom : primary version, by Pat Huggins, Donna Wood Manion, Larry Moen.
•	Bully-proofing your child : first aid for hurt feelings, by Carla Garrity, Mitchell Baris, William Porter.

•	Bully-proofing your child : parent’s guide, by Carla Garrity, Mitchell Baris, William Porter.
•	CHAMPS : a proactive and positive approach to classroom management : for grades K-9 by Randall Sprick, Lisa M. Howard, Mickey Garrison.
•	Children’s Progress (various titles), by Children’s Progress, Inc.
•	Choosing education goals : teacher manual and student lessons, by James E. Martin, Wanda Hughes, Laura Huber Marshall, Patty Jerman, Laurie Maxson.
•	Choosing personal goals : teacher manual and student lessons, by Laura Huber Marshall, James E. Martin, Patty Jerman, Wanda Hughes, Laurie Maxson.
•	Creating a caring classroom : a validated Washington State innovative education program, by Pat Huggins
•	DEC recommended practices in early intervention/early childhood special education, by Susan Sandall, Mary E. McLean, Barbara J. Smith.
•	DEC recommended practices program assessment : improving practices for young children with special needs and their families, by Mary Louise Hemmeter, Gail E. Joseph, Barbara J. Smith, Susan Sandall.
•	Different is not Bad; Different is the World by Sally Smith.
•	Family-based practices / the Division for Early Childhood of the Council For Exceptional Children; Eva Horn, Michaelene M. Ostrosky, and Hazel Jones, co-editors.
•	First Step to Success by Hill M. Walker, Bruce Stiller, Annemieke Golly, Edward Feil, Kate Kavanaugh, Herb Severson.
•	Fifty Ways to Make Teaching Math More Fun [pub’d as Simple Ways to Make Teaching Math More Fun], by Bob Algozzine
•	Functional Assessment and Intervention Program, by Utah State Board of Education
•	Good Talking Words, by Lucy Hart Paulson.
•	Good Thinking, by by Orville Clark and Wayne Hull
•	Got it! : seven steps for teaching students to get on top of their problems, by Laurie Hartwig and Gina Meredith.
•	Helping kids find their strengths, by Pat Huggins, Donna Wood Manion, Larry Moen and Elizabeth Tyler.
•	Helping kids handle anger : a validated Washington State innovative education program, by Pat Huggins
•	Helping kids handle conflict : teaching self-control : intermediate version, by Lorraine Shakarian and Pat Huggins.
•	Helping kids handle put-downs, by Pat Huggins, Donna Wood Manion, and Lorraine Shakarian.
•	IEP Connections and related titles, by Stevan Kukic and Judy Schrag
•	Interdisciplinary teams / the Division for Early Childhood of the Council for Exceptional Children ; Eva M. Horn and Hazel Jones, co-editors
•	J&J Language Readers Level I-III, Vocabulary Cars Level I-II, Kids Poster and Coloring Book, by Jane Fell Greene and Judy Fell Woods
•	Language Roots by Anne R. Bebko, Richard Doucet and John Alexander
•	Making Inclusion Work, by Anne Beninghof
•	Natural environments and inclusion / the Division for Early Childhood of the Council for Exceptional Children ; Susan Sandall and Michaelene Ostrosky, co-editors.
•	One Minute Skill Builder, and related materials, by Susan Mulkey and Karen Kemp.
•	Please! Teach all of me by Joni Hanson, Paula Neys, Marcia Gums and Jackie Crawford.
•	Self-directed IEP : teacher’s manual, by by James E. Martin, Laura Huber Marshall, Laurie Maxson, Patty Jerman.
•	Spelling skill builder timings, by Ray Beck, Denise Conrad & Peggy Anderson.
•	Staff/Student Support Teams by Vicki Phillips and Laura McCullough.

•	Stop and Think support materials, by Howard M. Knoff and George M. Batsche
•	Stop, Think and Plan, by Ernie Hergenroeder
•	Strategies and tactics for effective instruction, by Bob Algozzine, Jim Ysseldyke, Judy Elliott.
•	Systematic Screening for Behavior Disorders (SSBD), by Hill Walker and Herbert Severson.
•	Take action : making goals happen : teacher’s manual, by Laura Huber Marshall, James E. Martin, Laurie Maxon, Wanda Hughes, Terry Miller, Toria McGill, Patty Jerman.
•	Teaching cooperation skills : a validated Washington State innovative education program, by Pat Huggins
•	Teaching effective classroom routines, by Joe Witt, Lynn LaFleur, Gale Naquin, Donna Gilbertson.
•	Teaching friendship skills : intermediate version, by Pat Huggins, Donna Wood Manion, Larry Moen.
•	Teaching Self-Management Strategies to Adolescents: Instructional Manual, by K. Richard Young, Richard P. West, Deborah J. Smith and Daniel P. Morgon
•	Teaching strategies : what to do to support young children’s development, by Michaelene Ostrosky and Susan Sandall.
•	The Acting-Out Child by Hill M. Walker.
•	Think, Get Ready, Respond!, by Barbara J. Terry and Carmen Arreaga-Mayer.
•	Think Time, by Ron Nelson and Beth Ann Carr
•	Time savers for educators, by Judy Elliott, Bob Algozzine, Jim Ysseldyke.
•	Tog;ether We Can, by Charles Greenwood; Joseph C. Delquadri; and Judith Carta
•	Tough kid new teacher kit : practical classroom management survival strategies for the new teacher, by Ginger Rhode, William R. Jenson, Daniel P. Morgan.
•	Tough kid video series, by Ginger Rhode, William R. Jenson.
•	Why Don’t They Like Me? By Susan Sheridan.
•	Working Together: Tools for Collaborative Teaching, by Anita DeBoer and Susan Fister-Mulkey, and other Working Together titles
•	Young exceptional children monograph series : no. 1, Practical ideas for addressing challenging behaviors, by Susan Sandall and Michaelene Ostrosky, co-editors.

Exhibit 7.1.19
Restrictions
None

Exhibit 7.1.20
Litigation
None

Exhibit 7.1.22
Leases

							Legal
			Description of				Description (if			Option to
			Lease or Other				Encumbered		To be	Purchase/
	Common		Documents		Improvements	Approximate	by Mortgage	To be	Encumbered	Right of
Entity of	Name and	Landlord /	Evidencing	Purpose/	Located on Real	Square	and/or Fixture	Encumbered	by Fixture	First
Record	Address	Owner	Interest	Use	Property	Footage	Filing)	by Mortgage	Filing	Refusal
Cambium Learning, Inc.	17855 North Dallas Pkwy, Suite 400 Dallas, Texas 75287	Briargrove Place, L.L.C.	Office Lease Agreement, dated as of July 9, 2010	Office	N/A	42,500	N/A	NO	NO	NO
Cambium Learning, Inc.	24 Prime Parkway, Suite 303, Natick, MA 01760	LMF Cochituate Corp.	Lease, dated as of October 6, 2009	Office	N/A	13,000	N/A	NO	NO	NO
Sopris West Educational Services, Inc. (n/k/a Cambium Education, Inc.)	4093 Specialty Place Longmont, CO 80504	Cactus Investments, LLP	Lease Agreement dated June 1, 2003	Office; Collateral Location	N/A	60,000	N/A	NO	NO	NO
Sopris West Educational Services, Inc. (n/k/a Cambium Education, Inc.)	4185 Salazar Way Frederick, CO 80504	OIRE Colorado C, LLC (as successor in interest to Opus Northwest, L.L.C.)	Build-to-Suit Net Lease, dated as of September 30, 2005, as amended Price Participation Agreement, dated as of September 30, 2005	Collateral Location	See table below	200,000	NO	NO	NO	NO

							Legal
			Description of				Description (if			Option to
			Lease or Other				Encumbered		To be	Purchase/
	Common		Documents		Improvements	Approximate	by Mortgage	To be	Encumbered	Right of
Entity of	Name and	Landlord /	Evidencing	Purpose/	Located on Real	Square	and/or Fixture	Encumbered	by Fixture	First
Record	Address	Owner	Interest	Use	Property	Footage	Filing)	by Mortgage	Filing	Refusal
LAZEL, Inc.	3767 Ranchero Drive, Suite 200, Ann Arbor, MI 48108	Valley Ranch Business Park No. 20, LLC	Valley Ranch Business Park Lease, dated as of September 24, 2010	Office	N/A	5,000	N/A	NO	NO	NO
Voyager Expanded Learning, Inc. (n/k/a Cambium Education, Inc.)	1840 E. River Road, Tucson, AZ 85718	Cambric Partners	Lease, dated as of June 5, 2005, as amended	Office	N/A	13,000	N/A	NO	NO	NO
LAZEL, Inc. (d/b/a Explore Learning, Inc.)	400 East Main Street, Charlottesville, VA 22902	OMD, LLC	Lease Agreement, dated July 19, 2007	Office	N/A	4,000	N/A	NO	NO	NO
Personal Property Leases
Various operating leases for office and warehouse equipment

Exhibit 7.1.23
Pension Plans
Cambium Learning 401(k) Savings Plan

Exhibit 8.1.3 - Page 1

Exhibit 7.1.25
Labor Relations
None

Exhibit 8.1.3 - Page 2

EXHIBIT 8.1.3
COMPLIANCE CERTIFICATE

[                         ]
                    ,
Harris N.A., as Agent
111 West Monroe Street
Chicago, Illinois 60603
The undersigned, the chief financial officer of Cambium Group, Inc. (“Borrower Representative”), gives this certificate to Harris N.A., in its capacity as Agent (“Agent”) in accordance with the requirements of subsection 8.1.3 of that certain Loan and Security Agreement dated February 17, 2011 among Borrower Representative, and the Subsidiaries of Borrower Representative party hereto, Agent, and Barclays Bank PLC, as Collateral Agent and the Lenders party thereto (“Loan Agreement”). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.
1. Based upon my review of the balance sheets and statements of income of Borrower Representative and its Subsidiaries for the [                    ] period ending                     ,      , copies of which are attached hereto, I hereby certify that:
(i) Capital Expenditures during the period (for the month ending                     ) and for the fiscal year to date total $                     and $                    , respectively.
(ii) Rentals during the period (month ending                     ) and for the fiscal year to date total $                     and $                    , respectively.
(iii) [No Covenant Trigger Period exists] or [The Fixed Charge Coverage Ratio for the       month period ending                           , 201____ is       to 1.]
2. No Default exists on the date hereof, other than:                                                               [if none, so state]; and
3. No Event of Default exists on the date hereof, other than                                                               [if none, so state].

Very truly yours,

Chief Financial Officer

Exhibit 8.1.3 - Page 3

EXHIBIT 8.1.3A
FORM OF MONTHLY REPORT
[to come]

Exhibit 8.1.3A - Page 1

EXHIBIT 8.1.4
FORM OF BORROWING BASE CERTIFICATE
[to come]

Exhibit 8.2.2
Loans
None

Exhibit 8.2.3
Total Indebtedness
None

Exhibit 8.2.5
Liens
None

Exhibit 8.2.12
Permitted Investments
None

EXHIBIT 8.3
FINANCIAL COVENANTS
DEFINITIONS
Capitalized Software Expenditures — for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Person and its Subsidiaries.
Consolidated Depreciation and Amortization Expense — with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, curriculum development expenses and fixed asset purchases and Capitalized Software Expenditures of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
Consolidated Interest Expense — with respect to any Person for any period, without duplication, the sum of:
(1) consolidated interest expense in respect of Indebtedness for Money Borrowed of such Person and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness for Money Borrowed at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit of bankers acceptances, (c) non-cash interest charges (but excluding any non-cash interest expense attributable to the movement in the mar to market valuation of Derivative Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, (e) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Derivative Obligations with respect to Indebtedness for Money Borrowed, and excluding (v) any expense resulting from the discounting of any Indebtedness for Money Borrowed in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with any acquisition, (w) penalties and interest relating to taxes, (x) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (y) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and discounted liabilities and (z) any accretion of accrued interest on discounted liabilities; plus
(2) consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued; less
(3) interest income of such Person and its Subsidiaries for such period.

Exhibit 8.3 - Page 1

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
Consolidated Net Income (Loss) — with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,
(1) any net after-tax effect of extraordinary, non-recurring or unusual gains, losses or charges (including all fees and expenses relating thereto), including, without limitation, any expenses relating to severance, relocation costs, integration costs, transition costs, pre-opening, opening, consolidation and closing costs for facilities, costs incurred in connection with any strategic initiatives, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design and implementation costs), restructuring costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded;
(2) any net after-tax effect of gains or losses attributable to asset dispositions or abandonments (including any disposal of abandoned or discontinued operations) or the sale or other disposition of any Securities of any Person other than in the ordinary course of business as determined in good faith by Parent shall be excluded;
(3) the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of Borrowers shall be increased by the amount of dividends or distributions or other payments that are actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to Borrower Representative or a Subsidiary thereof in respect of such period and the net losses of any such Person shall only be included to the extent funded with cash from Borrower Representative or any Subsidiary;
(4) effects of adjustments (including the effects of such adjustments pushed down to Borrower Representative and its Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items and other non-cash charges in such Person’s consolidated financial statements pursuant to GAAP resulting from the application in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;
(5) any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness for Money Borrowed, (b) Derivative Obligations or (c) other derivative instruments shall be excluded;

Exhibit 8.3 - Page 2

(6) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;
(7) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded;
(8) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset sale outside of the ordinary course of business, disposition, incurrence or repayment of Indebtedness for Money Borrowed (including such fees, expenses or charges related to the offering of the Senior Secured Notes and this Agreement), issuance of Securities, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Senior Secured Notes and this Agreement) and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful, shall be excluded;
(9) any net unrealized gain or loss (after any offset) resulting in such period from Derivative Obligations and the application of Accounting Standards Codification 815 shall be excluded;
(10) any net unrealized gain or loss (after any offset) resulting in such period from currency translation and transaction gains or losses including those related to currency remeasurements of Indebtedness for Money Borrowed (including any net loss or gain resulting from Derivative Obligations for currency exchange risk) and any other monetary assets and liabilities shall be excluded; and
(11) gains and losses recorded in accordance with changes in the fair market value of contingent value rights.
The foregoing notwithstanding, in respect of items incurred and Pro Forma Synergy Adjustments made following the Closing Date and items not incurred and Pro Forma Synergy Adjustments not made in connection with the transactions contemplated by this Agreement or the Senior Secured Notes, any increases to Consolidated Net Income or EBITDA attributable to (v) the cash portion of any losses or charges referred to in clause (1) of the definition of Consolidated Net Income (Loss), (w) the cash portion of any fees, expenses or charges referred to in clause (8) of the definition of Consolidated Net Income (Loss), (x) the cash portion of any restructuring charges, accruals or reserves referred to in clause (1)(d) of the definition of EBITDA, (y) the cash portion of any net loss from disposed or discontinued operations referred to in clause (i) of the definition of EBITDA and (z) the amount of Pro Forma Synergy Adjustments (as defined in the definition of Fixed Charge Coverage Ratio) shall be limited to 20% of EBITDA for the applicable period calculated without giving effect to the increases to Consolidated Net Income or EBITDA resulting from the cash portion of the items referred to in such clauses or the Pro Forma Synergy Adjustments.

Exhibit 8.3 - Page 3

Covenant Trigger Period — the period (a) commencing on the day (i) an Event of Default occurs or (ii) Availability is less than the greater of (x) $8,000,000 and (y) 15% of the Total Credit Facility for five consecutive days and (b) continuing until (i) in the case of clause (a)(i) above, such Event of Default no longer exists and (ii) in the case of clause (a)(ii) above, during the preceding sixty (60) consecutive days Availability has been greater than the greater of (x) $8,000,000 and (y) 15% of the Total Credit Facility, at all times.
EBITDA — with respect to any Person for any period, the Consolidated Net Income of such Person for such period:
(1) increased (without duplication) by the following, in each case (other than clause (i)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:
(a) provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, franchise, excise and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to clause (1) through (11) of the definition of Consolidated Net Income; plus
(b) Consolidated Interest Expense of such Person for such period (including (x) net losses or Derivative Obligations or other derivative instruments entered into for the purpose of derivative interest rate risk, net of interest income and gains with respect to such obligations, (y) costs of surety bonds in connection with financing activities, and (z) amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(v) through (z) in the definition thereof); plus
(c) Consolidated Depreciation and Amortization Expense of such Person for such period; plus
(d) the amount of any restructuring charges, accruals or reserves; plus
(e) any other non-cash charges (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus
(f) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary; plus

Exhibit 8.3 - Page 4

(g) any costs or expense incurred by Borrower Representative or a Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Borrower Representative or net cash proceeds of an issuance of Securities of any Loan Party (other than Disqualified Stock); plus
(h) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus
(i) any net loss from disposed or discontinued operations; and
(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:
(a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; plus
(b) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase EBITDA in such prior period; plus
(c) any net income from disposed or discontinued operations; plus
(d) extraordinary gains and unusual or non-recurring gains (less all fees and expenses relating thereto); and
(3) increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of FASB Accounting Standards Codification 460, Guarantees.
Fixed Charge Coverage Ratio — with respect to any period, the ratio of (i) EBITDA for such period minus non-financed Capital Expenditures during such period, to (ii) Fixed Charges for such period, all as determined for Borrower Representative and its Subsidiaries on a Consolidated basis and in accordance with GAAP. For purposes of making the computation referred to above, Permitted Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by Borrower Representative or any of its Subsidiaries during the four quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the applicable date on which Fixed Charge Coverage Ratio is tested shall be calculated on a pro forma basis assuming that all such Permitted Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four quarter reference period. If since the beginning of such period any Person that subsequently became a Subsidiary or was merged with or into Borrower Representative or any of its Subsidiaries since the beginning of such period shall have made any Permitted Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Permitted Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four quarter period.

Exhibit 8.3 - Page 5

For purposes of this definition, whenever pro forma effect is to be given to a Permitted Investment, acquisition, disposition, merger, amalgamation or consolidation, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Borrower Representative or Parent (and may include, for the avoidance of doubt, cost savings, synergies and operating expense reductions resulting from such Permitted Investment, acquisition, merger, amalgamation or consolidation which is being given pro forma effect that have been or are reasonably expected to be realized (collectively the “Pro Forma Synergy Adjustments”)); provided that any Pro Forma Synergy Adjustments shall be limited to those that (a) are reasonably identifiable and factually supportable as of the date of such calculation and (b) have occurred or are reasonably expected to occur in the twelve months following the applicable date of such calculation, in the reasonable judgment of the responsible financial or accounting officer of Borrower Representative or Parent and, the chief financial officer of Borrower Representative or Parent shall certify the foregoing pursuant to a duly completed certificate signed and delivered to Agent. If any Indebtedness for Money Borrowed bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness for Money Borrowed shall be calculated as if the rate in effect on the date the Fixed Charge Coverage Ratio is tested had been the applicable rate for the entire period (taking into account any Derivative Obligations applicable to such Indebtedness for Money Borrowed). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Borrower Representative or Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness for Money Borrowed under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness for Money Borrowed during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness for Money Borrowed that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Borrower Representative or Parent may designate.
Fixed Charges — with respect to any period, the sum of: (i) scheduled principal payments required to be made during such period in respect to Indebtedness for Money Borrowed (including the principal portion of Capitalized Lease Obligations), plus (ii) Interest Expense for such period, plus (iii) income taxes paid in cash within such period, plus (iv) all Distributions made in cash to Parent or any Subsidiary of Parent that is not a Loan Party, to the extent such Distribution was not made to permit Parent or such Subsidiary to pay an expense or charge that was otherwise included in the calculation of Consolidated Net Income or Fixed Charges within such period, all as determined for Borrower Representative and its Subsidiaries on a Consolidated basis and in accordance with GAAP.

Exhibit 8.3 - Page 6

Net Income — with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.
Pro Forma Synergy Adjustments — as defined in the definition of Fixed Charge Coverage Ratio.
COVENANTS
Fixed Charge Coverage Ratio. If a Covenant Trigger Period exists, Borrowers shall not permit the Fixed Charge Coverage Ratio for any period set forth below to be less than the ratio set forth below opposite such period:

Period	Ratio
1.10 to 1.0

Exhibit 8.3 - Page 7